Exhibit 10.11

CONFIDENTIAL TREATMENT — REDACTED COPY

**CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN

OMITTED AND HAS BEEN FILED SEPARATELY

WITH THE SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST

UNDER 17 C.F.R. SECTIONS 24b-2,

200.80 (B)(4) AND 230.406.

POWER SOLUTIONS INTERNATIONAL, INC., THE W GROUP, INC.,

POWER SOLUTIONS, INC., POWER GREAT LAKES, INC.,

AUTO MANUFACTURING, INC., TORQUE POWER SOURCE PARTS, INC.,

POWER PROPERTIES, L.L.C., POWER PRODUCTION, INC.,

POWER GLOBAL SOLUTIONS, INC., PSI INTERNATIONAL, LLC, and XISYNC LLC

LOAN AND SECURITY AGREEMENT

Dated: April 29, 2011

$35,000,000

HARRIS N.A.,

Individually and as Agent for any Lender which is

or becomes a Party hereto

-i-

7.5.	PAYMENT OF CHARGES	44

SECTION 8.	REPRESENTATIONS AND WARRANTIES	44
8.1.	GENERAL REPRESENTATIONS AND WARRANTIES	44
8.2.	CONTINUOUS NATURE OF REPRESENTATIONS AND WARRANTIES	51
8.3.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	51

SECTION 9.	COVENANTS AND CONTINUING AGREEMENTS	51

9.1.	AFFIRMATIVE COVENANTS	51
9.2.	NEGATIVE COVENANTS	55
9.3.	SPECIFIC FINANCIAL COVENANTS	60

SECTION 10.	CONDITIONS PRECEDENT	60

10.1.	INITIAL LOANS	60
10.2.	CONDITIONS PRECEDENT TO ALL LOANS AND CREDIT ACCOMMODATIONS	61

SECTION 11.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT	62

11.1.	EVENTS OF DEFAULT	62
11.2.	ACCELERATION OF THE OBLIGATIONS	64
11.3.	OTHER REMEDIES	65
11.4.	SETOFF AND SHARING OF PAYMENTS	66
11.5.	REMEDIES CUMULATIVE; NO WAIVER	66

SECTION 12.	AGENT	67

12.1.	AUTHORIZATION AND ACTION	67
12.2.	AGENT’S RELIANCE, ETC.	67
12.3.	HARRIS AND AFFILIATES	68
12.4.	LENDER CREDIT DECISION	68
12.5.	INDEMNIFICATION	69
12.6.	RIGHTS AND REMEDIES TO BE EXERCISED BY AGENT ONLY	69
12.7.	AGENCY PROVISIONS RELATING TO COLLATERAL	69
12.8.	AGENT’S RIGHT TO PURCHASE COMMITMENTS	70
12.9.	RIGHT OF SALE; ASSIGNMENT; PARTICIPATIONS	70
12.10.	AMENDMENT	72
12.11.	RESIGNATION OF AGENT; APPOINTMENT OF SUCCESSOR	72
12.12.	AUDIT, APPRAISAL AND EXAMINATION REPORTS; DISCLAIMER BY LENDERS	73

SECTION 13.	MISCELLANEOUS	74

13.1.	POWER OF ATTORNEY	74
13.2.	INDEMNITY	75
13.3.	SALE OF INTEREST	75
13.4.	SEVERABILITY	75
13.5.	SUCCESSORS AND ASSIGNS	75
13.6.	CUMULATIVE EFFECT; CONFLICT OF TERMS	75
13.7.	EXECUTION IN COUNTERPARTS	76
13.8.	NOTICE	76
13.9.	CONSENT	77
13.10.	CREDIT INQUIRIES	77
13.11.	TIME OF ESSENCE	77
13.12.	ENTIRE AGREEMENT	77
13.13.	INTERPRETATION	77
13.14.	CONFIDENTIALITY	77
13.15.	GOVERNING LAW; CONSENT TO FORUM	78
13.16.	WAIVERS BY BORROWERS	79
13.17.	ADVERTISEMENT	79
13.18.	REIMBURSEMENT	79

-ii-

13.19.	PATRIOT ACT NOTICE	80

-iii-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made as of this 29th day of April, 2011, by and among HARRIS N.A. (“Harris”) with an office at 111 West Monroe Street, Chicago, Illinois 60603, individually as a Lender and as Agent (“Agent”) for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Harris, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), the LENDERS and POWER SOLUTIONS INTERNATIONAL, INC., a Nevada corporation, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“Parent”), THE W GROUP, INC., a Delaware corporation, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“Holdings”), POWER SOLUTIONS, INC., an Illinois corporation, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“Power Solutions”), POWER GREAT LAKES, INC., an Illinois corporation, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“Great Lakes”), AUTO MANUFACTURING, INC., an Illinois corporation, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“Auto Manufacturing”), TORQUE POWER SOURCE PARTS, INC., an Illinois corporation, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“Torque”), POWER PROPERTIES, L.L.C., an Illinois limited liability company, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“Properties”), POWER PRODUCTION, INC., an Illinois corporation, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“Production”), POWER GLOBAL SOLUTIONS, INC., an Illinois corporation, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“Global”), PSI INTERNATIONAL, LLC, an Illinois limited liability company, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“PSI”) and XISYNC LLC, an Illinois limited liability company, with its chief executive office and principal place of business at 655 Wheat Lane, Wood Dale, Illinois 60191 (“XISYNC” and together with Parent, Holdings, Power Solutions, Great Lakes, Auto Manufacturing, Torque, Properties, Production, Global and PSI, individually a “Borrower” and collectively “Borrowers”).

R E C I T A L S:

Borrowers have requested that Lenders provide a credit facility to Borrowers to finance their mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1. Specific Definitions.

When used in this Loan and Security Agreement (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixtures, General Intangible, Goods, Instrument,

Inventory, Investment Property, Letter of Credit Right, Payment Intangible, Proceeds, Security, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Borrower or in which such Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

Account Debtor - any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.

Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.

Agent – Harris N.A., in its capacity as agent for the Lenders under the Agreement and any successor in that capacity appointed pursuant to subsection 12.11 of the Agreement.

Agent Loans - as defined in subsection 2.1.5 of the Agreement.

Aggregate Percentage - with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Loan Commitment divided by (ii) the aggregate of all Loan Commitments.

Agreement - the Loan and Security Agreement referred to in the first sentence hereof, and all Exhibits and Schedules thereto, as each of the same may be amended from time to time.

APO Transactions – (i) the merger of PSI Merger Sub, Inc., a Delaware corporation, with and into Holdings pursuant to the Merger Agreement and (ii) the repurchase of the equity of Parent held by Ryan Neely and Michelle Neely and the cancellation of Indebtedness owed by Parent to Ryan Neely and Michelle Neely pursuant to the Stock Repurchase Agreement.

APO Transaction Documents – the Merger Agreement and the Stock Repurchase Agreement, and all agreements, instruments and documents executed or delivered in connection therewith.

Applicable Inventory Advance Rate - the percentage set forth below with respect to the applicable period set forth below (the “Applicable Period”):

Applicable Period	Applicable Inventory Advance Rate
Closing Date through and including June 30, 2011	65%
July 1, 2011 through and	64.4%

Applicable Period	Applicable Inventory Advance Rate
including September 30, 2011
October 1, 2011 through and including December 31, 2011	63.8%
January 1, 2012 through and including March 31, 2012	63.2%
April 1, 2012 through and including June 30, 2012	62.6%
July 1, 2012 through and including September 30, 2012	62.0%
October 1, 2012 through and including December 31, 2012	61.4%
January 1, 2013 through and including March 31, 2013	60.8%
April 1, 2013 through and including June 30, 2013	60.2%
July 1, 2013 and at all times thereafter	59.8%

; provided, however, that, if any appraisal delivered after the Closing Date pursuant to Section 3.10 hereof should provide for a NOLV percentage of Eligible Inventory of (i) less than 59.8% (such percentage being the “Downward Adjusted NOLV Percentage”), the Applicable Inventory Advance Rates for the then current and each subsequent Applicable Period will be adjusted downward on a straight line basis such that, for the Applicable Period beginning July 1, 2013, the Applicable Inventory Advance Rate shall be equal to the Downward Adjusted NOLV Percentage and (ii) greater than 59.8% (such percentage being the “Upward Adjusted NOLV Percentage”, with such Upward Adjusted NOLV Percentage in no event to exceed 65%), the Applicable Inventory Advance Rates for the then current and each subsequent Applicable Period will be adjusted upward on a straight line basis such that, for the Applicable Period beginning July 1, 2013, the Applicable Inventory Advance Rate shall be equal to the Upward Adjusted NOLV Percentage.

Applicable Margin - from the Closing Date to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below with respect to each Base Rate Revolving Loan, each LIBOR Revolving Loan and the Unused Line Fee:

Base Rate Revolving Loans	0.50%
LIBOR Revolving Loans	2.50%
Unused Line Fee	0.50%

The percentages set forth above will be adjusted on the first day of the month following delivery by Borrowers to Agent of the financial statements required to be delivered pursuant to subsection 9.1.3(ii) of the Agreement for each March 31, June 30, September 30 and December 31 during the Term, commencing with the month ending September 30, 2011 (each such date an “Adjustment Date”), effective prospectively, by reference to the applicable “Financial

Measurement” (as defined below) for the four quarters most recently ending in accordance with the following:

Financial Measurement	Base Rate Revolving Loans	LIBOR Revolving Loans	Unused Line Fee
Greater than or equal to 1.50 to 1.0	0.00%	2.00%	0.375%
Less than 1.50 to 1.0	0.50%	2.50%	0.50%

provided that, (i) if Parents’ audited financial statements for any fiscal year delivered pursuant to subsection 9.1.3(i) of the Agreement reflect a Financial Measurement that yields a higher Applicable Margin than that yielded by the monthly financial statements previously delivered pursuant to subsection 9.1.3(ii) of the Agreement for the last month of such fiscal year, the Applicable Margin shall be readjusted retroactively for the period that was incorrectly calculated and (ii) if Borrowers fail to deliver the financial statements required to be delivered pursuant to subsection 9.1.3(i) or subsection 9.1.3(ii) of the Agreement on or before the due date thereof, the interest rate shall automatically adjust to the highest interest rate set forth above, effective prospectively from such due date until the next Adjustment Date. For purposes hereof, “Financial Measurement” shall mean the Fixed Charge Coverage Ratio.

Assignment and Acceptance Agreement - an assignment and acceptance agreement in form and content reasonably acceptable to Agent pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender’s Revolving Loan Commitment, as permitted pursuant to the terms of this Agreement.

Availability - the amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower pursuant to any of the Loan Documents and which have not been reimbursed by Borrowers), the LC Amount and any Reserves is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.

Bank – Harris N.A.

Bankruptcy Code – Title 11 of the United States Code.

Base Rate – for any day the greatest of: (i) the rate of interest announced or otherwise established by Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Agent’s best or lowest rate), (ii) the sum of (x) the rate determined by Agent to be the average (rounded upward, if necessary, to the next higher of 1/100 of 1%) of the rates per annum quoted to Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding

Business Day) by two or more Federal funds brokers selected by Agent for sale to Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to Agent for which such rate is being determined, plus (y)  1/2 of 1% and (iii) the then applicable LIBOR Lending Rate for one month interest periods plus 1%.

Base Rate Loans –the Base Rate Revolving Loan.

Base Rate Revolving Loan – any Revolving Loan for the periods when the rate of interest applicable to such Revolving Loan is calculated by reference to the Base Rate.

Borrower Representative – Parent.

Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:

(i) the Revolving Credit Maximum Amount; or

(ii) an amount equal to the sum of:

(a) 85% of the net amount of Eligible Accounts outstanding at such date; plus

(b) the greater of (i) the Applicable Inventory Advance Rate multiplied by the value of Eligible Inventory at such date, and (ii) 100% of the NOLV of Eligible Inventory at such date, in any event not to exceed 65% of the value of Eligible Inventory at such date.

For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.

Borrowing Base Certificate - a certificate by a responsible officer of Borrower Representative, on its own behalf and on behalf of all other Borrowers, substantially in the form of Exhibit 9.1.4 (or another form reasonably acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to Borrowers, to the extent that Agent determines that such calculation is not in accordance with this Agreement.

Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Illinois or is a day on which banking institutions located in such state are closed.

Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations.

Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied or waived and the initial Loan is made or the initial Letter of Credit or LC Guaranty is issued under the Agreement.

Code – the Internal Revenue Code of 1986.

Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.

Compliance Certificate - as defined in subsection 9.1.3 of the Agreement.

Computer Hardware and Software - all of any Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.

Contract Right - any right of any Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.

Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

Defaulting Lender – any Lender that (a) fails to make any payment or provide funds to Agent or any Borrower as required hereunder or fails to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, or (b) is the subject of any Insolvency Proceeding.

Default Rate - as defined in subsection 3.1.2 of the Agreement.

Derivative Obligations - every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

Distribution - in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.

Domestic Subsidiary – any Subsidiary of Borrower that is organized under the laws of a jurisdiction located in the United States of America.

Dominion Account - a special bank account or accounts of Agent established by Borrowers or any one of them pursuant to subsection 7.2.4 of the Agreement at banks selected by Borrower Representative, but acceptable to Agent in its sole discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.

Eligible Account - an Account arising in the ordinary course of the business of any Borrower from the sale of goods or rendition of services which Agent, in its reasonable credit judgment, deems to be an Eligible Account; provided that Agent shall endeavor to give Borrower Representative prior notice of any new eligibility criteria or any changes to any eligibility criteria set forth herein. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i) it arises out of a sale made or services rendered by a Borrower to a Subsidiary of a Borrower or an Affiliate of a Borrower or to a Person controlled by an Affiliate of a Borrower; or

(ii) it remains unpaid more than 60 days after the original due date shown on the invoice or 90 days after the original invoice date shown on the invoice (or, for Account Debtors with payment terms in excess of 60 days and which remain unpaid more than 90 days after the original invoice date shown on the invoice, more than 150 days after the original invoice date shown on the invoice with respect to Accounts in an aggregate amount not to exceed $2,000,000); or

(iii) the total unpaid Accounts of the Account Debtor exceed 20% (or, in the case of each of ** and **, 25%) of the net amount of all Eligible Accounts, but in any case only to the extent of such excess; or

(iv) any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or

(v) the Account Debtor is also a creditor or supplier of a Borrower or any Subsidiary of a Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to a Borrower or any Subsidiary of a Borrower, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or

(vi) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(vii) it arises from a sale made or services rendered to an Account Debtor outside the United States (other than Accounts covered by a credit insurance policy acceptable to Agent which has been assigned to Agent in an aggregate amount not to exceed the lesser of the insurers’ maximum aggregate liability under the policy and $5,000,000), unless the sale is either (1) to an Account Debtor located in any province of Canada, (2) on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its sole judgment or (3) to any of the following Account Debtors: ** or **;

(viii) (1) it arises from a sale to the Account Debtor on a guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; or (2) it is subject to a reserve established by a Borrower for potential returns or refunds, to the extent of such reserve; or

(ix) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its reasonable credit judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or

(x) it is not at all times subject to Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

(xi) the goods giving rise to such Account have not been delivered to (other than Accounts in an aggregate amount not to exceed $2,000,000 to the extent Agent has received a bill and hold agreement executed and delivered by the Account Debtor thereof in form and substance acceptable to Agent) and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or

(xii) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(xiii) any Borrower or a Subsidiary of any Borrower has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or

(xiv) 25% or more of the Accounts owing from the Account Debtor are not Eligible Accounts under clause (ii) hereof; or

(xv) any Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or

(xvi) it represents service charges, late fees or similar charges; or

(xvii) Accounts with respect to which the respective Account Debtor is on “Cash on Delivery”.

Eligible Inventory - Inventory of any Borrower (other than packaging materials and supplies, tooling, samples and literature) which Agent, in its reasonable credit judgment, deems to be Eligible Inventory; provided that Agent shall endeavor to give Borrower Representative prior notice of any new eligibility criteria or any changes to any eligibility criteria set forth herein. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(i) it is not raw materials, work in process in an aggregate amount not to exceed $2,000,000 or finished goods which meet the specifications of the purchase order or contract for such Inventory, if any; or

(ii) it is not in good, new and saleable condition; or

(iii) it is slow-moving, obsolete or unmerchantable; or

(iv) it does not meet all standards imposed by any governmental agency or authority in all material respects; or

(v) it does not conform in all respects to any covenants, warranties and representations set forth in the Agreement; or

(vi) it is not at all times subject to Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

(vii) it is not situated at a location in compliance with the Agreement, provided that Inventory situated at a location not owned by such Borrower (other than with respect to Inventory warehoused by UPS SLS and located at 917 Union Pacific, Laredo, Texas) will be Eligible Inventory only if Agent has received a satisfactory landlord’s agreement or bailee letter, as applicable, with respect to such location or if Agent has established an applicable Rent and Charges Reserve; or

(viii) it is in transit and does not constitute Qualified In-Transit Inventory.

Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.

ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

Event of Default - as defined in Section 11.1 of the Agreement.

Existing Lender - Fifth Third Bank.

Existing Lender Accounts - accounts ending 2174, 2182, 2224, 4036, 2216, 2190, 4150, 3913, 2240, 4093, 2208, 3970, 2166 and 4218 and lockboxes ending 2450, 2451, 2452 and 2453 of the Borrowers at Existing Lender.

Fee Letter - as defined in Section 3.3 of the Agreement.

Foreign Subsidiary – a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

Guarantors - each Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations; provided that no Borrower shall be considered a Guarantor.

Guaranty Agreements - each guaranty agreement hereafter executed by any Guarantor, in form and substance satisfactory to Agent.

Indebtedness - as applied to a Person means, without duplication:

(i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;

(ii) all obligations of other Persons which such Person has guaranteed;

(iii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;

(iv) Derivative Obligations; and

(v) in the case of Borrowers (without duplication), the Obligations.

Intellectual Property - all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

Insolvency Proceeding – any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Interest Payment Date – (a) as to any Base Rate Loan, the first Business Day of each calendar month and (b) as to any LIBOR Loan, the last day of each Interest Period for such LIBOR Loan, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

Interest Period - relative to any LIBOR Loans:

(a) initially, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan pursuant to Section 4.1 and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as Borrower Representative may select in its notice pursuant to Section 4.1; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to Agent not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

provided, however, that

(i) all Interest Periods of the same duration which commence on the same date shall end on the same date;

(ii) Interest Periods for LIBOR Loans in connection with which Borrowers have or may incur Derivative Obligations with Agent shall be of the same duration as the relevant periods set under the applicable agreements relating to such Derivative Obligations;

(iii) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

(iv) no Interest Period may end later than the termination of this Agreement.

LC Amount - at any time, the aggregate undrawn available amount of all Letters of Credit and LC Guaranties then outstanding (excluding any such amounts supported with cash collateral pursuant to the last sentence of Section 2.2 hereof).

LC Guaranty - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by Borrowers of their reimbursement obligation under any letter of credit.

LC Obligations - any Obligations that arise from any draw against any Letter of Credit or against any Letter of Credit supported by an LC Guaranty.

Letter of Credit - any standby or documentary letter of credit issued by Agent or any Affiliate of Agent for the account of any Borrower.

LIBOR – relative to any Interest Period for LIBOR Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Loans for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate quoted from LIBOR01 Page as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

LIBOR Lending Rate – relative to any LIBOR Loan to be made, continued or maintained as, or converted into, a LIBOR Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR
(1.00 – LIBOR Reserve Percentage)

LIBOR Loans –the LIBOR Revolving Loans.

LIBOR Option – the option granted pursuant to Section 4.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans based on the LIBOR.

LIBOR Request - a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower Representative to Agent requesting that interest on a Revolving Credit Loan be based on the LIBOR Lending Rate, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Loan is a new Loan, a conversion of a Base Rate Loan, or a continuation of a LIBOR Loan; and (iv) the dollar amount of the LIBOR Loan, which shall be in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof.

LIBOR Reserve Percentage – relative to any day of any Interest Period for LIBOR Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities,” as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

LIBOR Revolving Loan – any Revolving Loan for the periods when the rate of interest applicable to such Revolving Loan is calculated by reference to the LIBOR Lending Rate.

Lien – any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

Loan Account - the loan account established on the books of Agent pursuant to Section 4.6 of the Agreement.

Loan Commitment - with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment.

Loan Documents - the Agreement, the Other Agreements and the Security Documents.

Loans - all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.

London Banking Day - any date on which commercial banks are open for business in London, England.

Majority Lenders - as of any date, Lenders holding 51% of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 51% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrower or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders (which are not Affiliates, unless all Lenders are Affiliates) shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

Material Adverse Effect - (i) a material adverse effect on the business, financial condition, operation, performance or properties of Borrowers, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of any Borrower or any of its Subsidiaries to perform its obligations hereunder or under any Loan Document.

Merger Agreement – Agreement and Plan of Merger dated as of April 29, 2011 among Parent, PSI Merger Sub, Inc., a Delaware corporation, and Holdings.

Money Borrowed - (i) Indebtedness arising from the lending of money by any Person to any Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by Borrower or any of its Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.

Mortgages - the Real Property Mortgage executed by Properties on the Closing Date in favor of Agent, for the benefit of itself and Lenders, by which such Person has granted to Agent, as security for the Obligations, a Lien upon the real Property of such Borrower located at 655 Wheat Lane, Wood Dale, Illinois 60191, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.

Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.

New Mortgages - as defined in Section 6.4 of the Agreement.

NOLV – the net orderly liquidation value of Inventory or Equipment, expressed as a percentage of book value, to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory or Equipment performed by an appraiser and on terms satisfactory to Agent in its sole discretion.

Notes - the Revolving Notes.

Obligations - all Loans, all LC Obligations, all reimbursement and other obligations with respect to Letters of Credit and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from any Borrower to Agent, for its own benefit, from any Borrower to Agent for the benefit of any Lender, from any Borrower to any Lender or from any Borrower to Bank or any other Affiliate of Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation any Product Obligations owing to Agent, any Lender, Bank or any Affiliate of Bank or Agent or any Lender; provided, however, if the applicable provider of such Product Obligations is a Person other than Agent or Bank, Agent shall not be responsible for having knowledge of the amount of any outstanding Product Obligations that constitute Obligations unless such provider of Product Obligations notifies Agent of such amount on or before the date of the applicable determination date.

Organizational I.D. Number - with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by Borrower, any Subsidiary of Borrower or any other third party and delivered to Agent, any Lender or any Affiliate of any Agent or any Lender in respect of the transactions contemplated by the Agreement, but excluding the APO Transaction Documents.

Overadvance - as defined in subsection 2.1.3 of the Agreement.

Patent Security Agreement - any patent collateral assignment agreement pursuant to which a Borrower or a Guarantor assigns to Agent, for the benefit of Lenders, such Borrower’s or Guarantor’s interests in its patents, as security for the Obligations.

Patriot Act - the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Permitted Liens - any Lien of a kind specified in subsection 9.2.5 of the Agreement.

Permitted Purchase Money Indebtedness - Purchase Money Indebtedness of any Borrower incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrowers and their Subsidiaries at the time outstanding, does not exceed the Capital Expenditure limitation set forth in subsection 9.2.8. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.

Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.

Plan - an employee benefit plan now or hereafter maintained for employees of any Borrower or any of their Subsidiaries that is covered by Title IV of ERISA.

Pledge Agreement – the Pledge Agreement executed by Borrowers or any one of them as applicable on or about the Closing Date in favor of Agent for the benefit of itself and Lenders pursuant to the priorities set forth in the Agreement, as such Pledge Agreement shall be amended from time to time after the Closing Date.

Products shall mean any financial accommodation extended to any Borrower by a Product Provider including, without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including, without limitation, so-called “procurement cards” or “P-cards”), (f) cash management and related services, including, without limitation treasury management, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements, and (g) Derivative Obligations and other forward contracts, futures contracts, exchange contracts, and swap, option or other financing agreements and arrangements (including without limitation caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.

Product Documents shall mean those agreements entered into from time to time by any Borrower with a Product Provider in connection with the obtaining of any of any Products.

Product Obligations shall mean (a) all obligations, liabilities, reimbursement obligations, fees, and expenses owing by any Borrower to any Product Provider pursuant to or evidenced by the Product Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and (b) all amounts Agent or any Senior Lender is obligated to pay to a Product Provider as a result of Agent or such Senior Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Product Provider with respect to the Products provided by such Product Provider to any Borrower.

Product Provider shall mean Harris N.A., any Lender or any Affiliate of Harris N.A. or any Lender.

Projections – Borrowers’ forecasted Consolidated (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, (iv) capitalization statements, and (v) the Availability amount, all prepared on a consistent basis with the historical financial statements of Borrowers and their Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Purchase Money Indebtedness - includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness

(other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.

Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.

Qualified In-Transit Inventory - shall mean in transit Inventory of a Borrower that meets, and so long as it continues to meet, the following requirements:

(i) such Inventory would otherwise be Eligible Inventory if it were not in transit, and such Inventory is in transit within the United States or Canada;

(ii) it is subject to a negotiable Document showing a Borrower as consignee, or, if required by Agent, shows Agent as consignee and which Document, if required by Agent, is in the possession of Agent or such other Person as Agent shall approve;

(iii) it is fully insured in a manner satisfactory to Agent;

(iv) it has been identified to the applicable sales contract and title has passed to a Borrower;

(v) it is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert lien rights against the Inventory, or with respect to whom a Borrower is in default of any obligations;

(vi) it is subject to purchase orders and other sale documentation satisfactory to Agent;

(vii) it is shipped by a common carrier that is not affiliated with the vendor; and

(viii) it is being handled by a customs broker, freight-forwarder or other handler that, if required by Agent, has delivered to Agent, in form and substance acceptable to Agent, such handling agreements, Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Agent shall require.

Rentals - as defined in subsection 9.2.18 of the Agreement.

Rent and Charges Reserve – the aggregate of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman or processor who possesses Inventory and could assert a Lien on such Inventory; and (b) a reserve equal to three months rent and other charges that could be payable to any such Person pursuant to the applicable lease, warehouse agreement or processor agreement, unless it has executed and delivered to Agent a landlord waiver or bailee or processor letter pursuant to subsection 9.1.5; provided that with respect to any leased or warehouse location at which only Eligible Inventory is stored, the applicable component of the Rent and Charges Reserve shall not exceed the value attributed to such Eligible Inventory in the Borrowing Base.

Reportable Event - any of the events set forth in Section 4043(c) of ERISA.

Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

Reserves - such reserves as established by Agent from time to time, in its reasonable credit judgment, in such amounts, and with respect to such matters, as Agent shall deem necessary or appropriate in its discretion, against the amount of Revolving Credit Loans which Borrowers may otherwise request under subsection 2.1.1(a) or (b), as applicable, including without limitation with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Borrower’s business; (ii) potential dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of any Borrower’s Inventory, including, without limitation, Inventory within two months of its expiry date; (iv) slow moving Inventory (determined in accordance with clause (iii) of the definition of Eligible Inventory); (v) other sums chargeable against Borrowers’ Loan Accounts as Revolving Credit Loans under any section of this Agreement; (vi) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of Borrower; (vii) amounts owing by any Borrower in connection with Product Obligations; (viii) the Rent and Charges Reserves; (ix) unissued credit memoranda which, based on Borrowers’ historical performance, are anticipated to be issued against current Accounts; (x) amounts owing to shareholders of Parent of the type described in subsections 9.2.7(v)(b) and 9.2.7(v)(c) hereof, and (xi) such other specific events, conditions or contingencies as to which Agent, in its discretion, determines reserves should be established from time to time hereunder. Notwithstanding the foregoing, Agents shall not establish any reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Inventory or Eligible Accounts, as applicable.

Restricted Investment - any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:

(i) investments by a Borrower, to the extent existing on the Closing Date, in one or more Subsidiaries of such Borrower;

(ii) Property to be used in the ordinary course of business;

(iii) Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower or any of its Subsidiaries;

(iv) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America; provided that such obligations mature within one year from the date of acquisition thereof;

(v) investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;

(vi) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;

(vii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;

(viii) intercompany loans permitted under subsection 9.2.2(v) of the Agreement;

(ix) investments existing on the date hereof and listed on Exhibit 9.2.12 hereto; and

(x) investments otherwise expressly permitted pursuant to the Agreement.

Revolving Credit Loan - a Loan made by any Lender pursuant to subsection 2.1.1 of the Agreement.

Revolving Credit Maximum Amount - $35,000,000, as such amount may be reduced from time to time pursuant to the terms of the Agreement.

Revolving Loan Commitment - with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment pursuant to subsection 2.1.1 of the Agreement, as set forth below such Lender’s name on the signature page hereof or any Assignment and Acceptance Agreement executed by such Lender.

Revolving Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender’s Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.

Revolving Notes - the Secured Promissory Notes to be executed by Borrowers on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 2.1 to the Agreement, together with any replacement or successor notes therefor.

Security - all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.

Security Documents - the Guaranty Agreements, the Mortgages, the Patent Security Agreement, the Pledge Agreement, the Trademark Security Agreement and all other instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.

Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

Stock Repurchase Agreement – the Stock Repurchase and Debt Satisfaction Agreement dated as of April 29, 2011 among Parent, Ryan A. Neely and Michelle Neely.

Subordinated Debt - Indebtedness of any Borrower or any Subsidiary of any Borrower that is subordinated to the Obligations in a manner satisfactory to Agent and contains terms, including without limitation, payment terms, satisfactory to Agent.

Subsidiary - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the voting stock or other equities at the time of determination.

Swingline Loans - as defined in subsection 2.1.4 of the Agreement.

Term - as defined in Section 5.1 of the Agreement.

Trademark Security Agreement – any trademark collateral assignment pursuant to which any Borrower assigned to Agent, for the benefit of Lenders, such Person’s interest in its trademarks as security for the Obligations.

Total Credit Facility - $35,000,000, as reduced from time to time pursuant to the terms of the Agreement.

Type of Organization - with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.

UCC - the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as it may be amended or otherwise modified.

Unused Line Fee - as defined in Section 3.5 of the Agreement.

Voting Stock - Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).

1.2. Other Terms.

All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.

1.3. Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied, and all financial reports, financial analysis, financial statements, financial certificates and other financial information shall be reported on a Consolidated basis for the Borrowers.

SECTION 2. CREDIT FACILITY

Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to $35,000,000 available upon Borrowers’ request therefor, as follows:

2.1. Loans.

2.1.1. Revolving Credit Loans. Each Lender agrees, severally and not jointly, to make Revolving Credit Loans to Borrowers from time to time during the period from the date hereof to but not including the last day of the Term, as requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers in the manner set forth in subsection 4.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender’s Revolving Loan Commitment minus the product of such Lender’s Revolving Loan Percentage and the LC Amount minus the product of such Lender’s Revolving Loan Percentage and Reserves, if any and (ii) the product of such Lender’s Revolving Loan Percentage and an amount equal to the Borrowing Base at such time minus the LC Amount minus Reserves, if any.

2.1.2. Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) the payment of a portion of the purchase price for the APO Transactions, plus transaction fees and expenses related thereto, (ii) the satisfaction of existing Indebtedness of Borrowers to Existing Lender, (iii) Borrowers’ general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws, and (iv) other purposes permitted under this Agreement.

2.1.3. Overadvances. Insofar as Borrower Representative, on its own behalf and on behalf of all other Borrowers, may request and Agent or Majority Lenders (as provided below) may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the sum of the LC Amount plus the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan, plus Reserves, exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (and such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of $1,750,000 or less may be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than $1,750,000 shall require the consent of the Majority Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than sixty (60) consecutive days, (x) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless sixty (60) days or more have expired since the last date on which any Overadvances were outstanding,

(y) shall Overadvances be outstanding on more than ninety (90) days within any one hundred eighty day (180) period or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 2.1.2 to the extent such Revolving Credit Loans would cause a Lender’s share of the Revolving Credit Loans to exceed such Lender’s Revolving Loan Commitment minus such Lender’s Revolving Loan Percentage of the LC Amount.

2.1.4. Swingline Loans. In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and for so long as no Default or Event of Default exists, Agent shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrowers (such Revolving Credit Loans to be designated as “Swingline Loans”) provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $3,500,000; (ii) when added to the principal amount of Agent’s other Revolving Credit Loans then outstanding plus Agent’s Revolving Loan Percentage of the LC Amount, exceed Agent’s Revolving Credit Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Amount, exceed the Borrowing Base minus Reserves. Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that (a) all Swingline Loans shall be Base Rate Revolving Loans and (b) notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Agent in its capacity as the lender of Swingline Loans. Notwithstanding the foregoing, not more than 2 Business Days after (1) Lenders receive notice from Agent that a Swingline Loan has been advanced in respect of a drawing under a Letter of Credit or LC Guaranty or (2) in any other circumstance, demand is made by Agent during the continuance of an Event of Default, each Lender shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty from Agent, an undivided interest and participation in each Swingline Loan to the extent of such Lender’s Revolving Loan Percentage thereof, by paying to Agent, in same day funds, an amount equal to such Lender’s Revolving Loan Percentage of such Swingline Loan.

2.1.5. Agent Loans. Upon the occurrence and during the continuance of an Event of Default, Agent, in its sole discretion, may make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed, when aggregated with the amount of all existing Overadvances, $1,750,000, if Agent, in its reasonable business judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 3.8 and 3.9 (hereinafter, “Agent Loans”); provided, that in no event shall (a) the maximum principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments and (b) Majority Lenders may at any time revoke Agent’s authorization to make Agent Loans. Any such revocation must be in writing and shall become effective prospectively upon Agent’s receipt thereof. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then (a) the Borrowing Base shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Agent allows such Agent Loans to be outstanding, and (b) all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such

Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.

2.1.6. Revolver Increase Amount.

(a) The Borrower Representative may request in writing that the then effective Revolving Credit Maximum Amount be increased by an amount up to $10,000,000 (the “Revolver Increase Amount”). Such notice shall set forth the Revolver Increase Amount being requested (which increase shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000). Upon satisfaction of all of the following conditions after the making of such request and the consent of Agent (which consent shall not be unreasonably withheld and without the consent of any other Lender), the Revolving Credit Maximum Amount shall be increased by the Revolver Increase Amount: (A) no Event of Default shall have occurred and be continuing or shall occur as a result of such increase in the Revolving Credit Maximum Amount, in each case as of the time of the making of such request by the Borrower Representative for such increase through and including the date, if any, that such Credit has been so increased, (B) no Material Adverse Effect shall have occurred as of the time of the making of such request by the Borrower Representative for such increase through and including the date, if any, that the Revolving Credit Maximum Amount has been so increased, (C) each Borrower and each Guarantor shall execute and deliver such documents and instruments and take such other actions (including, without limitation, issuing new Revolving Notes) as may be reasonably requested by Agent in connection with such increase, (D) either existing Lenders or other banks, financial institutions or investment funds shall have agreed to provide the Revolver Increase Amount, in each case in accordance with clause (b) below, and (E) the Borrower Representative shall have delivered a certificate, in form and substance satisfactory to Agent, indicating that all of the conditions to such increase set forth in this clause (a) have been satisfied.

(b) Participation in the Revolver Increase Amount shall be offered first to each of the existing Lenders, but no Lender shall have any obligation whatsoever to provide all or any portion of such Revolver Increase Amount. Each of the existing Lenders shall have fifteen (15) Business Days following receipt of a request for the Revolver Increase Amount from the Borrower Representative to notify the Borrower Representative and Agent of such Lender’s commitment to provide a Revolving Loan Commitment or increase its Revolving Loan Commitment, as applicable. In the event that the applicable Borrowers have not received commitments from the existing applicable Lenders in an amount equal to the requested Revolving Increase Amount within such fifteen (15) Business Day period, then the Borrowers may invite other banks, financial institutions and investment funds reasonably acceptable to Agent to be joined as parties to this Agreement as Lenders hereunder with respect to the portion of Revolver Increase Amount not taken within such fifteen (15) Business Day period by existing Lenders, provided, that, such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as Agent and the Borrowers may reasonably request.

2.2. Letters of Credit; LC Guaranties.

Agent agrees, and if requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, to (i) issue its, or cause to be issued by Bank or another Affiliate of Agent, on the date requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, Letters of Credit for the account of Borrowers or (ii) execute LC Guaranties by which Agent, Bank, or another Affiliate of Agent, on the date requested by Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall guaranty the payment or performance by Borrowers of their reimbursement obligations with respect to letters of credit; provided that the LC Amount shall not exceed $5,000,000 at any time. No Letter of Credit or LC Guaranty may have an expiration date after the date which is 30 days prior to the last day of the Term unless the Letter of Credit or LC Guaranty is cash collateralized in accordance with subsection 5.2.2. Notwithstanding anything to the contrary contained herein, Borrowers, Agent and Lenders hereby agree that all LC Obligations and all obligations of Borrowers relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Revolving Loans, which Borrowers hereby acknowledge are requested and Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations multiplied by such Lender’s Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Revolving Loans. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Lender’s Revolving Loan Percentage. At any time a Defaulting Lender exists, Borrowers shall be required to cash collateralize the portion of such Defaulting Lender’s Revolving Loan Percentage of each Letter of Credit and LC Guaranty in accordance with subsection 5.2.2.

SECTION 3. INTEREST, FEES AND CHARGES

3.1. Interest.

3.1.1. Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Loans outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative, on its own behalf and on behalf of all other Borrowers, exercises the LIBOR Option as provided in Section 4.1, interest shall accrue on the principal amount of the LIBOR Loans outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR Lending Rate applicable to each LIBOR Loans for the corresponding Interest Period.

3.1.2. Default Rate of Interest. At the option of Agent, upon and after the occurrence of an Event of Default, and during the continuation thereof, all Obligations shall bear interest or earn fees at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the “Default Rate”).

3.1.3. Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto. If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.

3.2. Computation of Interest and Fees.

Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the one (1) Business Day after receipt by Agent of such items in Agent’s account located in Chicago, Illinois.

3.3. Fee Letter.

Borrowers shall pay to Agent certain fees and other amounts in accordance with the terms of the fee letter between Borrowers and Agent (the “Fee Letter”).

3.4. Letter of Credit and LC Guaranty Fees.

Borrowers shall pay to Agent:

(i) for Letters of Credit and LC Guaranties of letters of credit, for the ratable benefit of Lenders a per annum fee equal to the Applicable Margin then in effect for LIBOR Revolving Loans of the aggregate undrawn available amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus, for the benefit of Bank, all normal and customary charges associated with the issuance, processing and administration thereof, which fees and charges shall be due and payable monthly in arrears on the first Business Day of each month or as advised by Agent or Bank and shall not be subject to rebate or proration upon the termination of this Agreement for any reason; and

(ii) with respect to all Letters of Credit and LC Guaranties, for the account of Agent only, a per annum fronting fee equal to 0.125% of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, which fronting fees shall be payable on the issuance of each such Letter of Credit or LC Guaranty and each renewal thereof and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

3.5. Unused Line Fee.

Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the “Unused Line Fee”) equal to the Applicable Margin per annum multiplied by the average daily amount by which Revolving Credit Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans plus (ii) the LC Amount. The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter.

3.6. [Intentionally Omitted].

3.7. Audit Fees.

Borrowers shall pay to Agent audit fees in accordance with Agent’s current schedule of fees in effect from time to time in connection with audits of the books and records and Properties of Borrowers and their Subsidiaries and such other matters as Agent shall deem appropriate in its sole judgment, plus all out-of-pocket expenses incurred by Agent in connection with such audits; provided, that so long as no Event of Default has occurred and is continuing, Borrowers shall not be liable for such audit fees incurred in connection with more than two 2 such audits during any fiscal year, whether such audits are conducted by employees of Agent or by third parties hired by Agent. Such audit fees and out-of-pocket expenses shall be payable five (5) Business Days (on demand if an Event of Default has occurred and is continuing) following the date of issuance by Agent of a request for payment thereof (together with reasonable supporting detail) to Borrowers. Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrowers and charging Borrowers’ Loan Account therefor.

3.8. Reimbursement of Expenses.

If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent incurs reasonable legal or accounting expenses, expenses related to background checks or any other reasonable costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) Agent or any Lender incurs legal or accounting expenses, expenses related to background checks or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower’s, any of its Subsidiaries’ or any Guarantor’s affairs; (2) any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral (subject to Section 3.7 hereof); then all such legal and accounting expenses, other costs and out of pocket expenses of Agent or any Lender, as applicable, shall be charged to Borrowers; provided, that Borrowers shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agent or any Lender. All amounts chargeable to Borrowers under this Section 3.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Loans from time to time. Borrowers shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Sections 3.9 and 3.10 hereof.

3.9. Bank Charges.

Borrowers shall pay to Agent, on demand, any and all invoiced or otherwise documented fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Agent or any Lender, of proceeds of Loans made to Borrowers pursuant to this Agreement and (ii) the depositing for collection by Agent or any Lender of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.

3.10. Collateral Protection Expenses; Appraisals.

All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor. Additionally, from time to time, Agent may, at Borrowers’ expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value or orderly liquidation value of all or any portion of the real estate or personal property of any Borrower or any of its Subsidiaries, including without limitation the Inventory of any Borrower and its Subsidiaries, using methodology applied consistently over time; provided, that so long as no Event of Default has occurred and is continuing, Borrowers shall not be liable for expenses incurred in connection with more than one 1 such appraisal during any fiscal year.

3.11. Payment of Charges.

All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to Base Rate Revolving Loans from time to time.

3.12. No Deductions.

Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Agent or any Lender or franchise taxes by the jurisdiction under the laws of which Agent or any Lender is organized or doing business or any political subdivision thereof and taxes imposed on its income by the jurisdiction of Agent’s or such Lender’s applicable lending office or any political subdivision thereof or franchise taxes (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein “Tax Liabilities”). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

3.13. Defaulting Lender.

Agent may (but shall not be required to), in its discretion, retain payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrowers in accordance with this Agreement.

SECTION 4. LOAN ADMINISTRATION

4.1. Manner of Borrowing Revolving Credit Loans/LIBOR Option.

Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:

4.1.1. Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (a) Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Agent notice of its intention to borrow, in which notice Borrower Representative shall specify the amount of the proposed borrowing of a Revolving Credit Loan and the proposed borrowing date, which shall be a Business Day, no later than 12:00 noon (Chicago time) on the proposed borrowing date (or in accordance with subsection 4.1.7, 4.1.8 or 4.1.9, as applicable, in the case of a request for a LIBOR Loan), provided, however, that no Lender shall be required to make a Revolving Credit Loan at any time when a Default or an Event of Default exists; and (b) the becoming due of any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

4.1.2. Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Loan requested, or deemed to be requested, pursuant to subsection 4.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 4.1.1 shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, on its own behalf and on behalf of all other Borrowers, and in the case of each subsequent borrowing, by wire transfer to such bank account as may be agreed upon by Borrowers and Agent from time to time or elsewhere if pursuant to a written direction from Borrowers; and (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 4.1.1 shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. If at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by Borrowers, Borrowers agree to repay the excess to Agent immediately upon the earlier to occur of (a) any Borrower’s discovery of the error and (b) notice thereof to Borrowers from Agent or any Lender.

4.1.3. Payment by Lenders. Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender’s advance thereunder (in accordance with its applicable Revolving Loan Percentage). Each Lender shall, not later than 12:00 p.m. (Chicago time) on such requested date, wire to a bank designated by Agent the amount of that Lender’s Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender’s behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.

4.1.4. Authorization. Borrowers hereby irrevocably authorize Agent, in Agent’s sole discretion, to advance to Borrowers, and to charge to Borrowers’ Loan Account hereunder as a Revolving Credit Loan (which shall be a Base Rate Revolving Loan), a sum sufficient to pay all interest accrued on the Obligations when due and to pay all fees, costs and expenses and other Obligations at any time owed by any Borrower to Agent or any Lender hereunder.

4.1.5. Letter of Credit and LC Guaranty Requests. A request for a Letter of Credit or LC Guaranty shall be made in the following manner: Borrower Representative, on its own behalf and on behalf of all other Borrowers, may give Agent and Bank a written notice of its request for the issuance of a Letter of Credit or LC Guaranty, not later than 12:00 noon (Chicago, Illinois time), one Business Day before the proposed issuance date thereof, in which notice Borrower Representative shall specify the issuance date and format and wording for the Letter of Credit or LC Guaranty being requested (which shall be satisfactory to Agent and the Person being asked to issue such Letter of Credit or LC Guaranty); provided, that neither Agent nor Bank nor any Affiliate or Agent of Bank shall be required to issue a Letter of Credit or LC Guaranty at a time when a Default or Event of Default exists. Such request shall be accompanied by an executed application and reimbursement agreement in form and substance satisfactory to Agent and the Person being asked to issue the Letter of Credit or LC Guaranty, as well as any required resolutions and other documents.

4.1.6. Method of Making Requests. As an accommodation to Borrowers, unless a Default or an Event of Default is then in existence, (i) Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Agent, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them, and (iii) Agent may, in Agent’s discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower Representative, on its own behalf and on behalf of all other Borrowers specifically directs Agent or Bank in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Agent nor Bank shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent’s or Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by any Borrower (except to the extent arising out of the gross negligence or willful misconduct of Agent or Bank), and neither Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan, Letter of Credit or LC Guaranty accepted by Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from Borrower Representative to Agent and Bank, if applicable.

4.1.7. LIBOR Loan Request. By delivering a borrowing request to Agent on or before 12:00 noon, Chicago time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably request, on not less than three nor more than five Business Days’ notice, that a LIBOR Loan be made in a minimum amount of $500,000 and integral multiples of $100,000, with an Interest Period of one, two and three and six months. On the terms and subject to the conditions of this Agreement, each LIBOR Loan shall be made available to Borrowers no later than 12:00 p.m. Chicago time on the first day of the applicable Interest Period by deposit to the account of the applicable Borrower as shall have been specified in its borrowing request. In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Loans with more than eight (8) different Interest Periods.

4.1.8. Continuation and Conversion Elections. By delivering a continuation/ conversion notice to Agent on or before 12:00 noon, Chicago time, on a Business Day, Borrower Representative, on its own behalf and on behalf of each other Borrower, may from time to time irrevocably elect, on not less than three nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $500,000 and integral multiples of $100,000, of any LIBOR Loan be converted on the last day of an Interest Period into a LIBOR Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Loans may be converted to, or continued as, LIBOR Loans when any Default or Event of Default has occurred and is continuing. If any Default or Event of Default has occurred and is continuing (if Agent or Majority Lenders does or do not otherwise elect to exercise any right to accelerate the Loans it is granted hereunder), or in the absence of delivery of a continuation/conversion notice with respect to any LIBOR Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, each maturing LIBOR Loan shall automatically be continued as a Base Rate Loan.

4.1.9. Voluntary Prepayment of LIBOR Loans. LIBOR Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Loans in connection with which Borrowers have or may incur Derivative Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable underlying agreements relating to said Derivative Obligations. Borrower Representative, on its own behalf and on behalf of each other Borrower, shall give Agent, no later than 10:00 a.m., Chicago time, at least two (2) Business Days notice of any proposed prepayment of any LIBOR Loan (excluding payments made at the end of an Interest Period with respect to such LIBOR Loan), specifying the proposed date of payment of such LIBOR Loan, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Loans shall be in an integral multiple of $500,000 and integral multiples of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Loans and of all accrued interest on the principal repaid to the date of payment. The Borrowers hereby agree that upon demand by the Agent (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed), the Borrowers will indemnify the Agent and any Lender against any net loss or expense that the Agent or such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain any LIBOR Loan), as reasonably determined by the Agent or such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of the Agent or such Lender on a date other than the last day of an Interest Period for such LIBOR Loan or (b) any failure of the Borrowers to borrow any LIBOR Loan on a date specified therefor in a notice of borrowing pursuant to this Agreement.

4.2. Payments.

The Obligations shall be payable as follows or as provided in any of the Loan Documents issued or made by Borrowers (provided that in the event of any conflict, the provisions of this Agreement shall control):

4.2.1. Principal. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders (i) pursuant to subsections 4.3.1 and 7.2.4, to the extent of said proceeds, subject to Borrowers’ rights to reborrow such amounts in compliance with subsection 2.1.1 hereof; or (ii) immediately upon the earliest of (a) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (b) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance. Each payment (including principal prepayment) by Borrowers on account of principal of the Revolving Credit Loans shall be applied first to Base Rate Revolving Loans and then to LIBOR Revolving Loans.

4.2.2. Interest Provisions. Interest on the outstanding principal amount of any Loan shall be payable on each Interest Payment Date.

4.2.3. Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Agent, as and when provided in Section 2 or Section 3 hereof, as applicable to Agent or a Lender, as applicable, or to any other Person designated by Agent or such Lender in writing.

4.2.4. Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.

4.2.5. LIBOR Loans. If the application of any payment made in accordance with the provisions of this Section 4.2 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Loan prior to the last day of the Interest Period for such LIBOR Loan, the amount of such prepayment shall not be applied to such LIBOR Loan, but will, at Borrowers’ option, be held by Agent in a non-interest-bearing account at Bank, which account is in the name of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 4.2 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of a Default or an Event of Default.

4.3. Mandatory and Optional Prepayments.

4.3.1. Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in subsections 7.4.2 and 9.2.9, if any Borrower or any of its Subsidiaries sells any of the Collateral or if any of the Collateral is lost or destroyed or taken by condemnation, Borrowers shall, unless otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders as and when received by any Borrower or such Subsidiary and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event, and net of any prepayments of Indebtedness secured by Permitted Liens) received by Borrowers or such Subsidiary from such sale, loss, destruction or condemnation. To the extent that the Collateral sold, lost, destroyed or condemned consists of Equipment, real Property, Accounts or Inventory, or other Property the applicable prepayment shall be applied to repay outstanding principal of Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments. Notwithstanding the foregoing, if the proceeds of insurance (net of costs and taxes incurred) with respect to any loss or destruction of Equipment, Inventory or real Property (i) are less than $500,000, unless an Event of Default is then in existence, Agent shall remit such proceeds to Borrowers for use in replacing or repairing the damaged Collateral or (ii) are equal to or greater than $500,000 and Borrowers have requested that Agent agree to permit Borrowers or the applicable Subsidiary to repair or replace the damaged Collateral, such amounts shall be provisionally applied to reduce the outstanding principal balance of the Revolving Credit Loans until the earlier of Agent’s decision with respect thereto or the expiration of 90 days from such request. If Agent agrees, in its reasonable judgment, to permit such repair or replacement under such clause (ii), such amount shall, unless an Event of Default is in existence, be remitted to Borrowers for use in replacing or repairing the damaged Collateral; if Agent declines to permit such repair or replacement or does not respond to Borrowers within such 90 day period, such amount shall be applied to the Loans in the manner specified in the second sentence of this subsection 4.3.1 until payment thereof in full, but shall not permanently reduce the Revolving Loan Commitments.

4.3.2. Proceeds from Issuance of Additional Indebtedness or Equity. If any Borrower issues any additional Indebtedness (other than Indebtedness permitted pursuant to subsection 9.2.3) or obtains any additional equity in a manner permitted under this Agreement, Borrowers shall pay to Agent for the ratable benefit of Lenders, when and as received by such Borrower and as a mandatory prepayment of the Obligations, a sum equal to 100% of the net proceeds to such Borrower of the issuance of such Indebtedness or equity. Any such prepayment shall be applied to the Loans in the manner specified in the second sentence of subsection 4.3.1 until payment thereof in full, but shall not permanently reduce the Revolving Loan Commitments.

4.3.3. Optional Reductions of Revolving Loan Commitments. Borrowers may, at their option from time to time but not more than once in any 12-month period upon not less than 3 Business Days’ prior written notice to Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments, provided, however, that (i) each such partial reduction shall be in an amount of $2,000,000 or integral multiples of $1,000,000 in excess thereof and (ii) the aggregate of all optional reductions to the Revolving Credit Commitments may not exceed $5,000,000 during any 12-month period or $10,000,000 during the Term. Except for charges under subsection 4.1.9 applicable to prepayments of LIBOR Revolving Loans, such prepayments shall be without premium or penalty.

4.4. Application of Payments and Collections.

4.4.1. Collections. All items of payment received by Agent by 1:00 p.m., Chicago time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 1:00 p.m., Chicago time, on any Business Day shall, in Agent’s discretion, be deemed received on the following Business Day (other than receipt by Agent, at its Chicago office, of cash by wire transfer which shall be deemed to be received on that Business Day). If as the result of collections of Accounts as authorized by subsection 7.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers but shall be disbursed to Borrowers or otherwise at Borrower Representative’s direction in the manner set forth in subsection 4.1.2, upon Borrower Representative’s request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.

4.4.2. Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender). Prior to the occurrence of an Event of Default, all proceeds of Collateral shall be applied by Agent against the outstanding Obligations as otherwise provided in the Agreement. Anything contained herein or in any other Loan Document to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by Agent or any Lender after the occurrence and during the continuance of an Event of Default and the resultant declaration that all Obligations are immediately due and payable shall be remitted to Agent and distributed as follows:

(i) first, to the payment of any outstanding costs and expenses incurred by Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, and in protecting, preserving or enforcing rights under this Agreement or any of the other Loan Documents, and payable by Borrowers under this Agreement, including, without limitation, under Sections 3.7 and 13.2 hereof (such funds to be retained by Agent for its own account unless it has previously been reimbursed for such costs and expenses by Lenders, in which event such amounts shall be remitted to Lenders to reimburse them for payments theretofore made to Agent);

(ii) second, to the payment of any outstanding interest or fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iii) third, to the payment of the principal balance of the Swingline Loans and Agent Loans;

(iv) fourth, to the payment of principal on the Revolving Credit Loans, unpaid reimbursement obligations in respect of Letters of Credit and LC Guaranties, together with amounts to be held by Agent as collateral security for any outstanding Letters of Credit and LC Guaranties pursuant to subsection 11.3.5 hereof, amounts owing with respect to Derivative Obligations, the aggregate amount paid to, or held as collateral security for, Lenders (and their Affiliates, as applicable in the case of Derivative Obligations) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(v) fifth, to the payment of all other unpaid Obligations (including, without limitation, Product Obligations, other than Derivative Obligations) and all other indebtedness, obligations, and liabilities of Borrowers and any other Guarantor secured by the Security Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(vi) finally, to Borrowers or otherwise as required by law or court order.

Except as otherwise specifically provided for herein, Borrowers hereby irrevocably waive the right to direct the application of payments and collections at any time received by Agent or any Lender from or on behalf of Borrowers or any Guarantor, and Borrowers hereby irrevocably agree that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by Agent or any Lender against the Obligations in the manner described above. In the event that the amount of any Derivative Obligation is not fixed and determined at the time proceeds of Collateral are received which are to be allocated thereto, the proceeds of Collateral so allocated shall be held by Agent as collateral security (in a non-interest bearing account) until such Derivative Obligation is fixed and determined and then the same shall (if and when, and to the extent that, payment of such liability is required by the terms of the relevant contractual arrangements) be applied to such liability.

4.5. All Loans to Constitute One Obligation.

The Loans and LC Guarantees shall constitute one general Obligation of Borrowers and shall be secured by Agent’s Lien upon all of the Collateral.

4.6. Loan Account.

Agent shall enter all Loans as debits to a loan account (the “Loan Account”) and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.

4.7. Statements of Account.

Agent will account to Borrower Representative monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Agent is notified by Borrowers in writing to the contrary within 30 days of the date each accounting is received by Borrowers. Such notice shall be deemed an objection only to those items specifically objected to therein.

4.8. Increased Costs.

If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) shall subject Agent or any Lender to any tax, duty or other charge with respect to its LIBOR Loans or its obligation to make LIBOR Loans, or shall change the basis of taxation of payments to Agent or any Lender of the principal of or interest on its LIBOR Loans or any other amounts due under this agreement in respect of its LIBOR Loans or its obligation to make LIBOR Loans (except for the introduction of, or change in the rate of, tax on the overall net income of Agent or any Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which Agent or any Lender is organized or in which Agent’s or such Lender’s principal executive office is located); or

(b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, Agent or any Lender or shall impose on Agent or any Lender or on the London interbank market any other condition affecting its LIBOR Loans or its obligation to make LIBOR Loans;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Agent or any Lender under this Agreement with respect thereto, by an amount deemed by Agent or any Lender to be material, then, within 15 days after demand by Agent or such Lender, which shall contain a reasonably detailed calculation of such increased costs or reductions, Borrowers shall pay to Agent, for its own account or the account of the applicable Lender, such additional amount or amounts as will compensate Agent or such Lender for such increased cost or reduction; provided that the Borrowers shall not be required to compensate Agent or any Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that Agent or such Lender, as the case may be, notifies the Borrowers of the applicable change giving rise to such increased costs or reductions and of Agent’s or such Lender’s intention to claim compensation therefor; provided further that, if the applicable change giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

4.9. Basis for Determining Interest Rate Inadequate.

In the event that Agent or any Lender shall have determined that:

(i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or

(ii) dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Loan, or a proposed conversion of a Base Rate Loan into a LIBOR Loan; then

Agent or such Lender shall give Borrowers prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Loan shall be made as a Base Rate Loan, unless Borrower Representative, on its own behalf and on behalf of all other Borrowers, shall notify Agent no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days’ prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Loan, and (ii) any Base Rate Loan which was to have been converted to an affected type of LIBOR Loan shall be continued as or converted into a Base Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Loan.

4.10. Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 4.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 4.10 shall be made through Agent.

SECTION 5. TERM AND TERMINATION

5.1. Term of Agreement.

Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period of three years from the date hereof, through and including April 29, 2014 (the “Term”), unless terminated as provided in Section 5.2 hereof.

5.2. Termination.

5.2.1. Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

5.2.2. Termination by Borrowers. Upon at least 10 Business Days’ prior written notice to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid or collateralized to Agent’s satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent’s satisfaction in an amount equal to 105% of the aggregate undrawn face amounts of such Letters of Credit and LC Guaranties (without duplication) and Borrowers have complied with subsection 4.2.5. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

5.2.3. Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under subsection 4.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from any Borrower or any Account Debtor and applied to the Obligations, Agent shall either (i) have received a written agreement satisfactory to Agent, executed by any Borrower and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its reasonable credit judgment, may deem necessary to protect Agent and each Lender from any such loss or damage.

SECTION 6. SECURITY INTERESTS

6.1. Security Interest in Collateral.

To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby grants to Agent for the benefit of itself and each Lender a continuing Lien upon all of such Borrower’s assets, including all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

(i) Accounts;

(ii) Certificated Securities;

(iii) Chattel Paper;

(iv) Computer Hardware and Software and all rights with respect thereto, including any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

(v) Contract Rights;

(vi) Deposit Accounts;

(vii) Documents;

(viii) Equipment;

(ix) Financial Assets;

(x) Fixtures;

(xi) General Intangibles, including Payment Intangibles and Software;

(xii) Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

(xiii) Instruments;

(xiv) Intellectual Property;

(xv) Inventory;

(xvi) Investment Property;

(xvii) money (of every jurisdiction whatsoever);

(xviii) Letter of Credit Rights;

(xix) Payment Intangibles;

(xx) Security Entitlements;

(xxi) Software;

(xxii) Supporting Obligations;

(xxiii) Uncertificated Securities; and

(xxiv) to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, databases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that, to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Agent will not enforce its security interest in such Borrower’s rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, such Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent (and to Agent’s enforcement of such security interest) in Agent’s rights under such lease or license.

6.2. Other Collateral.

6.2.1. Commercial Tort Claims. Borrowers shall promptly notify Agent in writing upon any Borrower incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim. Borrowers represent and warrant that as of the date of this Agreement, to their knowledge, no Borrower possesses any Commercial Tort Claims.

6.2.2. Other Collateral. Borrowers shall promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter of Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than

Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of Agent.

6.2.3. Motor Vehicles. Borrowers shall not pledge, encumber or grant a security interest in any motor vehicles now and hereafter owned by such Borrower (other than pursuant to Permitted Purchase Money Indebtedness). Upon request of Agent following the occurrence and during the continuance of an Event of Default, with respect to all motor vehicles owned by any Borrower or Guarantor, Borrowers shall, and shall cause each Guarantor to, deliver to Agent, (i) a schedule setting forth all motor vehicles owned by Borrowers and Guarantors, by model, model year and vehicle identification number, and (ii) a certificate of title for all such motor vehicles and shall cause those title certificates to be filed (with the Agent’s Lien noted thereon) in the appropriate state motor vehicle filing office.

6.3. Lien Perfection; Further Assurances.

Borrowers shall execute such UCC-1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent’s Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent’s Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes Agent to execute and file any such financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 6.1, on such Borrower’s behalf. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. At Agent’s request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent, to give effect to or carry out the terms or intent of the Loan Documents.

6.4. Lien on Realty.

The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgages upon all real Property of Borrowers described therein. If any Borrower or any Guarantor shall acquire at any time or times hereafter any fee simple interest in other real Property (other than leasehold interests in sales offices or warehouses), such Borrower agrees promptly to execute and deliver or cause such Guarantor to execute and deliver to Agent, for its benefit and the benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel (herein collectively referred to as “New Mortgages”) covering such real Property. The Mortgages and each New Mortgage shall be duly recorded (at Borrowers’ expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to any Mortgage or any New Mortgage, Borrowers shall deliver to Agent, at Borrowers’ expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent, which policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid Lien in favor of Agent for the benefit of itself and each Lender on the Property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Agent and its counsel. Borrowers shall also deliver to Agent such other usual and customary documents, including, without limitation, ALTA Surveys of the real Property described in the Mortgages or any New Mortgage, as Agent and its counsel may reasonably request relating to the real Property subject to the Mortgages or the New Mortgages.

SECTION 7. COLLATERAL ADMINISTRATION

7.1. General.

7.1.1. Location of Collateral. All Collateral, other than Inventory in transit and motor vehicles, will at all times be kept by Borrowers and their Subsidiaries at one or more of the business locations set forth in Exhibit 7.1.1 hereto, as updated by Borrowers providing prior written notice to Agent of any new location.

7.1.2. Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of Borrowers and each of their Subsidiaries, covering casualty, hazard, public liability, workers’ compensation, business interruption and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Agent acknowledges that the insurance maintained by Borrowers on the Closing Date is satisfactory to it. Borrowers shall deliver certified copies of such policies to Agent as promptly as practicable, with satisfactory lender’s loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent in its reasonable discretion. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days’ prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days’ prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrowers agree to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. All proceeds of business interruption insurance (if any) of Borrowers and their Subsidiaries shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans in the manner set forth herein.

Unless Borrowers provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Properties of Borrowers and their Subsidiaries. This insurance may, but need not, protect the interests of Borrowers and their Subsidiaries. The coverage that Agent purchases may not pay any claim that any Borrower or any Subsidiary makes or any claim that is made against any Borrower or any such Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers and their Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrowers will be responsible for the costs of that insurance, including interest and any other third party charges Agent may incur in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrowers and their Subsidiaries may be able to obtain on their own.

7.1.3. Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent’s or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but the same shall be at Borrowers’ sole risk.

7.2. Administration of Accounts.

7.2.1. Records, Schedules and Assignments of Accounts. Borrowers shall keep records that are accurate and complete, in all material respects, of their and their Subsidiaries’ Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request, in its reasonable credit judgment, a sales and collections report for the preceding period, in form acceptable to Agent. Concurrently with the delivery of each Borrowing Base Certificate described in subsection 9.1.4, or more frequently as requested by Agent in its reasonable credit judgment or during the existence of an Event of Default, from and after the date hereof, Borrowers shall deliver to Agent a detailed aged trial balance of all of their Accounts, specifying the names, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed in a form consistent with reports currently prepared by Borrowers with respect to such information (“Schedule of Accounts”), and upon Agent’s written request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall request, in its reasonable credit judgment. If requested by Agent in writing, upon the occurrence and during the continuation of an Event of Default, Borrowers shall execute and deliver to Agent formal written assignments of all of its Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

7.2.2. Discounts; Allowances; Disputes. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrowers shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts.

7.2.3. Account Verification. Any of Agent’s officers, employees or agents shall have the right, during any audit of the type described in Section 3.7, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

7.2.4. Maintenance of Dominion Account. Borrowers shall maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements acceptable to Agent with Bank; provided that for a period of 90 days from the Closing Date (or such longer time period as Agent may agree to in its sole discretion), such Borrowers shall be permitted to maintain the Existing Lender Accounts. Within 90 days of the Closing Date (or such longer time period as Agent may agree to in its sole discretion), the Existing Lender Accounts shall be closed. Borrowers shall issue to Bank (or Existing Lender, with respect to the

Existing Lender Accounts) an irrevocable letter of instruction directing Bank to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account for application on account of the Obligations as provided in subsection 4.2.1. All funds deposited in any Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders, and Borrowers shall obtain the agreement by such banks in favor of Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited.

7.2.5. Collection of Accounts; Proceeds of Collateral. Each Borrower agrees that all invoices rendered and other requests made by any Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox established pursuant to subsection 7.2.4. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by any Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent’s property, for its benefit and the benefit of Lenders, by such Borrower as trustee of an express trust for Agent’s benefit and such Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that Borrowers’ Accounts have been assigned to Agent and to collect Borrowers’ Accounts directly in its own name, or in the name of Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers.

7.2.6. Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrowers and to charge Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrowers maintain reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by any Borrower.

7.3. Administration of Inventory.

Borrowers shall keep records of their and their Subsidiaries’ Inventory, which records shall be complete and accurate in all material respects. Borrowers shall furnish to Agent Inventory reports concurrently with the delivery of each Borrowing Base Certificate described in subsection 9.1.4 or more frequently as requested by Agent in its reasonable credit judgment, which reports will be in such other format and detail as Agent shall request and shall include a current list of all locations of Borrowers’ Inventory. Borrowers shall conduct a physical inventory, cycle count, or other similar inspection approved by the auditors of the Borrower no less frequently than annually and shall provide to Agent a report based on each such physical inventory, cycle count or similar inspection promptly thereafter, together with such supporting information as Agent shall reasonably request.

7.4. Administration of Equipment.

7.4.1. Records and Schedules of Equipment. Borrowers shall keep records of their and their Subsidiaries’ Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with subsection 7.4.2 hereof, and Borrowers shall, and shall cause each of their Subsidiaries to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent in its reasonable credit judgment. Promptly after the request therefor by Agent, Borrowers shall deliver to Agent any and all evidence of ownership, if any, of any of their Equipment.

7.4.2. Dispositions of Equipment. Borrowers shall not, and shall not permit any of their Subsidiaries to, sell, lease or otherwise dispose of or transfer any of their respective Equipment or other fixed assets or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists and is continuing, to (i) dispositions of Equipment and other fixed assets which, in the aggregate during any consecutive twelve-month period, have a fair market value or a book value, whichever is more, of $500,000 or less, provided that all proceeds thereof are remitted to Agent for application to the Loans as provided in subsection 4.3.1, or (ii) replacements of Equipment or other fixed assets that are substantially worn, damaged or obsolete with Equipment or other fixed assets of like kind, function and value which are useful in the business of any Borrower or one of its Subsidiaries, provided that the replacement Equipment or other fixed assets shall be acquired within 60 days after any disposition of the Equipment or other fixed assets that are to be replaced and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens.

7.5. Payment of Charges.

All amounts chargeable to Borrowers under Section 7 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Loans from time to time.

SECTION 8. REPRESENTATIONS AND WARRANTIES

8.1. General Representations and Warranties.

To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrowers warrant, represent and covenant to Agent and each Lender, on a joint and several basis, that:

8.1.1. Qualification. Each Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 8.1.1 hereto and in all other states and jurisdictions in which the failure of any Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.

8.1.2. Power and Authority. Each Borrower and each of its Subsidiaries is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) require any consent or approval of the shareholders, partners or members, as the case may be, of any Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of any Borrower, except for those obtained an in full force and effect; (ii) contravene any Borrower’s or any of its Subsidiaries’ charter, articles or certificate of incorporation, partnership agreement, articles or certificate of formation, by-laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to such Borrower or any of its Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries.

8.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

8.1.4. Capital Structure. Exhibit 8.1.4 hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by the applicable Borrower, (ii) the name of each Borrower’s and each of its Subsidiaries’ corporate or joint venture relationships and the nature of the relationship, (iii) the number, nature and holder of all outstanding Securities of each Borrower and the holder of Securities of each Subsidiary of each Borrower and (iv) the number of authorized, issued and treasury Securities of each Borrower. Each Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable. As of the date hereof, except as set forth on Exhibit 8.1.4, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell any Securities or obligations convertible into, or any powers of attorney relating to any Securities of any Borrower or any of its Subsidiaries. Except as set forth on Exhibit 8.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of any Borrower’s or any of its Subsidiaries’ partners, members or shareholders, as the case may be, relating to the ownership of its Securities.

8.1.5. Names; Organization. Within the five (5) years prior to the Closing Date, neither any Borrower nor any of its Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 8.1.5 hereto. Within the five (5) years prior to the Closing Date, except as set forth on Exhibit 8.1.5, neither any Borrower nor any of its

Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person. Each of each Borrower’s and each of its Subsidiaries’ state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 8.1.5. The exact legal name of each Borrower and each of its Subsidiaries is set forth on Exhibit 8.1.5.

8.1.6. Business Locations; Agent for Process. All of each Borrower’s and each of its Subsidiaries’ chief executive office, location of books and records and other places of business are as listed on Exhibit 7.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 7.1.1. During the preceding one-year period, neither any Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process, other than as listed on Exhibit 7.1.1. All tangible Collateral is and will at all times be kept by Borrowers and their Subsidiaries in accordance with subsection 7.1.1. Except as shown on Exhibit 7.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.

8.1.7. Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good, indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower and each of its Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of such Borrower’s or such Subsidiary’s Properties that is not a Permitted Lien. The Liens granted to Agent under Section 6 hereof are first priority Liens, subject only to Permitted Liens.

8.1.8. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account or Accounts. With respect to each of Borrowers’ Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing:

(i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor, provided that immaterial deviations from such terms and conditions shall be permitted so long as the Account Debtor has accepted the goods or services related thereto and has not disputed such deviations;

(iii) It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;

(iv) To Borrowers’ knowledge, there are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Agent with respect thereto;

(v) To Borrowers’ knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and

(vi) To Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectibility of such Account.

8.1.9. Equipment. The Equipment of each Borrower and its Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted. Neither any Borrower nor any of its Subsidiaries will permit any Equipment to become affixed to any real Property leased to any Borrower or any of its Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Agent, and Borrowers will not permit any of the Equipment of any Borrower or any of its Subsidiaries to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent.

8.1.10. Financial Statements; Fiscal Year. The Consolidated balance sheets of Holdings and its Subsidiaries (including the accounts of all Subsidiaries of Holdings and its Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of December 31, 2009, and the related statements of income, changes in shareholder’s equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP and present fairly in all material respects the financial positions of Holdings and such Persons, taken as a whole, at such dates and the results of Holdings’ and such Persons’ operations, taken as a whole, for such periods. As of the date hereof, since December 31, 2009, there has been no material adverse change in the financial position of Holdings and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date hereof, the fiscal year of Borrowers and each of their Subsidiaries ends on December 31 of each year.

8.1.11. Full Disclosure. The financial statements referred to in subsection 8.1.10 hereof do not, nor does this Agreement or any other written statement of Borrowers to Agent or any Lender, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not materially misleading. There is no fact which Borrowers have failed to disclose to Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.

8.1.12. Solvent Financial Condition. Each Borrower and each of its Subsidiaries is now and, after giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guaranties to be issued hereunder and all related transactions including the consummation of the APO Transactions, will be, Solvent.

8.1.13. Surety Obligations. Except as set forth on Exhibit 8.1.13, as of the date hereof, neither any Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.

8.1.14. Taxes. The federal tax identification number of Parent and each Subsidiary of Parent is shown on Exhibit 8.1.14 hereto. Each Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings, and each Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of each Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.

8.1.15. Brokers. Except as shown on Exhibit 8.1.15 hereto, there are no claims for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement, including, without limitation, the APO Transactions.

8.1.16. Patents, Trademarks, Copyrights and Licenses. Each Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such federally registered patents, trademarks and copyrights, and material licenses, are listed on Exhibit 8.1.16 hereto. No claim has been asserted to any Borrower or any Subsidiary of any Borrower which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of Borrowers and except as set forth on Exhibit 8.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon any Borrower’s or any of its Subsidiaries’ material Intellectual Property. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Documents, including, without limitation, the exercise by Agent of any of its rights or remedies under Section 11, will not result in the termination or impairment of any of such Borrower’s or any of its Subsidiaries’ ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 8.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither any Borrower nor any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of Borrowers, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.

8.1.17. Governmental Consents. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses,

authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.

8.1.18. Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of non-compliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.

8.1.19. Restrictions. Neither any Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 8.1.19 hereto, none of which prohibits the execution of or compliance with this Agreement or the other Loan Documents by any Borrower or any of its Subsidiaries, as applicable.

8.1.20. Litigation. Except as set forth on Exhibit 8.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of Borrowers, threatened, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

8.1.21. No Defaults. No event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower’s performance hereunder, constitute a Default or an Event of Default. Neither any Borrower nor any of its Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Money Borrowed in excess of $750,000.

8.1.22. Leases. Exhibit 8.1.22 hereto is a complete listing of all capitalized and operating personal property leases of Borrowers and their Subsidiaries and all real property leases of Borrowers and their Subsidiaries. Each Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

8.1.23. Pension Plans. Except as disclosed on Exhibit 8.1.23 hereto, neither any Borrower nor any of its Subsidiaries has any Plan. Each Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of Borrowers and their Subsidiaries exists in connection with any Plan. Neither any Borrower nor any of their Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.

8.1.24. Trade Relations. There exists no actual or, to Borrowers’ knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrowers and their Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

8.1.25. Labor Relations. Except as described on Exhibit 8.1.25 hereto, as of the date hereof, neither any Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower’s or any of its Subsidiaries’ employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.

8.1.26. APO Transactions. The APO Transactions have been consummated pursuant to the terms of the APO Transaction Documents and in compliance with all applicable laws.

8.1.27. Related Businesses. Borrowers are engaged in the businesses of producing and distributing low emission diesel gasoline and alternative fuel engines as of the Closing Date, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to Borrowers, as required for the continued successful operation of Borrowers taken as a whole. Borrowers have requested the Lenders to make credit available hereunder primarily for the purposes of Section 2.1.3 and generally for the purposes of financing the operations of Borrowers. Each Borrower and each Subsidiary of each Borrower expects to derive benefit (and the Board of Directors of each Borrower and each Subsidiary of each Borrower has determined that such Borrower or Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of each Borrower and each Subsidiary of each Borrower is dependent on the continued successful performance of the functions of the group as a whole. Each Borrower acknowledges that, but for the agreement of each of the other Borrowers, Agent and Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

8.2. Continuous Nature of Representations and Warranties.

Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of any Borrower’s or one of any Borrower’s Subsidiary’s business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes, such changes are expressly permitted by this Agreement or such changes do not have or evidence a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan request made or deemed made pursuant to subsection 4.1.1 hereof shall constitute Borrowers’ reaffirmation, as of the date of each such loan request, of each representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower, or any Guarantor in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto.

8.3. Survival of Representations and Warranties.

All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

SECTION 9. COVENANTS AND CONTINUING AGREEMENTS

9.1. Affirmative Covenants.

During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall:

9.1.1. Visits and Inspections; Lender Meeting. Permit (i) representatives of Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, each Borrower’s and each of its Subsidiaries’ business, assets, liabilities, financial condition, business prospects and results of operations and (ii) appraisers engaged pursuant to Section 3.10 (whether or not personnel of Agent), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, for the purpose of completing appraisals pursuant to Section 3.10. Agent, if no Default or Event of Default then exists, shall give Borrowers reasonable prior notice of any such inspection or audit. Without limiting the foregoing, Borrowers will participate and will cause their key management personnel to participate in a meeting with Agent and Lenders periodically during each year (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Agent or Majority Lenders), which meeting(s) shall be held at such times and such places as may be reasonably requested by Agent.

9.1.2. Notices. Promptly notify Agent and Lenders in writing, after a Borrower’s obtaining knowledge thereof, of any of the following that affects any Borrower or any Guarantor: (a) the threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could have a Material Adverse Effect; (b) any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that could have a Material Adverse Effect; (c) any default under or termination of an agreement or a contract that could have a Material Adverse Effect; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $500,000; (f) any violation or asserted violation of any applicable law, if an adverse resolution could have a Material Adverse Effect; (g) the occurrence of a Reportable Event; (h) the discharge of or any withdrawal or resignation of Borrowers’ independent accountants; (i) any change in any Borrower’s chief executive officer, chief operating officer or chief financial officer; or (j) any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, Borrowers agree to provide Agent with prompt written notice of any change in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.

9.1.3. Financial Statements. Keep, and cause each of their Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers’ certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:

(i) not later than 120 days after the close of each fiscal year of Parent, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Parent and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized standing selected by Parent but acceptable to Agent and, within a reasonable time thereafter a copy of any management letter issued in connection therewith;

(ii) not later than 30 days after the end of each month hereafter, including the last month of Parent’s fiscal year, unaudited interim financial statements of Parent and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated basis, certified by the principal financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Parent and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii) together with each delivery of financial statements pursuant to clauses (i) and (ii) (solely for the months ending March 31, June 30, September 30 and December 31, and commencing on June 30, 2011) of this subsection 9.1.3, a management discussion and analysis setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year. The information above shall be presented in reasonable detail and shall be certified by the principal financial officer of Parent to the effect that such information fairly presents in all material respects the results of operation and financial condition of Parent and its Subsidiaries as at the dates and for the periods indicated;

(iv) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Parent has made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which Parent or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor or any national securities exchange;

(v) upon request of Agent, copies of any annual report to be filed with ERISA in connection with each Plan; and

(vi) such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrowers’ or any of their Subsidiaries’ financial condition or results of operations.

Concurrently with the delivery of the financial statements described in paragraph (i) and (ii) of this subsection 8.1.3, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit 9.1.3 hereto executed by the principal financial officer of Parent (a “Compliance Certificate”).

9.1.4. Borrowing Base Certificates. On or before the 3rd day of each week from and after the date hereof, Borrowers shall deliver to Agent, in form acceptable to Agent, a Borrowing Base Certificate as of the last day of the immediately preceding week, with such supporting materials as Agent shall reasonably request. If Borrowers deem it advisable, or Agent shall request, Borrowers shall execute and deliver to Agent Borrowing Base Certificates more frequently than weekly. On or before the 20th day of each calendar month from and after the date hereof, Borrowers shall deliver to Agent, in the form reasonably acceptable to Agent, (i) reconciliations of Borrowers’ Accounts as shown on the month-end Borrowing Base Certificate for the immediately preceding month to Borrowers’ accounts receivable agings, to Borrowers’ general ledger and to Borrowers’ most recent financial statements and (ii) reconciliations of Borrowers’ Inventory as shown on Borrowers’ perpetual inventory, to Borrowers’ general ledger and to Borrowers’ financial statements, all with supporting materials as Agent shall reasonably request.

9.1.5. Landlord, Processor and Storage Agreements. Provide Agent with copies of all agreements between any Borrower or any of its Subsidiaries and any landlord, warehouseman, processor, distributor or consignee which owns or is the lessee of any premises at which any Collateral may, from time to time, be kept. With respect to any lease (other than leases for sales offices), warehousing agreement or any processing agreement in any case entered into after the Closing Date, Borrowers shall use commercially reasonable efforts to provide Agent with landlord waivers, bailee letters or processor letters with respect to such premises. In the event Borrowers do not provide Agent with any such landlord waiver, bailee letter or processor letter with respect to any leased or warehouse location, Borrowers acknowledge that, in Agent’s credit judgment, Inventory at such location shall not be Eligible Inventory or Agent may establish a Rent and Charges Reserve for such location. Such landlord waivers, bailee letters or processor letters shall be in a form supplied by Agent to Borrowers with such reasonable revisions as are customarily accepted by Agent or by similar financial institutions in similar financial transactions.

9.1.6. Guarantor Financial Statements. Deliver or cause to be delivered to Agent financial statements, if any, for each Guarantor (to the extent not consolidated with the financial statements delivered to Agent under subsection 9.1.3) in form and substance satisfactory to Agent at such intervals and covering such time periods as Agent may request.

9.1.7. Projections. No later than 30 days after to the end of each fiscal year of Parent, deliver to Agent Projections of Parent and each of its Subsidiaries for the forthcoming fiscal year, quarter by quarter.

9.1.8. Subsidiaries. Cause each Domestic Subsidiary of each Borrower, whether now or hereafter in existence, promptly upon Agent’s request therefor, to execute and deliver to Agent at Agent’s option (x) a joinder agreement in form and substance reasonably acceptable to Agent whereby such Domestic Subsidiary would become an additional Borrower hereunder or (y) a Guaranty Agreement and a security agreement pursuant to which such Domestic Subsidiary guaranties the payment of all Obligations and grants to Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 6.1. Additionally, with respect to each Domestic Subsidiary and first tier Foreign Subsidiary, the applicable Borrower shall execute and deliver to Agent a pledge agreement pursuant to which such Borrower grants to Agent a first priority Lien (subject only to Permitted Liens) with respect to all (66% with respect to first tier Foreign Subsidiary) of the issued and outstanding Securities of each Subsidiary.

9.1.9. Deposit and Brokerage Accounts.

(a) For each deposit account or brokerage account (other than petty cash accounts with balances less than $10,000 individually or $25,000 in the aggregate) that any Borrower at any time opens or maintains, Borrowers shall, at Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of Borrowers.

(b) Each Borrower shall, and shall cause each Domestic Subsidiary to, maintain all of its lockbox accounts, blocked accounts, disbursement accounts and other operating accounts (other than petty cash disbursement accounts and payroll accounts) with Bank; provided that for a period of 90 days from the Closing Date (or such longer time period as Agent may agree to in its sole discretion), such Borrowers shall be permitted to maintain the Existing Lender Accounts.

9.2. Negative Covenants.

During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall not:

9.2.1. Mergers ; Consolidations ; Acquisitions ; Structural Changes. Merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; change its or any of its Subsidiaries’ state of incorporation or organization, Type of Organization or Organizational I.D. Number, without giving Agent at least 30 days prior written notice thereof; change its or any of its Subsidiaries’ legal name, without giving Agent at least 30 days prior written notice thereof; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:

(i) mergers of any Subsidiary of a Borrower into another Borrower or another wholly-owned Subsidiary of a Borrower; and

(ii) acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures permitted under subsection 9.2.8.

9.2.2. Loans. Make, or permit any Subsidiary of any Borrower to make, any loans or other advances of money to any Person, other than (i) for salary, travel advances, advances against commissions and other similar advances to employees in the ordinary course of business, (ii) extensions of trade credit in the ordinary course of business, (iii) deposits with financial institutions permitted under this Agreement, and (iv) prepaid expenses and (v) loans made by any Borrower to any other Borrower.

9.2.3. Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of any Borrower to create, incur or suffer to exist, any Indebtedness, except:

(i) Obligations owing to Agent or any Lender under this Agreement or any of the other Loan Documents;

(ii) Indebtedness, including without limitation Subordinated Debt, existing on the date of this Agreement and listed on Exhibit 9.2.3;

(iii) Permitted Purchase Money Indebtedness;

(iv) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(v) Guaranties of any Indebtedness permitted hereunder;

(vi) Indebtedness in respect of intercompany loans permitted under subsection 9.2.2(v);

(vii) obligations to pay Rentals permitted by subsection 9.2.18;

(viii) to the extent not included above, trade payables, accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue) not for Money Borrowed;

(ix) Subordinated Debt which does not exceed at any time, in the aggregate, the sum of $5,000,000; and

(x) Indebtedness not included in paragraphs (i) through (viii) above which does not exceed at any time, in the aggregate, the sum of $500,000.

9.2.4. Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of any Borrower to enter into or be a party to, any transaction with any Affiliate of Borrower or any holder of any Securities of any Borrower or any Subsidiary of any Borrower, including without limitation any management, consulting or similar fees, except (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate or Security holder of any Borrower, and (ii) as otherwise permitted under this Agreement.

9.2.5. Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of any Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:

(i) Liens at any time granted in favor of Agent for the benefit of Lenders;

(ii) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 8.1.14 hereto, but only if in Agent’s judgment such Lien would not reasonably be expected to adversely effect Agent’s rights or the priority of Agent’s Lien on any Collateral;

(iii) Liens arising in the ordinary course of the business of any Borrower or any of its Subsidiaries by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of such Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the business of such Borrower or any of its Subsidiaries;

(iv) Purchase Money Liens securing Permitted Purchase Money Indebtedness;

(v) such other Liens as appear on Exhibit 9.2.5 hereto;

(vi) Liens incurred or deposits made in the ordinary course of business in connection with (1) worker’s compensation, social security, unemployment insurance and other like laws or (2) sales contracts, leases, statutory obligations, work-in-progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;

(vii) reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by a Borrower or one of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of any Borrower’s or such Subsidiary’s business;

(viii) judgment Liens that do not give rise to an Event of Default under subsection 11.1.15;

(ix) Liens securing Subordinated Debt permitted under subsection 9.2.3(ix); and

(x) such other Liens as Majority Lenders may hereafter approve in writing.

9.2.6. Payments and Amendments of Certain Debt.

(i) make or permit any Subsidiary of any Borrower to make any payment of any part or all of any Subordinated Debt or take any other action or omit to take any other action in respect of any Subordinated Debt, except in accordance with the subordination agreement relative thereto or the subordination provisions thereof; or

(ii) amend or modify any agreement, instrument or document evidencing or relating to any Subordinated Debt.

9.2.7. Distributions. Declare or make, or permit any Subsidiary of any Borrower to declare or make, any Distributions, except for:

(i) Distributions by any Subsidiary of a Borrower to a Borrower;

(ii) Distributions paid solely in Securities of a Borrower or any of its Subsidiaries;

(iii) Distributions by a Borrower in amounts necessary to permit such Borrower to repurchase Securities of a Borrower from employees of any Borrower or any of its Subsidiaries upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions and the aggregate cash amount of such Distributions, measured at the time when made, does not exceed $50,000 in any fiscal year of Borrowers;

(iv) Distributions by Borrowers in an amount sufficient to permit Parent to pay Consolidated tax liabilities of Parent, Borrowers and Borrowers’ Subsidiaries relating to the business of Borrowers and Borrowers’ Subsidiaries, so long as Parent applies the amount of such Distributions for such purpose; and

(v) Distributions by Borrowers (other than Parent) to Parent, and Distributions by Parent to the extent necessary to pay (a) administrative costs and expenses related to the business of Borrowers and their Subsidiaries, (b) registration delay payments (in the event Parent does not timely file its resale registration statement with the Securities and Exchange Commission or such registration statement has been declared ineffective) made pursuant to the Registration Rights Agreement, dated as of April 29, 2011, among Parent and each of the purchasers party thereto, as such agreement is in effect on the Closing Date, and (c) dividends to its preferred stockholders (in the event any of its preferred shares do not timely convert to common shares) made pursuant to the Certificate of Designations of Series A Preferred Stock of Parent, as such agreement is in effect on the Closing Date, so long as, in each case, Parent applies the amount of such Distributions for such purpose.

9.2.8. Capital Expenditures. Make Capital Expenditures (including, without limitation, by way of capitalized leases) which, in the aggregate, as to Borrowers and all of their Subsidiaries, exceed $4,000,000 during any fiscal year of Borrowers.

9.2.9. Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of any Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale-and-leaseback transaction, to or in favor of any Person, except for:

(i) sales of Inventory in the ordinary course of business;

(ii) transfers, sales or leases of Property to a Borrower (other than Parent or Holdings) by a Borrower or a Subsidiary of a Borrower;

(iii) dispositions of Property that is substantially worn, damaged, uneconomic or obsolete (subject to subsection 7.4.2 hereof);

(iv) dispositions of investments described in paragraphs (iv), (v), (vi) and (vii) of the definition of the term “Restricted Investments”;

(v) the sale of the real Property commonly known as 655 Wheat Lane, Wood Dale, Illinois 60191 (subject to subsection 4.3.1 hereof), which sale is for cash and not to an Affiliate of the Borrower; and

(vi) other dispositions expressly authorized by this Agreement.

9.2.10. Securities of Subsidiaries. Permit any of their Subsidiaries to issue any additional Securities except to a Borrower and except for director’s qualifying Securities.

9.2.11. Guaranteed Sales, Etc. Make, or permit any Subsidiary of any Borrower to make, a sale to any customer on a guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis.

9.2.12. Restricted Investment. Make or have, or permit any Subsidiary of any Borrower to make or have, any Restricted Investment.

9.2.13. Subsidiaries and Joint Ventures. Create, acquire or otherwise suffer to exist, or permit any Subsidiary of any Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement not in existence as of the date hereof, other than an investment by Holdings in an aggregate amount invested not to exceed $500,000 in cash and $500,000 in equipment and other assets at any time in a joint venture arrangement with Renewegy LLC so long as (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) no future capital calls or other contingent obligations are assumed by Holdings or any other Borrower in connection therewith, and (iii) such joint venture arrangement shall be in a line of business of the type engaged in by the Borrowers as of the Closing Date.

9.2.14. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent, another Borrower and Borrowers’ Subsidiaries.

9.2.15. Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of their Subsidiaries’ charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

9.2.16. Fiscal Year End. Change, or permit any Subsidiary of any Borrower to change, its fiscal year end.

9.2.17. Negative Pledges. Enter into any agreement (other than in any documents governing any Subordinated Debt) limiting the ability of Borrower or any of its Subsidiaries to voluntarily create Liens upon any of its Property.

9.2.18. Leases. Become, or permit any of their Subsidiaries to become, a lessee under any operating lease (other than a lease under which a Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrowers or any of their Subsidiaries is then lessee would exceed $5,000,000. The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

9.2.19. APO Transaction Documents. Agree to, or suffer to occur, any amendment, supplement or addition to, or any other modification of, any APO Transaction Document.

9.2.20. Executive Compensation. Permit the total compensation of Gary Winemaster, Kenneth Winemaster and Thomas Somodi (including without limitation salary, bonuses and all other forms of compensation other than noncash benefits) in any fiscal year to exceed 110% of such compensation for the past fiscal year. Notwithstanding the foregoing, the Borrowers may pay (i) annual aggregate compensation to each of Gary Winemaster, Kenneth Winemaster and Thomas Somodi in an amount not to exceed compensation paid to similarly situated officers in similarly situated companies and (ii) annual aggregate compensation to Thomas Somodi in an amount consistent with or substantially similar to the annual aggregate compensation provided for in that certain Employment Agreement, dated as of April 16, 2005, between Thomas Somodi and Holdings, as amended through and including the Closing Date.

9.3. Specific Financial Covenants.

During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall comply with all of the financial covenants set forth in Exhibit 9.3 hereto. If GAAP changes from the basis used in preparing the audited financial statements delivered to Agent by Borrowers on or before the Closing Date, Borrowers will provide Agent with certificates demonstrating compliance with such financial covenants and will include, at the election of Borrowers or upon the request of Agent, calculations setting forth the adjustments necessary to demonstrate how Borrowers are also in compliance with such financial covenants based upon GAAP as in effect on the Closing Date.

SECTION 10. CONDITIONS PRECEDENT

10.1. Initial Loans.

Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make the Loans, nor shall Agent be required to issue or procure any Letter of Credit or LC Guaranty to be made or issued on the Closing Date unless and until each of the following conditions has been and continues to be satisfied or waived by Majority Lenders:

10.1.1. Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.

10.1.2. No Default. No Default or Event of Default shall exist.

10.1.3. Other Conditions. Each of the conditions precedent set forth in the Loan Documents shall have been satisfied.

10.1.4. Availability. Agent shall have determined that immediately after Lenders have made the initial Loans and after Agent has issued or procured the initial Letters of Credit and LC Guaranties contemplated hereby, and Borrowers have paid (or, if accrued, treated as paid) all closing costs incurred in connection with the transactions contemplated hereby (including without limitation the APO Transactions), and has reserved an amount sufficient to pay all trade payables aged in excess of historical practice, Availability shall not be less than 20% of the aggregate Borrowing Base.

10.1.5. No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

10.1.6. APO Transactions. The APO Transactions shall have been consummated in accordance with the terms of the APO Transaction Documents and in compliance with all applicable laws.

10.1.7. Material Adverse Effect. As of the Closing Date, since December 31, 2009, there has not been any material adverse change in its business, assets, financial condition or income and no event or condition exists which would be reasonably likely to result in any Material Adverse Effect.

10.1.8. Existing Lender. Agent shall have received a payoff letter from the Existing Lender, which payoff letter shall be in form and substance reasonably acceptable to Agent.

10.1.9. Patriot Act. The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer and Anti-Money Laundering rules and regulations, including without limitation the USA Patriot Act.

10.1.10. Fixed Charge Coverage Ratio. The Agent shall have received a Compliance Certificate evidencing that the Fixed Charge Coverage Ratio for the twelve month period ending on the last day of the fiscal month most recently ended, as determined on a pro forma basis, after giving effect to the initial Loans being made hereunder and the initial Letters of Credit being issued hereunder, is not less than 1.10 to 1.0.

10.1.11. Shareholder Agreements. Any shareholder agreements of Parent and its Subsidiaries shall be satisfactory to Agent and the Lenders.

10.1.12. Private Placement. Parent shall have received cash proceeds (net of related discounts, fees and expenses) of not less than $10,000,000 pursuant to a private placement of its equity on terms and conditions satisfactory to Agent.

10.1.13. Capital Structure. The capital and organizational structure of Parent and its Subsidiaries shall be satisfactory to Agent and the Lenders, after giving effect to the APO Transactions;

10.2. Conditions Precedent to All Loans and Credit Accommodations.

No Lender shall be required to make any Loan, nor shall Agent be required to issue or procure, any Letter of Credit or LC Guaranty unless and until the following conditions are satisfied:

10.2.1. No Default or Event of Default. No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant; and

10.2.2. Representations and Warranties. The representations and warranties of each Borrower and its Subsidiaries in the Loan Documents shall be true and correct in all material respects on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date or for such changes as provided in Section 8.2).

SECTION 11. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

11.1. Events of Default.

The occurrence of one or more of the following events shall constitute an “Event of Default”:

11.1.1. Payment of Obligations. Borrowers shall fail to pay any of the Obligations hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).

11.1.2. Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 8.2 hereof.

11.1.3. Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 6.2 (Other Collateral), 6.3 (Lien Perfection; Further Assurances), 6.4 (Lien on Realty), 7.1.1 (Location of Collateral), 7.1.2 (Insurance of Collateral), 7.2.4 (Maintenance of Dominion Account), 7.2.5 (Collection of Accounts; Proceeds of Collateral), 9.1.1 (Visits and Inspections; Lender Meeting), 9.1.2 (Notices), 9.1.4 (Borrowing Base Certificates), 9.1.9 (Deposit and Brokerage Accounts), 9.2 (Negative Covenants) or 9.3 (Specific Financial Covenants) hereof on the date that Borrowers are required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in Section 9.1.3 (Financial Statements) or 9.1.7 (Projections) hereof within 5 days following the date on which Borrowers are required to perform, keep or observe such covenant.

11.1.4. Breach of Other Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 11.1 hereof) and the breach of such other covenant is not cured to Agent’s satisfaction within 15 days after the sooner to occur of any Borrower’s receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of any Borrower.

11.1.5. Default Under Security Documents, Other Agreements or APO Transaction Documents. Any event of default shall occur under, or any Borrower, any of its Subsidiaries or any other Guarantor shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents, the Other Agreements or the APO Transaction Documents and such default shall continue beyond any applicable grace period.

11.1.6. Other Defaults. There shall occur any default or event of default on the part of any Borrower, any Subsidiary of any Borrower or any other Guarantor under any agreement, document or instrument to which such Borrower, such Subsidiary of such Borrower or such Guarantor is a party or by which such Borrower, such Subsidiary of such Borrower or such Guarantor or any of its Property is bound, evidencing or relating to (a) any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $750,000, if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof or (b) any Subordinated Debt.

11.1.7. Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of $1,000,000, in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.

11.1.8. Insolvency and Related Proceedings. Any Borrower, any Subsidiary of Borrower or any other Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower, any Subsidiary of any Borrower or any other Guarantor under U.S. federal bankruptcy laws (if against any Borrower, any Subsidiary of any Borrower or any other Guarantor the continuation of such proceeding for more than 30 days), or any Borrower, any Subsidiary of any Borrower or any other Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.

11.1.9. Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Borrower, any Subsidiary of any Borrower or any other Guarantor for a period which materially adversely affects such Borrower’s, such Subsidiary’s or such Guarantor’s capacity to continue its business on a profitable basis; or any Borrower, any Subsidiary of any Borrower or any other Guarantor shall suffer the loss or revocation of any material governmental license or permit now held or hereafter acquired by any Borrower, any Subsidiary of any Borrower or any other Guarantor which is necessary to the continued or lawful operation of its business; or any Borrower, any Subsidiary of any Borrower or any other Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Borrower, any Subsidiary of any Borrower or any other Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.

11.1.10. Change of Ownership. (a) Gary Winemaster and Kenneth Winemaster, collectively, shall cease to own and control, beneficially and of record in excess of 51% of the issued and outstanding Voting Stock of Parent, (b) Parent shall cease to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Securities and Voting Stock of Holdings and each of its other Subsidiaries or (c) Holdings shall cease to own and control, beneficially and of record, 100% of the issued and outstanding Securities and Voting Stock of each of its Subsidiaries.

11.1.11. ERISA. A Reportable Event shall occur which, in Agent’s determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower, any Subsidiary of any Borrower or any other Guarantor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Borrower’s, such Subsidiary’s or such Guarantor’s complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.

11.1.12. Challenge to Agreement. Any Borrower, any Subsidiary of Borrower or any other Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.

11.1.13. Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof.

11.1.14. Criminal Forfeiture. Any Borrower, any Subsidiary of Borrower or any other Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of any Borrower, any Subsidiary of Borrower or any other Guarantor.

11.1.15. Judgments. Any money judgment, writ of attachment or similar processes (collectively, “Judgments”) are issued or rendered against any Borrower, any Subsidiary of any Borrower or any other Guarantor, or any of their respective Property (i) in the case of money judgments, in an amount of $1,000,000 or more for any single judgment, attachment or process or $2,000,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, bonded over, released or discharged within 60 days.

11.2. Acceleration of the Obligations.

Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders, be terminated and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent the full amount of such Obligations, provided that, upon the occurrence of an Event of Default specified in subsection 11.1.8 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.

11.3. Other Remedies.

Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following other rights and remedies:

11.3.1. All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.

11.3.2. The right to take immediate possession of the Collateral, and to (i) require each Borrower and each of its Subsidiaries to assemble the Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any Subsidiary of any Borrower, Borrowers agree not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).

11.3.3. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrowers agree that 10 days’ written notice to Borrowers or any of their Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower’s or any of its Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing 2 Business Days for collection, first, to the costs, expenses and attorneys’ fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, each Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefor.

11.3.4. Agent is hereby granted a license or other right to use, without charge, each Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements shall inure to Agent’s benefit.

11.3.5. Agent may, at its option, require Borrowers to deposit with Agent funds equal to 105% of the LC Amount and, if Borrowers fail to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Revolving Loan. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

11.4. Setoff and Sharing of Payments.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice to Borrowers being hereby expressly waived) to setoff and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to a Borrower or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to setoff shall, to the extent the amount of any such setoff exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.

11.5. Remedies Cumulative; No Waiver.

All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrowers or between Agent and Borrowers heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrowers to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrowers.

SECTION 12. AGENT

12.1. Authorization and Action.

Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, Borrowers. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

12.2. Agent’s Reliance, Etc.

Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer of such lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent’s customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 12.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 4 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrowers or Borrowers’ independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

12.3. Harris and Affiliates.

With respect to its commitment hereunder to make Loans, Harris shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms “Lender,” “Lenders” or “Majority Lenders” shall, unless otherwise expressly indicated, include Harris in its individual capacity as a Lender. Harris and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, and any Person who may do business with or own Securities of any Borrower, all as if Harris were not Agent and without any duty to account therefor to any other Lender.

12.4. Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrowers.

12.5. Indemnification.

Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys’ fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 12.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrowers, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent for all such amounts.

12.6. Rights and Remedies to Be Exercised by Agent Only.

Each Lender agrees that, except as set forth in Section 11.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.

12.7. Agency Provisions Relating to Collateral.

Each Lender authorizes and ratifies Agent’s entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent’s Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition is made in compliance with subsection 9.2.9 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default; or (v) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 12.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.

12.8. Agent’s Right to Purchase Commitments.

Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender’s sole discretion, to purchase for Agent’s own account all of such Lender’s interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.

12.9. Right of Sale; Assignment; Participations.

So long as Harris, both before and after giving effect thereto, is the Majority Lender, Borrowers hereby consent to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender’s rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth below:

12.9.1. Sales; Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent and, in the absence of a Default or Event of Default, Borrowers, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an original signatory to this Agreement, (iv) the assigning Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys’ fees and expenses incurred by Agent in connection with any such sale or assignment and (v) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.

12.9.2. Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation.

12.9.3. Certain Agreements of Borrowers. Borrowers agree that (i) they will use commercially reasonable efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 13.14 hereof, such Lender may disclose credit information regarding Borrowers to any potential Participant or assignee.

12.9.4. Non U.S. Resident Transferees. If, pursuant to this Section 12.9, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, any Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrowers either United States Internal Revenue Service Form W-8BEN or United States Internal Revenue Service Form W-8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrowers a new Form W-8BEN or Form W-8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption. Each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section is rendered obsolete or inaccurate in any material respects as a result of a change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

12.10. Amendment.

No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, to do any of the following: (1) increase or decrease the aggregate Loan Commitments or any Lender’s Revolving Loan Commitment; (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to Harris in its capacity as Agent, which may be reduced by Harris unilaterally; (3) increase or decrease any interest rate payable hereunder; (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to Harris in its capacity as Agent, which may be postponed by Harris unilaterally; (5) increase any advance percentage contained in the definition of the term Borrowing Base; (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder; (7) release or discharge any Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents; (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof; (9) amend the definition of the term Majority Lenders; (10) amend this Section 12.10; or (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 12.7 hereof; or (ii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document. If a fee is to be paid by Borrowers in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).

12.11. Resignation of Agent; Appointment of Successor.

Agent may resign as Agent by giving not less than thirty (30) days’ prior written notice to Lenders and Borrowers. If Agent shall resign under this Agreement, then, (i) subject to the consent of Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to Lenders and Borrowers of its resignation, then Agent shall appoint a successor agent who shall serve as Agent until such time as Majority Lenders appoint a successor agent, subject to Borrowers’ consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term “Agent” shall mean such successor effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.

12.12. Audit, Appraisal and Examination Reports; Disclaimer by Lenders.

By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit, appraisal or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report and (ii) shall not be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits, appraisals or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers’ books and records as well as on representations of Borrowers’ personnel;

(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 13.14; and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’ fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 13. MISCELLANEOUS

13.1. Power of Attorney.

Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent’s agent, may, without notice to any Borrower and in any Borrower’s or Agent’s name, but at the cost and expense of Borrowers:

13.1.1. At such time or times as Agent or said agent, in its sole discretion, may determine, endorse any Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent’s control.

13.1.2. At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (vi), (viii) and (ix) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of any Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Borrower’s stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent’s determination, to fulfill any Borrower’s obligations under this Agreement.

The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.

13.2. Indemnity.

Each Borrower hereby agrees to indemnify Agent and each Lender (and each of their Affiliates) and hold Agent and each Lender (and each of their Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys’ fees and legal expenses) as the result of such Borrower’s failure to observe, perform or discharge such Borrower’s duties hereunder. In addition, each Borrower shall defend Agent and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of Agent, any Lender or any Affiliate of Agent or any Lender, as applicable). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender (and each of their Affiliates) by any Person under any Environmental Laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 13.2 shall survive the payment in full of the Obligations and the termination of this Agreement.

13.3. Sale of Interest.

No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, such Borrower’s rights, title, interests, remedies, powers and duties hereunder or thereunder.

13.4. Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.5. Successors and Assigns.

This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, Agent and each Lender permitted under Section 12.9 hereof.

13.6. Cumulative Effect; Conflict of Terms.

The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

13.7. Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

13.8. Notice.

Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) Business Days after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

(A) If to Agent:	Harris N.A. 111 West Monroe Chicago, Illinois 60603 Attention: Jason Hoefler Facsimile No.: (312) 765-1641

With a copy to:	Goldberg Kohn Ltd. 55 East Monroe Street Suite 3300 Chicago, Illinois 60603 Attention: Jessica L. DeBruin Facsimile No.: (312) 863-7857

(B) If to Borrowers:	c/o Power Solutions International, Inc. 655 Wheat Lane Wood Dale, Illinois 60191 Attention: Mr. Gary Winemaster Facsimile No.: (630) 350-0103

With a copy to:	Reinhart Boerner Van Deuren s.c. 1000 North Water Street Suite 1700 Milwaukee, Wisconsin 53202 Attention: David B. Schulz Facsimile No.: (414) 298-8097

(C) If to any Lender, at its address indicated on the signature pages hereof or in an Assignment and Acceptance Agreement,

or to such other address as each party may designate for itself by notice given in accordance with this Section 13.8; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 4.1.1 or 5.2.2 hereof shall not be effective until received by Agent or such Lender.

13.9. Consent.

Whenever Agent’s, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

13.10. Credit Inquiries.

Borrowers hereby authorize and permit Agent to respond to usual and customary credit inquiries from third parties concerning any Borrower or any of its Subsidiaries.

13.11. Time of Essence.

Time is of the essence of this Agreement, the Other Agreements and the Security Documents.

13.12. Entire Agreement.

This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.

13.13. Interpretation.

No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

13.14. Confidentiality.

Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent’s and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 13.14.

13.15. GOVERNING LAW; CONSENT TO FORUM.

THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT’S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT’S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH ANY BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS’ ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

13.16. WAIVERS BY BORROWERS.

EACH BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS , CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH BORROWERS MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO AGENT’S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT’S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF; AND (vi) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES). EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S AND EACH LENDER’S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.17. Advertisement.

Borrowers hereby authorize Agent to publish the name of any Borrower and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Agent elects to publish.

13.18. Reimbursement.

The undertaking by Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several. To the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 13.18 is intended only to define the relative rights of Borrowers, and nothing set forth in this Section 13.18 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this Section 13.18 or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations), not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.

13.19. Patriot Act Notice.

Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding any Borrower’s management and owners, such as legal name, address, social security number and date of birth.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

THE W GROUP, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GREAT LAKES, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

AUTO MANUFACTURING, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

TORQUE POWER SOURCE PARTS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Signature Page to Loan and Security Agreement

POWER PROPERTIES, L.L.C.

By:	The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER PRODUCTION, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GLOBAL SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

PSI INTERNATIONAL, LLC

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	Manager

XISYNC LLC

By:	The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

HARRIS N.A., as Agent and as a Lender

By:	/s/ William Kennedy
Name:	William Kennedy
Title:	Vice President

Signature Page to Loan and Security Agreement

Revolving Loan Commitment: $35,000,000

Signature Page to Loan and Security Agreement

LIST OF EXHIBITS AND SCHEDULES

Exhibit 2.1	Form of Revolving Note

Exhibit 7.1.1	Business Locations

Exhibit 8.1.1	Jurisdictions in which any Borrower and its Subsidiaries are Authorized to do Business

Exhibit 8.1.4	Capital Structure

Exhibit 8.1.5	Names; Organization

Exhibit 8.1.13	Surety Obligations

Exhibit 8.1.14	Tax Identification Numbers of Subsidiaries

Exhibit 8.1.15	Brokers’ Fees

Exhibit 8.1.16	Patents, Trademarks, Copyrights and Licenses

Exhibit 8.1.19	Contracts Restricting Right to Incur Debts

Exhibit 8.1.20	Litigation

Exhibit 8.1.22	Capitalized and Operating Leases

Exhibit 8.1.23	Pension Plans

Exhibit 8.1.25	Labor Relations

Exhibit 9.1.3	Form of Compliance Certificate

Exhibit 9.1.4	Form of Borrowing Base Certificate

Exhibit 9.2.3	Existing Indebtedness

Exhibit 9.2.5	Permitted Liens

Exhibit 9.2.12	Permitted Investments

Exhibit 9.3	Financial Covenants

List of Exhibits and Schedules

EXHIBIT 2.1

FORM OF REVOLVING NOTE

$	, 20 Chicago, Illinois

FOR VALUE RECEIVED, the undersigned (hereinafter “Borrowers”), hereby, jointly and severally, PROMISE TO PAY to the order of                                                  , a                      corporation (“Lender”), or its registered assigns, at the principal office of Harris N.A., as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of                              ($            ), or such lesser principal amount as may be outstanding pursuant to the Loan Agreement (as hereinafter defined) with respect to the Revolving Credit Loan, together with interest on the unpaid principal amount of this Note outstanding from time to time.

This Note is one of the Revolving Credit Notes referred to in, and issued pursuant to, that certain Loan and Security Agreement dated as of April 29, 2011, by and among Borrowers, the lender signatories thereto (including Lender) and Harris N.A., as agent for such Lenders (Harris N.A. in such capacity “Agent”) (hereinafter amended from time to time, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement and, if not sooner paid in full, on April 29, 2014, unless the term hereof is extended in accordance with the Loan Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan Agreement.

Upon and after the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrowers.

Exhibit 2.1 – Page 1

This Note shall be interpreted, governed by, and construed in accordance with, the internal laws of the State of Illinois.

BORROWERS:	POWER SOLUTIONS INTERNATIONAL, INC.

By:
Name:
Title:

THE W GROUP, INC.

By:
Name:
Title:

POWER SOLUTIONS, INC.

By:
Name:
Title:

POWER GREAT LAKES, INC.

By:
Name:
Title:

AUTO MANUFACTURING, INC.

By:
Name:
Title:

TORQUE POWER SOURCE PARTS, INC.

By:
Name:
Title:

POWER PROPERTIES, L.L.C.

By:
Name:
Title:

POWER PRODUCTION, INC.

By:
Name:
Title:

POWER GLOBAL SOLUTIONS, INC.

By:
Name:
Title:

PSI INTERNATIONAL, LLC

By:
Name:
Title:

XISYNC LLC

By:
Name:
Title:

EXHIBIT 7.1.1

BUSINESS LOCATIONS

1.	Each Borrower currently has the following business locations, and no others:

Chief Executive Office:	655 Wheat Lane (owned by Properties) Wood Dale, Du Page County, Illinois 60191

Other Locations:

170-176 Mittel Drive (leased by Great Lakes)

Wood Dale, Du Page County, Illinois 60191

1455 Michael Drive (leased by Great Lakes)

Wood Dale, Du Page County, Illinois 60191

780 Arthur Avenue (leased by Great Lakes)

Elk Grove Village, Cook County, Illinois 60007

2.	Each Borrower maintains its books and records relating to Accounts and General Intangibles at:

 655 Wheat Lane (owned by Properties)

 Wood Dale, Du Page County, Illinois 60191

3.	Each Borrower has had no office, place of business or agent for process located in any county other than as set forth above, except:

 950 Arthur Avenue (formerly leased by Great Lakes)

 Elk Grove Village, Cook County, Illinois 60007

 (not a current location)

4.	Each Subsidiary currently has the following business locations, and no others:

Chief Executive Office:	Not Applicable.

Other Locations:	Not Applicable.

5.	Each Subsidiary maintains its books and records relating to Accounts and General Intangibles at:

 Not Applicable.

6.	Each Subsidiary has had no office, place of business or agent for process located in any county other than as set forth above, except:

 Not Applicable.

7.	The following bailees, warehouseman, similar parties and consignees hold Inventory of any Borrower or any one of its Subsidiaries:

Exhibit 7.1.1

Name and Address of Party	Nature of Relationship	Amount of Inventory[1]	Owner of Inventory
**	Warehouse	$822,900.00	Power Solutions
**	Warehouse	$1,319,289.42	Power Great Lakes
**	Processor	$45,449.18	Power Solutions
**	Processor	$1,032,201.01	Power Solutions
**	Processor	$0.00	Power Great Lakes
**	Processor	$10,514.62	Power Solutions
**	Processor	$53,397.86	Power Solutions
**	Processor	$2,191.12	Power Production
**	Processor	$3,674.81	Power Production
**	Consignment	$61,195.51	Power Solutions
**	Consignment	$7,832.71	Power Solutions
**	Consignment	$15,398.54	Power Solutions
**	Consignment	$7,222.58	Power Solutions
**	Consignment	$20,497.26	Power Global Solutions

[1]	Values as of March 31, 2011.

Name and Address of Party	Nature of Relationship	Amount of Inventory[1]	Owner of Inventory
**	Consignment	$2,794.38	Power Solutions
**	Consignment	$3,616.04	Power Solutions
**	Consignment	$862.58	Power Solutions
**	Consignment	$2,972.77	Power Solutions
**	Consignment	$11,317.26	Power Solutions
**	Consignment	$3,223.44	Power Solutions
**	Consignment	$3,535.17	Power Solutions
**	Consignment	$862.58	Power Solutions
**	Consignment	$15,448.94	Power Solutions
**	Consignment	$5,501.45	Power Solutions
**	Consignment	$12,216.00	Power Solutions
**	Consignment	$7,612.18	Power Solutions

EXHIBIT 8.1.1

JURISDICTIONS IN WHICH ANY BORROWER

AND ITS SUBSIDIARIES

ARE AUTHORIZED TO DO BUSINESS

Name of Entity	Jurisdiction
Parent	Nevada
Holdings	Delaware and Illinois
Power Solutions	Illinois
Great Lakes	Illinois
Auto Manufacturing	Illinois
Torque	Illinois
Properties	Illinois
Production	Illinois
Global	Illinois
PSI	Illinois
XISYNC	Illinois

Exhibit 8.1.1

EXHIBIT 8.1.4

CAPITAL STRUCTURE

1.	The classes and the number of authorized and issued Securities of Parent and the record owner of such Securities on the Closing Date are as follows:

See attached.

2.	The classes and the number of authorized and issued Securities of each Borrower (other than Parent) and the record owner of such Securities are as follows:

Borrower	Class of Securities	Number of Securities Issued and Outstanding	Record Owners	Number of Securities Authorized but Unissued
Holdings	common stock	1,000	Parent	1,000
Power Solutions	common stock	5,000	Holdings	4,000
Great Lakes	common stock	50,000	Holdings	49,000
Auto Manufacturing	common stock	10,000	Holdings	9,000
Torque	common stock	10,000	Holdings	9,000
Properties	membership interests	Not Applicable	Holdings	0%
Production	common stock	10,000	Holdings	9,000
Global	common stock	10,000	Holdings	9,000
PSI	membership interests	Not Applicable	Holdings	0%
XISYNC	membership interests	Not Applicable	Holdings	0%

3.	The number, nature and holder of all other outstanding Securities of Parent and each Subsidiary of Parent are as follows:

(a) Power Solutions International, Inc. Private Placement Warrants issued to the private placement investors, to purchase, in the aggregate, 24,000,000 shares of common stock $0.001 par value (Private Placement Warrant).

(b) Power Solutions International, Inc. Common Stock Warrant issued to Roth Capital Partners LLC to purchase 1,680,000 shares of common stock $0.001 par value (Placement Agent Warrant).

4.

The correct name and jurisdiction of incorporation or organization of Parent and each Subsidiary of Parent and the percentage of its issued and outstanding Voting Stock owned (directly or indirectly) by Parent are as follows:

Name	Jurisdiction of Incorporation/Organization	Percentage of Voting Stock Owned by Borrower
Parent	Nevada	Not Applicable
Holdings	Delaware	100% - owned by Parent
Power Solutions	Illinois	100% owned by Holdings

Exhibit 8.1.4

Name	Jurisdiction of Incorporation/Organization	Percentage of Voting Stock Owned by Borrower
Great Lakes	Illinois	100% owned by Holdings
Auto Manufacturing	Illinois	100% owned by Holdings
Torque	Illinois	100% owned by Holdings
Properties	Illinois	100% owned by Holdings
Production	Illinois	100% owned by Holdings
Global	Illinois	100% owned by Holdings
PSI	Illinois	100% owned by Holdings
XISYNC	Illinois	100% owned by Holdings

5.	The name of each of Parent’s and each Subsidiary of Parent corporate or joint venture Affiliates and the nature of the affiliation are as follows:

(a) Holdings owns certain units of Vconverter Production, LLC, a Michigan limited liability company (“Vconverter”), the number of which is approximately 0.01% of the units of Vconverter as of the Closing Date and which may increase from time to time pursuant to that certain Investment Agreement dated as of January 1, 2010 by and among Holdings, Vconverter Corporation, a Michigan corporation and Vconverter.

(b) Joint venture of Holdings with Renewegy LLC as contemplated by Section 9.2.13.

6.	The agreements or instruments binding upon the partners, members or shareholders of Parent or any of its Subsidiaries and relating to the ownership of its Securities, are as follows:

(a) Lock-Up Agreement entered into by the former stockholders of Holdings, which provides that any shares of, or securities convertible into, common stock of the Parent that are owned by such stockholders may not, without the consent of Roth Capital Partners, LLC, be sold or otherwise transferred for a period of 180 days following the closing of the APO Transactions.

(b) Articles of Incorporation of Power Solutions International, Inc. and the Certificate of Designation of Series A Convertible Preferred Stock of Power Solutions International, Inc.

(c) Registration Rights Agreement is made and entered into as of April 29, 2011 by and among Parent, and the “Investors” party thereto.

(d) Registration Rights Agreement is made and entered into as of April 29, 2011 by and among Parent, Gary Winemaster, Kenneth Winemaster and Thomas Somodi.

(e) Voting Agreements, dated as of April 29, 2011, by and between Parent and Gary Winemaster, Kenneth Winemaster and Thomas Somodi.

(f) Power Solutions International, Inc. Private Placement Warrants issued to the private placement investors, to purchase, in the aggregate, 24,000,000 shares of common stock $0.001 par value (Private Placement Warrant).

(g) Power Solutions International, Inc. Common Stock Warrant issued to Roth Capital Partners LLC to purchase 1,680,000 shares of common stock $0.001 par value (Placement Agent Warrant).

(h) The Purchase Agreement dated as of April 29, 2011 by and among Parent and the Investors set forth on the signature pages affixed thereto.

(i) Stock Purchase Agreement dated as of April 28, 2011 by and between Gary Winemaster and Thomas Somodi.

Power Solutions International, Inc. - Pro Forma Fully-Diluted Capitalization Table, Post-Reverse Split (1)

Shareholder	Series A Convertible Preferred Stock (Pre-Split)	Preferred Conversion Shares (Post-Split) (2)	Investor Warrant Shares (Post-Split) (3)	Placement Agent Warrant Shares (Post-Split) (4)	Common Stock (Post-Split)	Total Shares (Post-Split)
Gary Winemaster	52,778.49712	4,398,208	0	0	171,875	4,570,083
Kenneth Winemaster	33,586.31575	2,798,860	0	0	109,375	2,908,235
Thomas Somodi	9,596.09002	799,674	0	0	31,250	830,924
Shareholders of Format, Inc.	0	0	0	0	24,091	24,091
Existing Investors	18,000	1,500,000	750,000	0	0	2,250,000
Placement Agent	0	0	0	105,000	0	105,000

Total	113,960.90289	9,496,742	750,000	105,000	336,591	10,688,333

(1)

Reflects capitalization of Parent, after giving effect to the merger and the private placement on a fully-diluted basis (assuming for purposes hereof that the reverse split is consummated concurrently with the closing). This proforma capitalization table does not give effect to (A) the transactions contemplated by the Purchase and Sale Agreement, entered into in connection with the APO Transaction by and between Gary Winemaster and Thomas Somodi pursuant to which Gary Winemaster has agreed to purchase certain shares of Parent from Thomas Somodi as set forth therein, or (B) the gifts of an aggregate amount of approximately 295.008 shares of Series A Convertible Preferred Stock (which amount constitutes less than 1.0% of the Series A Convertible Preferred Stock) by Gary Winemaster and Kenneth Winemaster to Kenneth Landini.

(2)

The shares of Series A Convertible Preferred Stock will automatically convert into shares of Common Stock upon the occurrence of the reverse split, at a post-reverse split conversion price of $12.00 per share, subject to adjustment.

(3)	Represents shares of Common Stock issuable upon exercise of the warrants, at a post-reverse split exercise price of $13.00 per share, subject to adjustment.
(4)	Represents shares of Common Stock issuable upon exercise of the placement agent warrant at a post-reverse split exercise price of $13.20 per share, subject to adjustment.

EXHIBIT 8.1.5

NAMES; ORGANIZATION

1.	Parent’s correct name, as registered with the Secretary of State of the State of Nevada, is:

Power Solutions International, Inc.

2.	In the conduct of its business, Parent has used the following names:

Parent’s former legal name: Format, Inc.,

Other names used in the conduct of Parent’s business:

Format, Format Document Services, Inc.

3.	Each Subsidiary of Parent’s correct name, as registered with the Secretary of State of the State of its incorporation or formation, is:

Holdings – The W Group, Inc.

Power Solutions – Power Solutions, Inc.

Great Lakes – Power Great Lakes, Inc.

Auto Manufacturing – Auto Manufacturing, Inc.

Torque – Torque Power Source Parts, Inc.

Properties – Power Properties, L.L.C.

Production – Power Production, Inc.

Global – Global Power Solutions, Inc.

PSI – PSI International, Inc.

XISYNC – XISync LLC

4.	In the conduct of its business, each Subsidiary has used the following names:

Great Lakes – PGL, Inc., PGL

Power Solutions – PSI, ENGINECLICK,

Production – PPI

Global – NG Engines, PGS, SUPPLYGEN, SUPPLYGEN.COM, VPR (VALUE PERFORMANCE RELIABILITY), POWERVPR.COM, NGE NATURAL GAS ENGINE

Torque – TORQUE POWER SOURCE

Parent – Format, Inc., Format, Format Document Services, Inc.

XISYNC—Mastertrak

Exhibit 8.1.5

Domain Names:

PowerGreatLakes.com

PowerGreatLakes.net

PowerGreatLakes.org

Psiengines.com

Ngengine.com

Ngengine.net

Ngengine.org

MasterTrak.com

MasterTrakSeries.com

MasterTrakFleet.com

MasterTrakFleet.net

MasterTrakFleet.org

EngineClick.com

EngineCling.net

AutoClutch.com

IGreenEngine.com

IONHybrid.com

IONHybrid.org

IONHybrid.net

IPerkinsParts.com

IPerkinsParts.net

LpEngine.com

LpEngine.net

PowerGlobalSolution.com

PowerGlobalSolutions.net

PowerGlobalSolution.org

PowersInt.com

PowerVPR.com

SelectGM.com

5.	Parent’s Organizational I.D. Number is:

##### – ####

6.	Each Subsidiary of Parent’s Organizational I.D. Number is:

Holdings – #######

Power Solutions – ####–###–#

Great Lakes – ####–###–#

Auto Manufacturing – ####–###–#

Torque – ####–###–#

Properties – ####–###–#

Production – ####–###–#

Global – ####–###–#

PSI – ####–###–#

XISYNC – #######–#

7.	Parent’s type of Organization is:

Corporation

8.	Each Subsidiary of Parent’s type of Organization is:

Holdings – Corporation

Power Solutions – Corporation

Great Lakes – Corporation

Auto Manufacturing – Corporation

Torque – Corporation

Properties – Limited Liability Company

Production – Corporation

Global – Corporation

PSI – Limited Liability Company

XISYNC – Limited Liability Company

9.	Parent has not been the surviving entity of a merger or consolidation nor has it acquired substantially all the assets of any person, except as follows:

The APO Transactions.

10.	No Subsidiary of Parent has been the surviving entity of a merger or consolidation nor has it acquired substantially all the assets of any person.

None.

EXHIBIT 8.1.13

SURETY OBLIGATIONS

None.

Exhibit 8.1.13

EXHIBIT 8.1.14

TAX IDENTIFICATION NUMBERS OF SUBSIDIARIES OF PARENT

Borrower	Number
Parent	##–#######
Holdings	##–#######
Power Solutions	##–#######
Great Lakes	##–#######
Auto Manufacturing	##–#######
Torque	##–#######
Properties	##–#######
Production	##–#######
Global	##–#######
PSI	##–#######
XISYNC	##–#######

Exhibit 8.1.14

EXHIBIT 8.1.15

BROKERS’ FEES

1. In connection with the APO Transactions, Parent will pay Invision Capital, in its capacity as financial consultant to Holdings, a consulting fee of $30,000 and a transaction fee of $800,000, and reimburse Invision Capital for certain out-of-pocket expenses.

2. In connection with the APO Transactions, Parent will (a) pay Roth Capital Partners, LLC (“Roth”) a placement fee equal to 7% of the gross proceeds from the APO Transaction offering and reimburse Roth for certain out-of-pocket expenses, and (b) issue a warrant to Roth for the purchase of an amount equal to 7% of the aggregate shares of common stock issuable upon conversion of certain preferred shares offered in the APO Transactions offering.

Exhibit 8.1.15

EXHIBIT 8.1.16

PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

1.	Parent’s and its Subsidiaries’ patents:

Patent	Owner	Status in Patent Office	Federal Registration Number	Registration Date
None.

2.	Parent’s and its Subsidiaries’ trademarks:

Trademark	Owner	Status in Patent Office	Federal Registration Number	Registration Date
MASTERTRAK	XISYNC	Active	2854543	June 15, 2004

3.	Parent’s and its Subsidiaries’ copyrights:

Copyright	Owner	Status in Patent Office	Federal Registration Number	Registration Date
None.

Exhibit 8.1.16

EXHIBIT 8.1.19

CONTRACTS RESTRICTING RIGHT TO INCUR DEBT

Contracts that restrict the right of Parent or any of its Subsidiaries to incur Indebtedness:

Agreements, documents and instruments evidencing the Subordinated Debt, as contemplated by Section 9.2.17. As of the Closing Date, no Borrower has any Subordinated Debt.

Exhibit 8.1.19

EXHIBIT 8.1.20

LITIGATION

1.	Actions, suits, proceedings and investigations pending against Parent or any Subsidiary:

Title of Action	Nature of Action	Complaining Parties	Jurisdiction or Tribunal
None.

2.	The only threatened actions, suits, proceedings or investigations of which Parent or any Subsidiary is aware are as follows:

None.

Exhibit 8.1.20

EXHIBIT 8.1.22

CAPITALIZED AND OPERATING LEASES

Parent and its Subsidiaries have the following real property leases:

Lessee	Lessor	Term of Lease	Property Covered
Great Lakes	Gateway Jefferson, Inc.	March 24, 2004 – April 30, 2012	170-176 Mittel Drive, Wood Dale, Illinois
Great Lakes	AMB Partners II Local, L.P.	September 1, 2006 – April 30, 2012	1455 Michael Drive, Wood Dale, Illinois
Great Lakes	Dickal 770 L.L.C.	February 1, 2011 – April 30, 2012	780 Arthur Avenue, Elk Grove Village, Illinois

Parent and its Subsidiaries have the following capitalized and operating leases:

	Unit Number	Model	Serial	Begin	End

AS/R Systems - Carousel				8/15/2009	8/15/2010
ISBS (New in 2010) - Copiers				7/1/2010	6/30/2013

Vehicles (From audit workpapers)
2010	Buick	Enclave	5GALVCFD7AJ191022	3/23/2010	3/23/2013
2009	Cadillac	CTS		6/12/2009	6/12/2014
2009	Cadillac	DTS	1G6KD57Y79U112549	9/20/2008	9/20/2011
2008	Buick	Enclave	5GAEV23798J164575	10/30/07	10/29/11

Pitney Bowes Postage Machines
Schedule 003		1M00	4235881	7/30/2006	1/31/2013
Schedule 004		K700	3237051	10/30/2007	1/30/2012

Associated Integrated Supply Solutions
Cat LP Sit Down Counterbalance	C89027	FGC45KSWB	AT87A01979	7/1/2006	7/3/2011
Doosan LP Sit-Down Counterbalance	U88698	GC25P-5	MW-00347	4/10/2008	4/10/2011
Raymond Deep Reach Truck	U90789	740 DR32TT	740-08-AB11058	6/4/2008	6/4/2011
Raymond Deep Reach Truck	U90790	740 DR32TT	740-08-AB11055	6/4/2008	6/4/2011
Raymond Deep Reach Truck	U90791	740 DR32TT	740-08-AB11052	6/4/2008	6/4/2011

Cat LP Sit Down Counterbalance	U88699	GC25P-5	MW00412	4/10/2008	4/10/2011
Toyota LP Sit Down Counterbalance	C112619	8FGCU25	30679	12/6/2010	12/6/2013

Raymond Swing Reach Truck	35484	SA-CSR30T	SA-06-05454	2/19/2010	2/19/2012

Raymond Swing Reach Truck	35485	SA-CSR30T	SA-06-05455	2/19/2010	2/19/2012

Raymond Deep Reach Truck	32675	740 DR32TT	740-05-AA03019	8/5/2008	4/9/2011

Raymond Orderpicker	35490	560-OPC30TT	560-07-A03461	2/19/2010	2/19/2012

Raymond Orderpicker - Wire	U88085	560-OPC30TT-4	560-08-A06518	4/9/2008	4/9/2011
Raymond Orderpicker - Wire	U88086	560-OPC30TT-4	560-08-A06519	4/9/2008	4/9/2011
Raymond Orderpicker - Wire	U88084	560-OPC30TT-4	560-08-A06517	4/9/2008	4/9/2011
Raymond Orderpicker - Wire	C112405	560-OPC30TT	560-10-A10528	12/30/2010	12/29/2013

Doosan LP Sit-Down Counterbalance	U88697	GC25P-5	MW-00346	4/9/2008	4/9/2011
Doosan LP Sit-Down Counterbalance	U88695	GC25P-5	MW-00334	4/9/2008	4/9/2011
Doosan LP Sit-Down Counterbalance	U88696	GC25P-5	MW-00335	4/9/2008	4/9/2011

Raymond Deep Reach Truck	U90792	740 DR32TT	740-08-AB11061	6/4/2008	6/4/2011

Doosan LP Sit-Down Counterbalance	U88700	GC25P-5	MW-00413	4/10/2008	4/10/2011

Exhibit 8.1.22

EXHIBIT 8.1.23

PENSION PLANS

Parent and its Subsidiaries have the following Plans:

Party	Type of Plan
Parent
None.
Subsidiaries
None.

Exhibit 8.1.23

EXHIBIT 8.1.25

COLLECTIVE BARGAINING AGREEMENTS; LABOR CONTROVERSIES

1.	Parent and its Subsidiaries are parties to the following collective bargaining agreements:

Type of Agreement	Parties	Term of Agreement
None.

2.	Material grievances, disputes of controversies with employees of Parent or any of its Subsidiaries are as follows:

Parties Involved	Nature of Grievance, Dispute or Controversy
None.

3.	Threatened strikes, work stoppages and asserted pending demands for collective bargaining with respect to Parent or any of its Subsidiaries are as follows:

Parties Involved	Nature of Matter
None.

Exhibit 8.1.25

EXHIBIT 9.1.3

COMPLIANCE CERTIFICATE

POWER SOLUTIONS INTERNATIONAL, INC.

,

Harris N.A.

111 West Monroe Street

Chicago, Illinois 60603

The undersigned, the chief financial officer of Power Solutions International Inc. (“Borrower Representative”), gives this certificate to Harris N.A., in its capacity as Agent (“Agent”) in accordance with the requirements of subsection 8.1.3 of that certain Loan and Security Agreement dated April 29, 2011 among Borrower Representative, Power Solutions, Inc., Power Great Lakes, Inc., Auto Manufacturing, Inc., Torque Power Source Parts, Inc., Power Properties, L.L.C., Power Production, Inc., Power Global Solutions, Inc., PSI International, LLC, and XISYNC LLC, and Agent and the Lenders party thereto (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1. Based upon my review of the balance sheets and statements of income of Borrower Representative and its Subsidiaries for the                      period ending                     ,     , copies of which are attached hereto, I hereby certify that:

(i) Capital Expenditures during the period (for the month ending             ) and for the fiscal year to date total $             and $            , respectively.

(ii) Rentals during the period (for the month ending             ) and for the fiscal year to date total $             and $            , respectively.

(ii) Fixed Charge Coverage Ratio during the period (month ending             ) equals             :         .

2. No Default exists on the date hereof, other than:                                                                       (if none, so state); and

3. No Event of Default exists on the date hereof, other than                                                                       (if none, so state).

Very truly yours,

Chief Financial Officer

Exhibit 9.1.3

EXHIBIT 9.1.4

FORM OF BORROWING BASE CERTIFICATE

Harris Bank

ASSET BASED LENDING

BORROWING BASE CERTIFICATE

Report # 2 Client Code (Bank Use Only)	Period Covered through

Date:

	A	B	C	D	E
As of (Date)	Previous Balance	Sales	Collections	Adjustments	Present Balance
1. Receivables

As of (Date)	Previous Balance	Purchases	Cost of Sales	Adjustments	Present Balance
2. Inventory

		Receivables	Inventory		Total
3. Collateral Total (Col E Above)
4. Ineligible - Regular (Subtract)
5. Eligible Collateral
6. Advance Rate
7. Borrowing Base Value ( % of Line 5)
8. Line Limits
9. Available to Borrow (Lesser of Line 7 or 8)
10. Reserves (L/C, Others) Subtract
11. Total Availability (Line 9 - Line 10)

				Loan	Total
12. Previous Loan Balance
13. Less: Collections(1C)
14. Add: Advance Requested
15. Ending Loan Balance at 03/31/11
16. Availability not Borrowed (Line 11 - Line 15)
17. Term Loan Balance
18. Less: Monthly Amortization
19. Net Term Loan Balance (Line 17 - Line 18)
20. Total Loans Outstanding (Line 15 + Line 19)

Pursuant to, and in accordance with, the terms and provisions of that certain Loan and Security Agreement between HARRIS N.A., as Agent, the Lenders Party there to, and “Power Solutions International, Inc. (“Borrower Representative”) and the subsidiaries of Borrower Representative Party there to as Borrowers (“Borrowers”), Borrower is executing and delivering to Agent this Borrowing Base Certificate accompanied by supporting Data. Borrower Representative, on behalf of Borrowers, warrantys and represents to Agent and Lenders that this Borrowing Base Certificate is true, correct and based on information contained in the Borrowers’ own financial accounting records. Borrower Representative, on behalf of Borrowers, by the execution of this Borrowing Base Certificate, hereby ratifies, confirms and affirms all of the terms, conditions, and provisions of the Agreement and further certifies on this      day of             , 2011, that the Borrowers are is in compliance with said Agreement.

Power Solutions International, Inc.

(Borrower Representative)

(Authorized Signature)

(Title)

EXHIBIT 9.2.3

EXISTING INDEBTEDNESS

Borrower	Lender	Amount	Maturity
Power Great Lakes	Ally	$43,728	February 6, 2015
Power Great Lakes	Ally	$47,461	February 7, 2014

Exhibit 9.2.3

EXHIBIT 9.2.5

PERMITTED LIENS

Secured Party	Nature of Lien	Property Covered
Ziegler, Inc.	Consignment

All new, used and rebuilt Caterpillar (Yellow) industrial diesel engines, parts and ancillary components, including without limitation, clutches and pump drives and any other inventory delivered by Ziegler Inc. on consignment to debtor, including all non-cash and cash proceeds of the foregoing. All new, used and rebuilt Perkins (Blue) industrial diesel engines, parts and ancillary components, including without limitation, clutches and pumps drives and any other inventory delivered by Ziegler Inc. on consignment to debtor, including all non-cash and cash proceeds of the foregoing.

Raymond Leasing Corporation	Lease or Purchase Money Lien

0358665 Serial#: 840-07-75348 Desc: Walkie Manuf: Raymond Machine: 24V Model: 8400FRE60L Year: 2007 0358666 Serial#: 3256CS Desc: Battery Manuf: Deka Machine: 24V Model: 12-85-13 Year: 2009e 0358667 Serial#: YL43814 Desc: Charger Manuf: Deka Machine: 24VM 0358668 Serial#: FREIGHT Desc: Freight Manuf: Freight Model: Freight Year: 2009Y 0358679 Serial#: S0200158166 Desc: Scissor Lift Manuf: JLG Model: JLG 3246EF Year: 20090

Raymond OPC30TT 09557 Raymond DSS350 1996 01311 Raymond 1812513 030003718

Watering System Watering System Watering System Cart & Stand Cart & Stand 05101002/AA85158 Raymond OPC30TT 11516 Douglas 1813513 030034281, 030034282, 030034283, 030036251, 040039988

Associated Material Handling	Lease or Purchase Money Lien	1 Toyota 8FGCU25 Counterbalance Truck SN 30679

Ally	Purchase Money Lien	2010 Buick Enclave and 2011 Cadillac CTX

Any precautionary lien filed in connection with the operating and capital leases listed on Exhibit 8.1.22.

Exhibit 9.2.5

EXHIBIT 9.2.12

PERMITTED INVESTMENTS

1. Holdings owns certain units of Vconverter, the number of which is approximately 0.01% of the units of Vconverter as of the Closing Date and which may increase from time to time pursuant to that certain Investment Agreement dated as of January 1, 2010 by and among Holdings, Vconverter Corporation, a Michigan corporation and Vconverter.

2. If entered into after the Closing Date, a joint venture with Renewegy LLC as contemplated by Section 9.2.13 and subject to the limitations and conditions set forth therein.

Exhibit 9.2.12

EXHIBIT 9.3

FINANCIAL COVENANTS

DEFINITIONS

Consolidated Net Income (Loss) – with respect to any fiscal period, the net income (or loss) of Parent determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include: (a) the income (or loss) of any Person (other than a Subsidiary of a Borrower) in which Borrowers or any of their wholly-owned Subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Borrower or is merged into or consolidated with such Borrower; (c) all amounts included in determining net income (or loss) in respect of the write-up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written-up portion of the assets; (d) extraordinary gains as defined under GAAP; and (e) gains from asset dispositions (other than sales of inventory).

EBITDA – with respect to any period, the sum of Consolidated Net Income (Loss) before Interest Expense, income taxes, depreciation and amortization for such period (but excluding any extraordinary gains for such period), plus, to the extent deducted in determining Consolidated Net Income, one time fees and expenses relating to the APO Transaction, in an aggregate amount not to exceed $5,000,000, plus, to the extent deducted in determining Consolidated Net Income, one time fees and expenses relating to the transactions contemplated by the Credit Agreement and the payoff of the Existing Lender in an aggregate amount not to exceed $1,000,000, plus, to the extent deducted in determining Consolidated Net Income, non-cash expenses relating to any common stock warrants issued by Parent to any investor in connection with the APO Transaction, plus, to the extent deducted in determining Consolidated Net Income, one-time relocation expenses incurred in connection with new facility locations, in an amount not to exceed $1,000,000, plus, to the extent deducted in determining Consolidated Net Income, fees and expenses related to audits, inspections and appraisals incurred by the Borrowers pursuant to the Credit Agreement, all as determined for Parent and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Fixed Charge Coverage Ratio – with respect to any period, the ratio of (i) EBITDA for such period minus non-financed Capital Expenditures during such period (other than Capital Expenditures in an aggregate amount not to exceed the amount that is the gross proceeds of equity of Parent issued on the Closing Date, net of (a) the amounts used to satisfy the term loan obligations owing to the Existing Lender, including all fees and expenses paid in cash in connection therewith, and (b) fees and expenses paid in cash relating to the issuance of such equity (including any discounts thereon), the APO Transaction, and the transactions contemplated by the Credit Agreement), to (ii) Fixed Charges for such period, all as determined for Parent and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Fixed Charges – with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect to Indebtedness for Money Borrowed, (excluding repayments of Revolving Credit Loans, but including the principal portion of Capitalized Lease Obligations), exclusive of scheduled principal payments made on the term loans to the Existing Lender and exclusive of the prepayment of the obligations owed to the

Exhibit 9.3 – Page 1

Existing Lender, plus (ii) Interest Expense for such period, exclusive of Interest Expense paid on the term loans to the Existing Lender plus (iii) income tax payments (net of income tax refunds) included in the determination of net earnings (or loss) for such period; provided that the amount of this clause (iii) shall in no case be less than $0, plus (iv) all Distributions by Parent made in cash within such period, excluding Distributions made by any Borrower of the type described in subsections 9.2.7(v)(b) and 9.2.7(v)(c) of the Credit Agreement, all as determined for Parent and its Subsidiaries on a Consolidated basis and in accordance with GAAP.

Interest Expense – with respect to any period, cash interest expense paid or accrued for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit and LC Guaranty fees owing for such period, plus the Unused Line Fee, all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP.

COVENANTS

Fixed Charge Coverage Ratio. Borrowers shall not permit the Fixed Charge Coverage Ratio for each twelve month period ending on the last day of each calendar month, commencing with the month ending April 30, 2011, to be less than 1.10 to 1.0.

Exhibit 9.3 – Page 2

REVOLVING NOTE

$35,000,000	April 29, 2011 Chicago, Illinois

FOR VALUE RECEIVED, the undersigned (hereinafter “Borrowers”), hereby, jointly and severally, PROMISE TO PAY to the order Harris N.A. (“Lender”), or its registered assigns, at the principal office of Harris N.A., as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of Thirty Five Million Dollars ($35,000,000), or such lesser principal amount as may be outstanding pursuant to the Loan Agreement (as hereinafter defined) with respect to the Revolving Credit Loan, together with interest on the unpaid principal amount of this Note outstanding from time to time.

This Note is one of the Revolving Credit Notes referred to in, and issued pursuant to, that certain Loan and Security Agreement dated as of April 29, 2011, by and among Borrowers, the lender signatories thereto (including Lender) and Harris N.A., as agent for such Lenders (Harris N.A. in such capacity “Agent”) (hereinafter amended from time to time, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement and, if not sooner paid in full, on April 29, 2014, unless the term hereof is extended in accordance with the Loan Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan Agreement.

Upon and after the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrowers.

This Note shall be interpreted, governed by, and construed in accordance with, the internal laws of the State of Illinois.

BORROWERS:	POWER SOLUTIONS INTERNATIONAL, INC.

	By:	/s/ Gary Winemaster
	Name:	Gary Winemaster
	Title:	President and Chief Executive Officer

THE W GROUP, INC.

	By:	/s/ Gary Winemaster
	Name:	Gary Winemaster
	Title:	President and Chief Executive Officer

POWER SOLUTIONS, INC.

	By:	/s/ Gary Winemaster
	Name:	Gary Winemaster
	Title:	President and Chief Executive Officer

POWER GREAT LAKES, INC.

	By:	/s/ Gary Winemaster
	Name:	Gary Winemaster
	Title:	President and Chief Executive Officer

AUTO MANUFACTURING, INC.

	By:	/s/ Gary Winemaster
	Name:	Gary Winemaster
	Title:	President and Chief Executive Officer

TORQUE POWER SOURCE PARTS, INC.

	By:	/s/ Gary Winemaster
	Name:	Gary Winemaster
	Title:	President and Chief Executive Officer

Signature Page to Revolving Note

POWER PROPERTIES, L.L.C.

By:	The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER PRODUCTION, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GLOBAL SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

PSI INTERNATIONAL, LLC

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	Manager

XISYNC LLC

By:	The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Revolving Note

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (as amended or otherwise modified from time to time, this “Agreement”) is made and entered into as of April 29, 2011 among POWER SOLUTIONS INTERNATIONAL, INC., a Nevada corporation, (“Parent”), and THE W GROUP, INC., a Delaware corporation (“Holdings”; Parent and Holdings each a “Pledgor” and collectively “Pledgors”), and HARRIS N.A. (“Harris”), with its mailing address at 111 West Monroe Street, Chicago, Illinois 60603, acting as administrative agent hereunder for the Secured Creditors hereinafter identified and defined (Harris acting as such agent and any successor or successors to Harris acting in such capacity being hereinafter referred to as the “Agent”). When capitalized and used herein, terms defined in the Loan and Security Agreement (as defined below) and not otherwise defined herein shall have the meanings ascribed to them in such Loan and Security Agreement.

W I T N E S S E T H:

WHEREAS, Pledgors, Power Solutions, Inc., an Illinois corporation, (“Power Solutions”), Power Great Lakes, Inc., an Illinois corporation (“Great Lakes”), Auto Manufacturing, Inc., an Illinois corporation (“Auto Manufacturing”), Torque Power Source Parts, Inc., an Illinois corporation, (“Torque”), Power Properties, L.L.C., an Illinois limited liability company (“Properties”), Power Production, Inc., an Illinois corporation, (“Production”), Power Global Solutions, Inc., an Illinois corporation (“Global”), PSI International, LLC, an Illinois limited liability company (“PSI”) and XISYNC LLC, an Illinois limited liability company (“XISYNC” and together with Parent, Holdings, Power Solutions, Great Lakes, Auto Manufacturing, Torque, Properties, Production, Global and PSI, each a “Borrower” and collectively “Borrowers”), as Borrowers, Harris, individually and as Agent, and Lenders (as defined below) are parties to a Loan and Security Agreement dated as of the date hereof (such Loan and Security Agreement, as the same has been and may from time to time hereafter be amended or modified, including amendments and restatements thereof in its entirety, being hereinafter referred to as the “Loan and Security Agreement”), pursuant to which Harris and other banks and financial institutions from time to time party to the Loan and Security Agreement (Harris, in its individual capacity, and such other banks and financial institutions being hereinafter referred to collectively as the “Lenders” and individually as a “Lender” have agreed, subject to certain terms and conditions, to extend credit and make certain other financial accommodations available to the Borrowers (the Agent, the Lenders, and any other holders of the Obligations, being hereinafter referred to collectively as the “Secured Creditors” and individually as a “Secured Creditor”);

WHEREAS, each Pledgor owns all or some of the issued and outstanding capital stock of each Person set forth on Schedule I attached hereto, opposite such Pledgor’s name (each, an “Issuer”); and

WHEREAS, as a condition to the extension of any credit to the Borrowers and the maintenance by the Borrowers of any outstanding debt under the Loan and Security

Agreement, the Agent and the Lenders have required, among other things, that each Pledgor shall have made the pledge and hypothecation contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Pledgor hereby agrees with the Agent as follows:

1. Pledge. Each Pledgor hereby pledges and hypothecates to the Agent for the benefit of the Secured Creditors and grants to the Agent for the benefit of the Secured Creditors a security interest in:

(a) the Securities of each Issuer identified on Schedule I hereto owned by such Pledgor and any other Securities now owned or hereafter acquired by any Pledgor (the “Pledged Shares”) and any and all certificates representing the Pledged Shares, and all stock dividends, cash dividends, cash, instruments, chattel paper and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(b) all additional Securities of any Issuer or any other Person at any time acquired by such Pledgor in any manner, and the certificates representing such additional shares (and any such additional shares shall constitute part of the Pledged Shares under this Agreement), and all stock dividends, cash dividends, cash, instruments, chattel paper and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

(c) all proceeds of any of the foregoing (the assets described in this Section 1 are collectively referred to as the “Pledged Collateral”).

Notwithstanding the foregoing, the Pledgors shall not be required to pledge or grant a security in, and the term “Pledged Collateral” shall not include more than 66% of the issued and outstanding Voting Stock of any first tier Foreign Subsidiary.

2. Security for Obligations. This Agreement and all of the Pledged Collateral secure the prompt payment and performance when due of any and all indebtedness, obligations and liabilities of the Borrowers to the Secured Creditors under or in connection with or evidenced by the Loan and Security Agreement or any other Loan Document, including, without limitation, all obligations evidenced by the Notes of the Borrowers heretofore or hereafter issued under the Loan and Security Agreement, all obligations of the Pledgors to reimburse the Secured Creditors for the amount of all drawings on all Letters of Credit issued pursuant to the Loan and Security Agreement and all other Obligations (including Product Obligations), in each case whether now existing or hereafter arising (and whether arising before or after the filing of a petition in bankruptcy and including all interest accrued after the petition date), due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired and (b) any and all expenses and charges, legal or otherwise, suffered or incurred by the Secured Creditors, and any of them individually, in collecting or enforcing any of the indebtedness, obligations and liabilities described in the preceding clauses (a) and (b), or in realizing on or protecting or preserving any security therefor, including, without limitation, the lien and security interest granted hereby (all of the indebtedness, obligations, liabilities, expenses and charges described above being hereinafter referred to as the “Secured Obligations”).

3. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing any of the Pledged Collateral shall be delivered to and held by or on behalf of the Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed undated instruments of transfer or assignment in blank, all in form and substance satisfactory to the Agent. The Agent shall have the right, at any time in its reasonable discretion and with concurrent notice to the Pledgors following the occurrence of an Event of Default, to transfer to or to register in the name of the Agent or any of its nominees any or all of the Pledged Collateral in order to exercise its rights and remedies hereunder. In addition, the Agent shall have the right to exchange certificates or instruments representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations.

4. Representations and Warranties. In order to induce the Agent to enter into this Agreement and to induce the Secured Creditors to extend credit, each Pledgor represents and warrants that the following statements are true, correct and complete in all material respects as follows:

(a) Schedule I hereto completely and accurately sets forth the number of shares of, and options or other rights to purchase or receive, the issued and outstanding stock of each Issuer held by such Pledgor as of the date hereof. The Pledged Shares held by such Pledgor constitute the percentage of the issued and outstanding shares of stock of the applicable Issuer set forth on Schedule I. All Pledged Shares owned by such Pledgor are owned legally and beneficially by such Pledgor and have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule I, there are no outstanding warrants, options, subscriptions or other contractual arrangements for the purchase of any other shares of stock or any securities convertible into shares of stock of any Issuer, and there are no preemptive rights with respect to the shares of stock of any Issuer.

(b) In the case of the Issuers that are corporations, the delivery of the certificates representing the Pledged Shares held by such Pledgor to the Agent pursuant to this Agreement is effective to create a valid and perfected first priority security interest in the Pledged Collateral consisting of the Securities of such Issuers which exists on the date hereof, free of any adverse claim, securing the payment of the Secured Obligations. In the case of the Issuers that are limited liability companies, the execution and delivery of the Loan and Security Agreement and this Agreement and the filing of a UCC financing statement by Agent against Parent with the Secretary of State of Delaware describing the collateral under such financing statement as all of the existing and hereafter acquired personal property of the Parent is effective to create a valid and perfected first priority security interest in the Pledged

Collateral consisting of the Securities of such Issuers, securing the payment of the Secured Obligations.

(c) No consent of any other party (including, without limitation, any creditor of such Pledgor) and no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) for the pledge by such Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by such Pledgor or (ii) for the exercise by the Agent of the voting or other rights provided for in this Agreement or the remedies in respect of any of the Pledged Collateral pledged by such Pledgor pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

(d) None of the Pledged Shares held by any Pledgor constitutes margin stock, as defined in Regulation U of the Board of Governors of the Federal Reserve System.

(e) This Agreement is the legal, valid and binding obligation of such Pledgor, enforceable against such Pledgor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws and laws affecting creditors’ rights generally.

(f) All information heretofore, herein or hereafter supplied to the Agent or any Secured Creditor by or on behalf of such Pledgor with respect to the any of the Pledged Collateral is and will be accurate and complete in all material respects.

5. Further Assurances.

(a) Each Pledgor will, from time to time, at such Pledgor’s expense, promptly execute and deliver all further instruments and documents and take all further action that the Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby, to enable the Agent to exercise and enforce the rights and remedies of the Agent, for the benefit of the Secured Creditors, hereunder with respect to any Pledged Collateral or to carry out the provisions and purposes hereof. Without limiting the generality of the foregoing, each Pledgor will: (i) file any reasonably necessary or desirable UCC financing statements, and such other instruments or notices, as may be reasonably necessary or desirable or as Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby under the laws of any applicable jurisdiction and will cooperate with the Agent, at such Pledgor’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such liens or any sale or transfer of the Pledged Collateral, it being understood, however, that such Pledgor shall have no obligation to register to any of the Pledged Collateral under any federal or state securities laws; (ii) upon the Agent’s reasonable request, appear in and defend any action or proceeding that may affect such Pledgor’s title to or the Agent’s security interest in the Pledged Collateral for the benefit of the Secured Creditors; (iii) promptly after the purchase or other acquisition thereof, deliver to the Agent all Pledged Shares hereunder; and (iv) cause the organizational documents of the

Issuers to be amended or modified as may be reasonably requested by Agent to accomplish the purposes of this Agreement.

(b) Each Pledgor will, promptly upon request, provide to the Agent all information and evidence it may reasonably request concerning the Pledged Collateral to enable the Agent to enforce the provisions of this Agreement.

(c) Each Pledgor will, promptly upon the purchase or acquisition of any additional Securities of any Issuer or any other Person, deliver to the Agent, for the benefit of the Secured Creditors, any certificate evidencing such Securities as required by Section 3 above, together with a proxy substantially in the form attached hereto as Exhibit A, and a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit B hereto (a “Pledge Amendment”), in respect of the additional Securities which are to be pledged pursuant to this Agreement. Each Pledgor hereby authorizes the Agent to attach each Pledge Amendment to this Agreement and agrees that all Securities listed on any Pledge Amendment delivered to the Agent shall for all purposes hereunder be considered Pledged Collateral.

(d) No Pledgor shall take any action to cause any limited liability company interest, membership interest or partnership interest comprising the Pledged Collateral to be or become a “security” within the meaning of, or to be governed by Article 8 of the UCC as in effect under the laws of any state having jurisdiction and shall not cause or permit any Issuer to “opt in” or to take any other action seeking to establish any membership interest or partnership interest of the Pledged Collateral as a “security” or to become certificated.

6. Voting Rights; Dividends; Etc.

(a) So long as no Event of Default shall have occurred and is continuing and the Agent shall not have delivered to the Pledgors notice of its election to exercise the rights set forth in subsection (b) below:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement; provided, however, that no Pledgor shall exercise or refrain from exercising any such right if such action or inaction would have an adverse effect on the security interest granted hereunder on the Pledged Collateral.

(ii) (A) Any cash dividends and other cash distributions paid or payable with respect to any of the Pledged Collateral shall be paid to Pledgor, and (B) any and all instruments, chattel paper and other rights, property or proceeds and products (other than cash or checks) received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Collateral, shall be, and shall be forthwith, delivered to the Agent to hold as Pledged Collateral, for the benefit of the

Secured Creditors, and shall, if received by a Pledgor, be received in trust for the benefit of the Secured Creditors, be segregated from the other property or funds of such Pledgor, and be forthwith delivered to the Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(iii) The Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights which such Pledgor is entitled to exercise pursuant to paragraph (i) above, and to receive the dividends which such Pledgor is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i) All rights of each Pledgor to receive and retain any cash dividends and distributions, and to exercise the voting and other consensual rights which such Pledgor would otherwise be entitled to exercise, shall cease to be effective upon notice by the Agent to such Pledgor of its intent to exercise its rights hereunder, and upon delivery of such notice become vested in the Agent, for the benefit of the Secured Creditors, who shall thereupon have the sole right to exercise such voting and other consensual rights and the sole right to receive and hold as Pledged Collateral such dividends (and apply them to payment of the Secured Obligations). In order to effect such transfer of rights, the Agent shall have the right, upon such notice, to date and present to each Issuer the irrevocable proxy executed by each Pledgor substantially in the form attached hereto as Exhibit A (a “Proxy”).

(ii) All dividends which are received by any Pledgor contrary to the provisions of this subsection 6(b) shall be received in trust for the benefit of the Secured Creditors, shall be segregated from other funds of such Pledgor and shall be forthwith paid over to the Agent as Pledged Collateral, for the benefit of the Secured Creditors, in the same form as so received (with any necessary endorsement).

7. Transfers and Other Liens; Additional Shares.

(a) Each Pledgor agrees that it will not (i) encumber, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, except for Permitted Liens or (ii) enter into any other contractual obligations which could reasonably be expected to restrict or inhibit the Agent’s rights or ability to sell or otherwise dispose of the Pledged Collateral or any part thereof after the occurrence and during the continuance of an Event of Default.

(b) Each Pledgor agrees that it will (i) not cause any Issuer to issue any stock or other securities (including any warrants, options, subscriptions or other contractual arrangements for the purchase of stock or securities convertible into stock) in addition to or in substitution for the Pledged Shares unless such additional or substituted shares are issued solely to such Pledgor and are pledged to the Agent, for the benefit of the Secured Creditors, concurrent with such issuance and as provided herein, and (ii) deliver hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all writings evidencing any additional Pledged Collateral. Each Pledgor hereby authorizes the Agent to modify this Agreement by unilaterally amending Schedule I to include such Securities or to execute a Pledge Amendment in the form of Exhibit B with respect to such Securities if so requested by Agent.

8. Agent Appointed Attorney-in-Fact. Each Pledgor hereby irrevocably appoints the Agent as such Pledgor’s attorney-in-fact effective upon the occurrence and during the continuance of an Event of Default, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, the Agent or otherwise, from time to time in the Agent’s discretion to take any action (including completion and presentation of any proxy) and to execute any instrument that the Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to (i) receive, indorse and collect all instruments made payable to such Pledgor representing any dividend or other distribution in respect of the Pledged Collateral or any part thereof; (ii) exercise the voting and other consensual rights pertaining to the Pledged Collateral; and (iii) subject to and in accordance with the provisions of Section 11 hereof, sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though the Agent was the absolute owner thereof for all purposes, and to do, at the Agent’s option and such Pledgor’s expense, at any time or from time to time, all acts and things that the Agent deems necessary to protect, preserve or realize upon the Pledged Collateral. Each Pledgor hereby ratifies and approves all acts of the Agent made or taken pursuant to this Section 8. Except as specifically set forth in Section 10 hereof, neither the Agent nor any person designated by the Agent shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than those resulting from the Agent’s or such designated person’s gross negligence or willful misconduct. This power of attorney, being coupled with an interest, shall be irrevocable until all Secured Obligations shall have been paid in full and the Loan Documents shall have been terminated.

9. Agent May Perform. If any Pledgor fails to perform any agreement contained herein, the Agent may itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall be payable by such Pledgor pursuant to Section 14 hereof, and be a part of the Secured Obligations.

10. Limitation on Duty of the Agent with Respect to the Pledged Collateral. The powers conferred on the Agent hereunder are solely to protect its interest and the interest of the Secured Creditors in all of the Pledged Collateral and shall not impose any duty on it to exercise any such powers. Except for the reasonably safe custody of any Pledged Collateral in its possession and the accounting for monies actually received by it hereunder, the Agent shall have no duty with respect to any Pledged Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment that is substantially equivalent to that which the Agent accords its own property, it being expressly agreed that the Agent shall have no responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral, but the Agent may do so and all expenses incurred in connection therewith shall be payable by and for the sole account of the Pledgors.

11. Remedies upon Event of Default. If any Event of Default shall have occurred and is continuing:

(a) The Agent may exercise in respect of any of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code (the “UCC”) in effect in the State of Illinois at that time, whether or not the UCC applies to the affected Pledged Collateral, and the Agent may also, without notice except as specified below, sell all of the Pledged Collateral pledged by the Pledgors or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit, or for future delivery, at such price or prices and upon such other terms as the Agent deems commercially reasonable. Each Pledgor acknowledges and agrees that such a private sale may result in prices and other terms which may be less favorable to the seller than if such sale were a public sale. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of any of the Pledged Collateral, if permitted by law, the Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of such Pledged Collateral or any portion thereof. The Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the issuing corporation of such securities to register such securities for public sale under the Securities Act of 1933, as from time to time amended (the “Securities Act”), or under applicable state securities laws, even if the issuing corporation would agree to do so. To the extent permitted by law, each Pledgor hereby specifically waives all rights of redemption, stay or appraisal which such Pledgor has or may have under any law now existing or hereafter enacted.

(b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Agent, be held by the Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Agent or any other Secured Creditor pursuant to Section 14 hereof) in whole or in part by the Agent against all or any part of the Secured Obligations in such order as the Agent shall elect. Any surplus of such cash or cash proceeds held by the Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgors or to whomsoever may be lawfully entitled to receive such surplus or as a court of competent jurisdiction may direct; provided, that, in the event that all of the conditions to the termination of this Agreement pursuant to Section 15 hereof shall not have been fulfilled, such balance shall be held and applied from time to time as provided in this subsection 11(b) until all such conditions shall have been fulfilled.

(c) Each Pledgor recognizes that the Agent may be unable to effect a public sale of all or part of the Pledged Collateral and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the seller than if sold at public sales and agrees that such private sales shall be deemed to have been made in a commercially reasonable manner, and that the Agent has no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the issuer of such Pledged Collateral to register such Pledged Collateral for public sale under the Securities Act.

12. Remedies Cumulative. No failure on the part of the Agent to exercise, and no delay in exercising and no course of dealing with respect to, any power, privilege or right under the Loan Documents or this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent of any power, privilege or right under the Loan Documents or this Agreement preclude any other or further exercise thereof or the exercise of any other such power, privilege or right. The powers, privileges and rights in this Agreement and the Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

13. Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of any Pledged Collateral shall be applied in accordance with Section 4.4 of the Loan and Security Agreement.

14. Expenses. The Pledgors shall promptly pay to the Agent all reasonable out-of-pocket costs and expenses of the Agent and, during the existence of an Event of Default, the costs and expenses of the Secured Creditors in connection with protecting or perfecting the Agent’s security interest, for the benefit of the Secured Creditors, in all of the Pledged Collateral or in connection with any matters contemplated by or arising out of this Agreement or any of the other Loan Documents.

15. Termination of Security Interests; Release of Collateral. Upon payment and performance in full of all Secured Obligations and termination of the Loan and Security Agreement, the security interests granted in this Agreement shall terminate and all rights to the Pledged Collateral shall revert to the Pledgors. Upon such termination of the security interests or release of any Pledged Collateral, the Agent will, at the expense of the Pledgors, and subject to Section 20 herein, execute and deliver to the Pledgors such documents as the Pledgors shall reasonably request to evidence the termination of the security interests or the release of such Pledged Collateral which has not yet theretofore been sold or otherwise applied or released, and shall return to the applicable Pledgor all stock certificates, stock powers and proxies relating to or evidencing such Pledged Collateral. Such release shall be without recourse or warranty to the Agent, except as to the absence of any prior assignments by the Agent of its interest in the Pledged Collateral.

16. Amendments, Waivers and Consents. No amendment, modification, termination or waiver of any provision of this Agreement, or consent to any departure by any Pledgor therefrom, shall in any event be effective without the written concurrence of the Agent and the Pledgors.

Notices. Except as otherwise specified herein, all notices hereunder shall be given in the manner and to the addresses set forth in the Loan Agreement. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 3 Business Days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section.

17. Continuing Security Interest; Successors and Assigns. This Agreement shall create a continuing security interest in all of the Pledged Collateral and shall (i) remain in full force and effect until payment and performance in full of the Secured Obligations and termination of the Loan and Security Agreement and the other Loan Documents and termination of the Lenders’ commitments to extend the loans and other financial accommodations referred to therein, (ii) be binding upon each Pledgor, such Pledgor’s successors and assigns, and (iii) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Agent for itself and the Secured Creditors and their successors and permitted assigns. Without limiting the generality of the foregoing clause (iii), Agent or any Lender may assign or otherwise transfer the Notes and Obligations held by it to any other Person as and to the extent permitted in the Loan and Security Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Agent or any Lender herein or otherwise. No Pledgor may assign or transfer any of its interests or obligations hereunder without the prior consent of the Agent.

18. Waiver.

(a) In addition to any other waivers herein, each Pledgor waives to the greatest extent it may lawfully do so, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets, redemption or similar law, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Pledgor of its obligations under, or the enforcement by the Agent of, this Agreement. Except as otherwise provided in this Agreement and the other Loan Documents, each Pledgor hereby waives diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Secured Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Secured Obligations, notice of adverse change in any Issuer’s or any other Person’s financial condition or any other fact which might materially increase the risk to such Pledgor) with respect to any of the Secured Obligations or all other demands whatsoever and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Agreement.

(b) If the Agent or any other Secured Creditor may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving such party a lien upon any Collateral, whether owned by any Issuer or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, the Agent or any other Secured Creditor may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of the rights and remedies of the Agent or any other Secured Creditor under this Agreement.

19. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time any amount received by the Agent or any other Secured Creditor in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by the Agent or any other Secured Creditor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Pledgor or any Issuer or upon the appointment of any intervenor or conservator of, or trustee or similar official for, any Pledgor or any Issuer or any substantial part of its assets, or otherwise, all as though such payments had not been made.

20. Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

21. Interpretation. Time is of the essence of each provision of this Agreement of which time is an element. All capitalized terms not defined herein or in the Loan and Security Agreement shall have the meanings set forth in the UCC, except where the context otherwise requires.

22. Survival of Provisions. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the Loan and Security Agreement and the other Loan Documents, the making of the Loans thereunder and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements, representations and warranties of the Pledgors set forth herein shall terminate only upon payment in full of the Secured Obligations and the Notes, the termination of all commitments to make Loans under the Loan and

Security Agreement, and the termination of this Agreement and the Loan and Security Agreement.

23. Statute of Limitations. Each Pledgor hereby waives the right to plead any statute of limitations as a defense to any indebtedness or obligation hereunder or secured hereby to the full extent permitted by law.

24. Headings Descriptive. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

26. GOVERNING LAW. THIS AGREEMENT IS GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

[Signature Page Follows]

IN WITNESS WHEREOF, Pledgor has caused this Agreement to be duly executed and delivered as of the day and year first above written.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

THE W GROUP, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Signature Page to Pledge Agreement

Accepted this 29th day of April, 2011:

HARRIS N.A., as Administrative Agent

By	/s/ William Kennedy
Name	William Kennedy
Title	Vice President

Signature Page to Pledge Agreement

Acknowledgement of Issuers

Dated: April 29, 2011

Each of the undersigned Issuers (as defined in the foregoing Pledge Agreement executed by Power Solutions International, Inc. and The W Group, Inc. in favor of Harris N.A. as Agent; capitalized terms used herein having the meanings assigned in such Pledge Agreement) hereby acknowledges that it has received an executed copy of the Pledge Agreement, agrees to record in its records the pledge of the equity interests of such Issuer as provided in the Pledge Agreement and waives any right to at any time hereafter be provided with a copy of the foregoing Pledge Agreement in connection with any exercise by Agent (or its agent or nominee) of voting or other consensual rights in respect of the Pledged Collateral or any registration of any of the Pledged Collateral in the name of Agent (or its agent or nominee).

POWER SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GREAT LAKES, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

AUTO MANUFACTURING, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

TORQUE POWER SOURCE PARTS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

[signatures continue on next page]

Acknowledgment Page to Pledge Agreement

POWER PROPERTIES, L.L.C.

By:	The W Group, Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER PRODUCTION, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GLOBAL SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

PSI INTERNATIONAL, LLC

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	Manager

XISYNC LLC

By:	The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Acknowledgment Page to Pledge Agreement

SCHEDULE I

TO PLEDGE AGREEMENT

Pledgor	Stock Issuer	Class of Stock	Stock Certificate No(s).	Par Value	Number of Shares
Power Solutions International, Inc.	The W Group, Inc.	Common	$.0001	6	1,000
The W Group, Inc.	Power Great Lakes, Inc.	Common	$1.00	15	1,000
The W Group, Inc.	Power Solutions, Inc.	Common	N/A	15	1,000
The W Group, Inc.	Auto Manufacturing, Inc.	Common	$1.00	12	1,000
The W Group, Inc.	Power Production, Inc.	Common	N/A	001	1,000
The W Group, Inc.	Torque Power Source Parts, Inc.	Common	$0.00	3	1,000
The W Group, Inc.	Power Global Solutions, Inc.	Common	N/A	001	1,000
The W Group, Inc.	PSI International, LLC	N/A	N/A	N/A	N/A
The W Group, Inc.	XISYNC LLC	N/A	N/A	N/A	N/A
The W Group, Inc.	Power Properties, L.L.C.	N/A	N/A	N/A	N/A

EXHIBIT A

Irrevocable Proxy

The undersigned hereby appoints HARRIS N.A., as administrative agent for the benefit of the Secured Creditors (the “Agent”), as Proxy pursuant to the terms of that certain Pledge Agreement dated                     ,     2011 among Power Solutions International, Inc., a Nevada corporation, The W Group, Inc., a Delaware corporation, and the Agent, with full power of substitution, and hereby authorizes the Agent to represent and vote all of the [shares of the capital stock of ] [limited liability company interests] [                    ] held of record by the undersigned on the date of exercise hereof or at any meeting or at any other time chosen by the Agent in its sole discretion.

[POWER SOLUTIONS INTERNATIONAL, INC.

Date:	By
Name
	Title	]

[THE W GROUP, INC.

Date:	By
Name
	Title	]

EXHIBIT B

Pledge Amendment

This Pledge Amendment, dated                     , 20     is delivered pursuant to Section 5(c) of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge Agreement, dated as of                     , 2011, by and among Power Solutions International, Inc., a Nevada corporation, The W Group, Inc., a Delaware corporation, and Harris N.A. as administrative agent for the benefit of the Secured Creditors (the “Pledge Agreement”; capitalized terms defined therein being used herein as therein defined) and that the shares listed on this Pledge Amendment shall be deemed to be part of the Pledged Collateral and shall secure all Secured Obligations.

POWER SOLUTIONS INTERNATIONAL, INC.

Date:	By
Name
Title

THE W GROUP, INC.

Date:	By
Name
Title

Issuer	Class of Stock	Stock Certificate Numbers	Par Value	Number of Shares	Percentage

This instrument prepared by and after recording return to: Michael B. Manuel, Esq. GOLDBERG KOHN LTD. 55 East Monroe Street Suite 3300 Chicago, Illinois 60603 (312) 201-4000
(SPACE ABOVE IS RESERVED FOR RECORDER’S USE)

REAL PROPERTY MORTGAGE

(DuPage County, Illinois)

THIS REAL PROPERTY MORTGAGE (“Mortgage”), made as of April 29, 2011, is made and executed by POWER PROPERTIES, L.L.C., an Illinois limited liability company (“PPL” or “Mortgagor”), having its principal offices at 655 Wheat Lane, Wood Dale, Illinois 60191, in favor of HARRIS N.A., a national banking association (in its individual capacity, “Harris”), having an office at 111 West Monroe, Chicago, Illinois 60603, as agent (Harris, in its capacity as agent, being hereinafter referred to as “Agent”) for Lenders (as “Lenders” is defined in the Loan Agreement referred to below).

RECITALS

I. Pursuant to the terms of a certain Loan and Security Agreement dated of even date herewith (said Loan and Security Agreement, together with all amendments, supplements, modifications and replacements thereof, being hereinafter referred to as the “Loan Agreement”) by and among Harris as a Lender and as Agent for all Lenders, Lenders, Mortgagor and certain affiliates of Mortgagor identified in the Loan Agreement individually as a “Borrower” and collectively as “Borrowers”, Lenders have agreed to make revolving loans to Borrowers and extend other financial accommodations to Borrowers in an aggregate principal amount not to exceed $35,000,000 (collectively, the “Loans”), which Loans may be evidenced, in whole or in part, by one or more notes in an aggregate principal amount not to exceed $35,000,000 (said notes, together with all amendments, supplements, modifications and full or partial replacements thereof, being hereinafter referred to as the “Notes”). The final maturity date of the Loans is April 29, 2014. The terms and provisions of the Notes and the Loan Agreement are hereby incorporated by reference in this Mortgage.

The rate or rates of interest applicable to the Loans is established pursuant to the Loan Agreement and may vary from time to time.

II. Among other things, this Mortgage is given to secure a revolving credit facility and secures not only present indebtedness but also future advances, whether such future advances are obligatory or are to be made at the option of Agent or Lenders, or otherwise. The amount of indebtedness secured hereby may increase or decrease from time to time, however the principal amount of such indebtedness shall not at any time exceed the amount of $35,000,000 plus interest thereon, and other costs, amounts and disbursements as provided herein and in the other Loan Instruments (hereinafter defined).

GRANTING CLAUSES

To secure the payment of the indebtedness under the Loan Agreement (including without limitation all “Obligations” under and as defined in the Loan Agreement), whether or not evidenced by the Notes, and the payment of all amounts due under and the performance and observance of all covenants and conditions contained in this Mortgage, the Notes, the Loan Agreement and any other Loan Document (as defined in the Loan Agreement) and any and all renewals, extensions, amendments and replacements of this Mortgage, the Notes, the Loan Agreement and any other Loan Document (collectively, the “Loan Instruments”), provided that all indebtedness and liabilities secured hereby (“Borrowers’ Liabilities”) shall in no event exceed $100,000,000, not including accrued interest, recoverable costs and expenses and protective advances, Mortgagor does hereby convey, mortgage, warrant, assign, transfer, pledge and deliver to Agent, its successors and assigns, and grant to Agent a security interest in the following described property subject to the terms and conditions herein:

(A) The land legally described in attached Exhibit A (“Land”);

(B) All the buildings, structures, improvements and fixtures of every kind or nature now or hereafter situated on the Land and all machinery, appliances, equipment, furniture and all other personal property of every kind or nature which constitute fixtures with respect to the Land, together with all extensions, additions, improvements, substitutions and replacements of the foregoing (“Improvements”);

(C) All easements, tenements, rights-of-way, vaults, gores of land, streets, ways, alleys, passages, sewer rights, water courses, water rights and powers and appurtenances in any way belonging, relating or appertaining to any of the Land or Improvements, or which hereafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired (“Appurtenances”);

(D)(i) All judgments, insurance proceeds, awards of damages and settlements which may result from any damage to all or any portion of the Land, Improvements or Appurtenances or any part thereof or to any rights appurtenant thereto;

(ii) All compensation, awards, damages, claims, rights of action and proceeds of or on account of (a) any damage or taking, pursuant to the power of eminent domain, of the Land, Improvements or Appurtenances or any part thereof, (b) damage to all or any portion of the Land, Improvements or Appurtenances by reason of the taking, pursuant to the power of eminent domain, of all or any portion of the Land, Improvements, Appurtenances or of other property, or (c) the alteration of the grade of any street or highway on or about the Land, Improvements, Appurtenances or any part thereof; and, except as otherwise provided herein, Agent is hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittances therefor and, except as otherwise provided herein, to apply the same toward the payment of the indebtedness and other sums secured hereby; and

(iii) All proceeds, products, replacements, additions, substitutions, renewals and accessions of and to the Land, Improvements or Appurtenances;

(E) All rents, issues, profits, income and other benefits now or hereafter arising from or in respect of the Land, Improvements or Appurtenances (the “Rents”); it being intended that this Granting Clause shall constitute an absolute and present assignment of the Rents, subject, however, to the conditional permission given to Mortgagor to collect and use the Rents as provided in this Mortgage;

(F) Any and all leases, licenses and other occupancy agreements now or hereafter affecting the Land, Improvements or Appurtenances, together with all security therefor and guaranties thereof and all monies payable thereunder, and all books and records owned by Mortgagor which contain evidence of payments made under the leases and all security given therefor (collectively, the “Leases”), subject, however, to the conditional permission given in this Mortgage to Mortgagor to collect the Rents arising under the Leases as provided in this Mortgage;

(G) Any and all after-acquired right, title or interest of Mortgagor in and to any of the property described in the preceding Granting Clauses; and

(H) The proceeds from the sale, transfer, pledge or other disposition of any or all of the property described in the preceding Granting Clauses;

All of the mortgaged property described in the Granting Clauses is hereinafter referred to as the “Mortgaged Property.”

ARTICLE ONE

COVENANTS OF MORTGAGOR

Mortgagor covenants and agrees with Agent as follows:

1.1. Performance under Loan Agreement, Notes, Mortgage and Other Loan Instruments. Mortgagor shall perform, observe and comply with or cause to be performed, observed and complied with in a complete and timely manner (subject to any applicable cure periods set forth in the Loan Agreement) all provisions hereof, of the Loan

Agreement and of the Notes, every other Loan Instrument and every instrument evidencing or securing Borrowers’ Liabilities.

1.2. General Covenants and Representations. Mortgagor covenants, represents and warrants that as of the date hereof and at all times thereafter during the term hereof: (a) Mortgagor is seized of an indefeasible estate in fee simple in that portion of the Mortgaged Property which is real property, and has good and absolute title to it and the balance of the Mortgaged Property free and clear of all liens, security interests, charges and encumbrances whatsoever, except for Permitted Liens (as defined in the Loan Agreement) and (b) Mortgagor will maintain and preserve the lien of this Mortgage as a first and paramount lien on the Mortgaged Property, subject only to the Permitted Liens, until Borrowers’ Liabilities have been paid in full and all obligations of Agent and Lenders under the Loan Agreement have been terminated.

1.3. Compliance with Laws and Other Restrictions. Mortgagor covenants and represents that the Land and the Improvements and the use thereof presently comply with, and, except as provided in the Loan Agreement, will continue to comply with, all applicable restrictive covenants, zoning and subdivision ordinances and building codes, licenses, health and environmental laws and regulations and all other applicable laws, ordinances, rules and regulations except for such non-compliance that would not reasonably be extended to have a Material Adverse Effect (as defined in the Loan Agreement).

1.4. Taxes and Other Charges. Mortgagor shall pay promptly when due all taxes, assessments, rates, dues, charges, fees, levies, fines, impositions, liabilities, obligations, liens and encumbrances of every kind and nature whatsoever now or hereafter imposed, levied or assessed upon or against the Mortgaged Property or any part thereof, or upon or against this Mortgage or Borrowers’ Liabilities; provided, however, that Mortgagor may in good faith contest the validity, applicability or amount of any tax, assessment or other charge, in accordance with the terms of the Loan Agreement.

1.5. Mechanic’s and Other Liens. Except as otherwise may be provided by the Loan Agreement, Mortgagor shall not permit or suffer any mechanic’s, laborer’s, materialman’s, statutory or other lien or encumbrance (other than any lien for taxes and assessments not yet due) to be created upon or against the Mortgaged Property; provided, however, that Mortgagor may in good faith, by appropriate proceedings, contest the validity, applicability or amount of any asserted lien, in accordance with the terms of the Loan Agreement.

1.6. Insurance and Condemnation.

1.6.1. Insurance Policies. Mortgagor shall, at its sole expense, obtain for, deliver to, assign to and maintain for the benefit of Agent, until Borrowers’ Liabilities are paid in full, such policies of insurance as are required by the Loan Agreement.

1.6.2. Adjustment of Loss; Application of Proceeds. Except as otherwise may be provided by the Loan Agreement, Agent is hereby authorized and empowered, at its option, to adjust or compromise any loss under any insurance policies covering the Mortgaged Property and to collect and receive the proceeds from any such policy or policies. The entire amount of such proceeds, awards or compensation shall be applied as provided in the Loan Agreement.

1.6.3. Condemnation Awards. Except as otherwise may be provided by the Loan Agreement, Agent shall be entitled to all compensation, awards, damages, claims, rights of action and proceeds of, or on account of, (i) any damage or taking, pursuant to the power of eminent domain, of the Mortgaged Property or any part thereof, (ii) damage to the Mortgaged Property by reason of the taking, pursuant to the power of eminent domain, of other property, or (iii) the alteration of the grade of any street or highway on or about the Mortgaged Property. Agent is hereby authorized, at its option, to commence, appear in and prosecute in its own or Mortgagor’s name any action or proceeding relating to any such compensation, awards, damages, claims, rights of action and proceeds and to settle or compromise any claim in connection therewith. Mortgagor hereby irrevocably appoints Agent as its attorney-in-fact for the purposes set forth in the preceding sentence.

1.6.4. Obligation to Repair. If all or any part of the Mortgaged Property shall be damaged or destroyed by fire or other casualty or shall be damaged or taken through the exercise of the power of eminent domain or other cause described in Section 1.6.3, Mortgagor shall promptly and with all due diligence restore and repair the Mortgaged Property to the extent that the proceeds, award or other compensation, or proceeds of the Loans, are made available to Mortgagor.

1.7. Agent May Pay; Default Rate. Upon Mortgagor’s failure to pay any amount required to be paid by Mortgagor under any provision of this Mortgage, Agent may pay the same. Mortgagor shall pay to Agent on demand the amount so paid by Agent together with interest at the Default Rate under the Loan Agreement after and the amount so paid by Agent, together with interest, shall be added to Borrowers’ Liabilities.

1.8. Care of the Mortgaged Property. Mortgagor shall preserve and maintain the Mortgaged Property in the condition required by the Loan Agreement.

1.9. Transfer or Encumbrance of the Mortgaged Property. Except as permitted by the Loan Agreement, Mortgagor shall not permit or suffer to occur any sale, assignment, conveyance, transfer, mortgage, lease or encumbrance of the Mortgaged Property, any part thereof, or any interest therein, without the prior written consent of Agent having been obtained.

1.10. Further Assurances. At any time and from time to time, upon Agent’s request, Mortgagor shall make, execute and deliver, or cause to be made, executed and delivered, to Agent, and where appropriate shall cause to be recorded, registered or filed, and from time to time thereafter to be re-recorded, re-registered and refiled at such time and in such offices and places as shall be deemed desirable by Agent, any and all such further mortgages, security agreements, financing statements, instruments of further assurance, certificates and other documents as Agent may consider reasonably necessary in order to effectuate or perfect, or to continue and preserve the obligations under, this Mortgage.

1.11. Assignment of Rents. The assignment of rents, income and other benefits contained in Section (E) of the Granting Clauses of this Mortgage shall be fully operative without any further action on the part of either party, and, specifically, Agent shall be entitled, at its option, upon the occurrence of an Event of Default hereunder, to all rents, income and other benefits from the Mortgaged Property, whether or not Agent takes possession of such property. Such assignment and grant shall continue in effect until Borrowers’ Liabilities are paid in full and all obligations of Agent and Lenders under the Loan Agreement have been terminated, the execution of this Mortgage constituting and evidencing the irrevocable consent of Mortgagor to the entry upon and taking possession of the Mortgaged Property by Agent pursuant to such grant, whether or not foreclosure proceedings have been instituted. Notwithstanding the foregoing, so long as no Event of Default has occurred, Mortgagor shall have the right and authority to continue to collect the rents, income and other benefits from the Mortgaged Property as they become due and payable but not more than thirty (30) days prior to the due date thereof.

1.12. After-Acquired Property. To the extent permitted by, and subject to, applicable law, the lien of this Mortgage shall automatically attach, without further act, to all property hereafter acquired by Mortgagor located in or on, or attached to, or used or intended to be used in connection with, or with the operation of, the Mortgaged Property or any part thereof.

1.13. Leases Affecting Mortgaged Property. Mortgagor shall comply with and perform in a complete and timely manner all of its obligations as landlord under all leases affecting the Mortgaged Property or any part thereof. The assignment contained in Sections (E) and (F) of the Granting Clauses shall not be deemed to impose upon Agent any of the obligations or duties of the landlord or Mortgagor provided in any lease.

1.14. Execution of Leases. Except as permitted by the Loan Agreement Mortgagor shall not permit any leases to be made of the Mortgaged Property, or to be modified, terminated, extended or renewed, without the prior written consent of Agent.

ARTICLE TWO

DEFAULTS

1.15. Event of Default. The term “Event of Default,” wherever used in this Mortgage, shall mean any one or more of the following events:

(a) Mortgagor shall fail to keep, perform, or observe any covenant, condition or agreement on the part of Mortgagor in this Mortgage, and such failure is not cured to Agent’s satisfaction within 10 days after the sooner to occur of any Borrower’s receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of any Borrower.

(b) The occurrence of an “Event of Default” under and as defined in the Loan Agreement or any of the other Loan Instruments.

ARTICLE THREE

REMEDIES

1.16. Acceleration of Maturity. If an Event of Default shall have occurred and is continuing, Agent may declare Borrowers’ Liabilities to be immediately due and payable, and upon such declaration Borrowers’ Liabilities shall immediately become and be due and payable without further demand or notice. The foregoing shall not be in limitation of any provision contained in any other Loan Instrument, including without limitation any such provision pursuant to which Borrowers’ Liabilities become immediately due and payable without action or election by Agent.

1.17. Agent’s Power of Enforcement. If an Event of Default shall have occurred and is continuing, Agent may, either with or without entry or taking possession as provided in this Mortgage or otherwise, and without regard to whether or not Borrowers’ Liabilities shall have been accelerated, and without prejudice to the right of Agent thereafter to bring an action of foreclosure or any other action for any default existing at the time such earlier action was commenced or arising thereafter, proceed by any appropriate action or proceeding:

(a) to enforce full payment and satisfaction of Borrowers’ Liabilities or the performance of any term hereof or any of the other Loan Instruments;

(b) to foreclose this Mortgage and to have sold, as an entirety or in separate lots or parcels, the Mortgaged Property; and

(c) to pursue any other remedy available to Agent. Agent may take action either by such proceedings or by the exercise of its powers with respect to entry or taking possession, or both, as Agent may determine.

1.18. Agent’s Right to Enter and Take Possession, Operate and Apply Income.

(a) If an Event of Default shall have occurred and is continuing, (i) Mortgagor, upon demand of Agent, shall forthwith surrender to Agent the actual possession of the Mortgaged Property, and to the extent permitted by law, Agent itself, or by such officers or agents as it may appoint, is hereby expressly authorized to enter and take possession of all or any portion of the Mortgaged Property and may exclude Mortgagor and its agents and employees wholly therefrom.

(b) If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after Agent’s demand, Agent may obtain a judgment or decree conferring on Agent the right to immediate possession or requiring Mortgagor to deliver immediate possession of all or part of the Mortgaged Property to Agent, to the entry of which judgment or decree Mortgagor hereby specifically consents. Mortgagor shall pay to Agent, upon demand, all costs and expenses of obtaining such judgment or decree and reasonable compensation to Agent, its attorneys and agents, and all such costs, expenses and compensation shall, until paid, be secured by the lien of this Mortgage.

(c) Upon every such entering upon or taking of possession, Agent, to the extent permitted by law, may hold, store, use, operate, manage and control the Mortgaged Property and conduct the business thereof.

(d) In addition to the foregoing, Agent shall have the right, in accordance with Sections 5/15-1701 and 5/15-1702 of the Illinois Mortgage Foreclosure Law, 735 ILCS 5/15-1101 et seq., Illinois Revised Statutes (as such law may be amended, restated or replaced (the “Act”), to be placed in possession of the Premises or at its request to have a receiver appointed, and such receiver, or Agent, if and when placed in possession, shall have, in addition to any other powers provided in this Mortgage, all powers, immunities, and duties as provided for in Sections 5/15-1701 and 5/15-1702 of the Act.

1.19. Receiver – Mortgagee in Possession. If an Event of Default shall have occurred and is continuing, Agent, to the extent permitted by law and without regard to the value of the Mortgaged Property or the adequacy of the security for the indebtedness and other sums secured hereby, shall be entitled as a matter of right and without any additional showing or proof, at Agent’s election, to either the appointment by the court of a receiver (without the necessity of Agent posting a bond) to enter upon and take possession of the Mortgaged Property and to collect all rents, income and other benefits thereof and apply the same as the court may direct or to be placed by the court into possession of the Mortgaged Property as mortgagee in possession with the same power herein granted to a receiver and with all other rights and privileges of a mortgagee in possession under law. The right to enter and take possession of and to manage and operate the Mortgaged Property, and to collect all rents, income and other benefits thereof, whether by a receiver or otherwise, shall be cumulative to any other right or remedy hereunder or afforded by law and may be exercised concurrently therewith or independently thereof. Agent shall be liable to account only for such rents, income and other benefits actually received by Agent. Notwithstanding the appointment of any receiver or other custodian, Agent shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by, or payable or deliverable under the terms of this Mortgage to Agent. Any such receiver shall have all of the rights and powers described in Section 15-1704 of the Act.

1.20. Leases. Agent is authorized to foreclose this Mortgage subject to the rights, if any, of any or all tenants of the Mortgaged Property, even if the rights of any such tenants are or would be subordinate to the lien of this Mortgage. Agent may elect to foreclose the rights of some subordinate tenants while foreclosing subject to the rights of other subordinate tenants.

1.21. Purchase by Agent. Upon any foreclosure sale, Agent may bid for and purchase all or any portion of the Mortgaged Property and, upon compliance with the terms of the sale, may hold, retain and possess and dispose of such property in its own absolute right without further accountability.

1.22. Application of Foreclosure Sale Proceeds. The proceeds of any foreclosure sale of the Mortgaged Property or any part thereof received by Agent shall be applied by Agent and Lenders to the indebtedness secured hereby in such order and manner as prescribed by the Loan Agreement.

1.23. Application of Indebtedness Toward Purchase Price. Upon any foreclosure sale, Agent may apply any or all of the indebtedness and other sums due to Lenders under the Notes, this Mortgage or any other Loan Instrument to the price paid by Agent at the foreclosure sale.

1.24. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor hereby waives any and all rights of redemption. Mortgagor further agrees, to the full extent permitted by law, that in case of an Event of Default, neither Mortgagor nor anyone claiming through or under it will set up, claim or seek to take advantage of any reinstatement, appraisement, valuation, stay or extension laws now or hereafter in force, or take any other action which would prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or the final and absolute putting into possession thereof, immediately after such sale, of the purchaser thereat. Mortgagor, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Mortgaged Property marshalled upon any foreclosure of the lien hereof and agrees that Agent or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety. Mortgagor acknowledges that the transaction of which this Mortgage is a part is a transaction which includes neither agricultural real estate, as defined in Section 15-1201 of the Act, nor residential real estate, as defined in Section 15-1219 of the Act, and to the full extent permitted by law, hereby voluntarily and knowingly waives its rights to reinstatement and redemption as allowed under Section 15-1601 of the Act.

1.25. Mortgagor to Pay Borrowers’ Liabilities in Event of Default; Application of Monies by Agent.

(a) Upon an Event of Default, Agent shall be entitled to sue for and to recover judgment against Mortgagor for Borrowers’ Liabilities due and unpaid together with costs and expenses, including, without limitation, the reasonable compensation, expenses and disbursements of Agent’s agents, attorneys and other representatives, either before, after or during the pendency of any proceedings for the enforcement of this Mortgage; and the right of Agent to recover such judgment shall not be affected by any taking of possession or foreclosure sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the terms of this Mortgage, or the foreclosure of the lien hereof.

(b) In case of a foreclosure sale of all or any part of the Mortgaged Property and of the application of the proceeds of sale to the payment of Borrowers’ Liabilities,

Agent shall be entitled to enforce all other rights and remedies under the Loan Instruments.

(c) Mortgagor hereby agrees, to the extent permitted by law, that no recovery of any judgment by Agent under any of the Loan Instruments, and no attachment or levy of execution upon any of the Mortgaged Property or any other property of Mortgagor, shall (except as otherwise provided by law) in any way affect the lien of this Mortgage upon the Mortgaged Property or any part thereof or any lien, rights, powers or remedies of Agent hereunder, but such lien, rights, powers and remedies shall continue unimpaired as before until Borrowers’ Liabilities are paid in full.

(d) Without limiting the generality of the foregoing, all expenses incurred by Agent to the extent reimbursable under Sections 15-1510 and 15-1512 of the Act, whether incurred before or after any decree or judgment of foreclosure, and whether enumerated in this Mortgage, shall be added to the indebtedness secured by this Mortgage or by the judgment of foreclosure.

1.26. Protective Advances.

(a) All advances, disbursements and expenditures made by Agent before and during a foreclosure, and before and after judgment of foreclosure, and at any time prior to sale, and, where applicable, after sale, and during the pendency of any related proceedings, for the following purposes, in addition to those otherwise authorized by this Mortgage or by the Act (collectively, “Protective Advances”), shall have the benefit of all applicable provisions of the Act, including those provisions of the Act herein below referred to:

(i) all advances by Agent in accordance with the terms of this Mortgage to: (A) preserve or maintain, repair, restore or rebuild the improvements upon the mortgaged real estate; (B) preserve the lien of this Mortgage or the priority thereof; or (C) enforce this Mortgage, as referred to in Subsection (b)(5) of Section 5/15-1302 of the Act;

(ii) payments by Agent of: (A) installments of principal, interest or other obligations in accordance with the terms of any senior mortgage or other prior lien or encumbrance; (B) installments of real estate taxes and assessments, general and special and all other taxes and assessments of any kind or nature whatsoever which are assessed or imposed upon the Mortgaged Property or any part thereof; (C) other obligations authorized by this Mortgage; or (D) with court approval, any other amounts in connection with other liens, encumbrances or interests reasonably necessary to preserve the status of title, as referred to in Section 5/15-1505 of the Act;

(iii) advances by Agent in settlement or compromise of any claims asserted by claimants under any senior mortgages or any other prior liens;

(iv) attorneys’ fees and other costs incurred: (A) in connection with the foreclosure of this Mortgage as referred to in Sections 1504 (d)(2) and 5/15-1510 of the Act; (B) in connection with any action, suit or proceeding brought by or against Agent for the enforcement of the Mortgage or arising from the interest of Agent hereunder; or (C) in the preparation for the commencement or defense of any such foreclosure or other action related to the Mortgage or the mortgaged real estate;

(v) Agent’s fees and costs, including attorneys’ fees, arising between the entry of judgment of foreclosure and the confirmation hearing as referred to in Subsection (b)(1) of Section 5/15-1508 of the Act;

(vi) expenses deductible from proceeds of sale as referred to in subsections (a) and (b) of Section 5/15-1512 of the Act;

(vii) expenses incurred and expenditures made by Agent for any one or more of the following: (A) premiums for casualty and liability insurance paid by Agent whether or not Agent or a receiver is in possession, if reasonably required, in reasonable amounts, and all renewals thereof, without regard to the limitation to maintaining of existing insurance in effect at the time any receiver or the Agent takes possession of the Premises imposed by Subsection (c)(1) of Section 5/15-1704 of the Act; (B) repair or restoration of damage or destruction in excess of available insurance proceeds or condemnation awards; and (C) payments required or deemed by Agent to be for the benefit of the Mortgaged Property or required to be made by the owner of the mortgaged real estate under any grant or declaration of easement, easement agreement, agreement with any adjoining land owners or instruments creating covenants or restrictions for the benefit of or affecting the Mortgaged Property.

(b) All Protective Advances shall be so much additional amounts or obligations secured by the Mortgage, and shall become immediately due and payable without notice and with interest thereon from the date of the advance until paid at the Default Rate.

(c) This Mortgage shall be a lien for all Protective Advances as to subsequent purchasers and judgment creditors from the time this Mortgage is recorded pursuant to Subsection (b)(5) of Section 5/15-1302 of the Act.

(d) All Protective Advances shall, except to the extent, if any, that any of the same is clearly contrary to or inconsistent with the provisions of the Act, apply to and be included in the:

(i) determination of the amount of obligations secured by this Mortgage at any time;

(ii) amount found due and owing to Agent in the judgment of foreclosure and any subsequent supplemental judgments, orders, adjudications or findings by the court of any additional amount becoming due after such entry of judgment, it being agreed that in any foreclosure judgment, the court may reserve jurisdiction for such purpose;

(iii) if the right of redemption has not been waived by Mortgagor, computation of amount required to redeem, pursuant to Subsections (d)(1) and (2) of Section 5/15-1603 of the Act;

(iv) determination of amount deductible from sale proceeds pursuant to Section 5/15-1512 of the Act;

(v) application of income in the hands of any receiver or mortgagee in possession; and

(vi) computation of any deficiency judgment pursuant to Subsections (b)(2) and (e) of Section 5/15-1508 and Section 5/15-1511 of the Act.

1.27. Business Loan. Grantor acknowledges and agrees that (a) the proceeds of the Indebtedness will be used in conformance with subparagraph (1)(l) of Section 4 of “An Act in relation to the rate of interest and other charges in connection with sales on credit and the lending of money,” approved May 24, 1879, as amended (815 ILCS 205/4 (1)(l); and (b) the Loans constitute business loans which come within the purview of said Section 4 (815 ILCS 205/4 et seq.).

1.28. Remedies Cumulative. No right, power or remedy conferred upon or reserved to Agent or Lenders by the Notes, the Loan Agreement, this Mortgage or any other Loan Instrument or any instrument evidencing or securing Borrowers’ Liabilities is exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under the Notes, the Loan Agreement or any other Loan Instrument or any instrument evidencing or securing Borrowers’ Liabilities, or now or hereafter existing at law, in equity or by statute.

ARTICLE FOUR

MISCELLANEOUS PROVISIONS

1.29. Heirs, Successors and Assigns Included in Parties. Whenever Mortgagor, Agent or Lenders are named or referred to herein, heirs and successors and assigns of such person or entity shall be included, and all covenants and agreements contained in this Mortgage shall bind the successors and assigns of Mortgagor, including any subsequent owner of all or any part of the Mortgaged Property and inure to the benefit of the successors and assigns of Agent and Lenders.

1.30. Notices. All notices, requests, reports, demands or other instruments required or contemplated to be given or furnished under this Mortgage to Mortgagor or Agent shall be directed to Mortgagor or Agent, as the case may be, in the manner and at the addresses for notice set forth in the Loan Agreement.

1.31. Headings. The headings of the articles, sections, paragraphs and subdivisions of this Mortgage are for convenience only, are not to be considered a part hereof, and shall not limit, expand or otherwise affect any of the terms hereof.

1.32. Invalid Provisions. In the event that any of the covenants, agreements, terms or provisions contained in this Mortgage shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein (or the application of the covenant, agreement, term held to be invalid, illegal or unenforceable, to persons or circumstances other than those in respect of which it is invalid, illegal or unenforceable) shall be in no way affected, prejudiced or disturbed thereby.

1.33. Changes. Neither this Mortgage nor any term hereof may be released, changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the release, change, waiver, discharge or termination is sought.

1.34. Governing Law. The validity and interpretation of this Mortgage shall be governed by and in accordance with the internal laws of the State of Illinois without regard to conflicts of law principles.

1.35. Limitation of Interest. The provisions of the Loan Agreement regarding the payment of lawful interest are hereby incorporated herein by reference.

1.36. Future Advances. This Mortgage is given to secure not only existing indebtedness, but also future advances (whether such advances are obligatory or are to be made at the option of Agent or Lenders, or otherwise) made by Agent or Lenders under the Notes or the Loan Agreement, to the same extent as if such future advances were made on the date of the execution of this Mortgage. The total amount of indebtedness that may be so secured may decrease or increase from time to time, but the principal amount of all indebtedness secured hereby shall, in no event, exceed $100,000,000 exclusive of interest thereon, and other costs, amounts and disbursements as provided herein and in the other Loan Instruments.

1.37. Last Dollar. The lien of this Mortgage shall remain in effect until the last dollar of Borrowers’ Liabilities is paid in full and all obligations of Agent and Lenders under the Loan Agreement have been terminated.

1.38. Release. Upon full payment and satisfaction of Borrowers’ Liabilities and the termination of all obligations of Agent and Lenders under the Loan Agreement, Agent shall issue to Mortgagor an appropriate release or satisfaction in recordable form.

1.39. Time of the Essence. Time is of the essence with respect to this Mortgage and all the provisions hereof.

1.40. Loan Agreement. The Loans are governed by terms and provisions set forth in the Loan Agreement and in the event of any conflict between the terms of this Mortgage and the terms of the Loan Agreement, the terms of the Loan Agreement shall control.

1.41. Replacement of Notes. Any one or more of the financial institutions which are or become a party to the Loan Agreement as Lenders may from time to time be replaced and, accordingly, one or more of the Notes may from time to time be replaced, provided that the terms of the Notes following such replacement shall remain the same. As the indebtedness secured by this Mortgage shall remain the same, such replacement of the Notes shall not be construed as a novation and shall not affect, diminish or abrogate Mortgagor’s liability under this Mortgage or the priority of this Mortgage.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, Mortgagor has caused this Real Property Mortgage to be executed by its duly authorized officer as of the day and year first above written.

POWER PROPERTIES, L.L.C., an Illinois limited liability company

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Signature Page to Mortgage

ACKNOWLEDGMENT

STATE OF Wisconsin	)
	)	SS
COUNTY OF Milwaukee	)

I, David B. Schulz, a Notary Public in and for and residing in said County and State, DO HEREBY CERTIFY THAT Gary Winemaster, the President and Chief Executive Officer of The W Group, Inc., the Sole Managing Member of POWER PROPERTIES, L.L.C., an Illinois limited liability company, personally known to me to be the same persons whose name is subscribed to the foregoing instrument appeared before me this day in person and acknowledged that   x   he signed and delivered said instrument as his own free and voluntary act and as the free and voluntary act of said limited liability company for the uses and purposes therein set forth.

GIVEN under my hand and notarial seal this 8th day of April, 2011.

/s/ David B. Schulz
Notary Public

My Commission ~~Expires~~ is permanent:

Acknowledgment Page to Mortgage

EXHIBIT A

Legal Description

LOT 225-1 IN FOREST CREEK UNIT 2B, BEING A RESUBDIVISION OF LOTS 225, 226, 227 AND THE NORTH 10 FEET OF LOT 228 IN FOREST CREEK UNIT 2, IN SECTION 9, TOWNSHIP 40 NORTH, RANGE 11, EAST OF THE THIRD PRINCIPAL MERIDIAN, ACCORDING TO THE PLAT OF UNIT 2B RECORDED APRIL 29, 1983 AS DOCUMENT R83-25062 IN DUPAGE COUNTY, ILLINOIS.

Street Address: 655 Wheat Lane, Wood Dale

PIN: 03-09-204-015

TRADEMARK SECURITY AGREEMENT

THIS TRADEMARK SECURITY AGREEMENT (as amended or otherwise modified from time to time, the “Agreement”) is made as of this 29th day of April, 2011 by XISync LLC, an Illinois limited liability company (“Grantor”), in favor of HARRIS N.A., an Illinois banking corporation, in its capacity as Agent for the Lenders party to the Loan and Security Agreement (defined below) (“Grantee”).

W I T N E S S E T H

WHEREAS, Grantor, certain Affiliates of Grantor, Grantee and Lenders are entering into that certain Loan and Security Agreement of even date herewith (as amended or otherwise modified from time to time, the “Loan and Security Agreement”), pursuant to which Grantee and Lenders will make loans and other financial accommodations to or for the benefit of Grantor and certain of its Affiliates; and

WHEREAS, pursuant to the terms of that certain Loan and Security Agreement, Grantor has granted to Grantee a security interest in substantially all of the assets of Grantor, including, without limitation, all right, title and interest of Grantor in, to and under all now owned and hereafter acquired or arising trademark applications and trademarks, trade names and trademark licenses (other than “intent to use” applications until a verified statement of use or an amendment to alleged use is filed with respect to such applications) (collectively, “Trademarks”) to secure the payment of all amounts owing by Grantor and the other Borrowers to Grantee and Lenders under the Loan and Security Agreement.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Grantor agrees as follows:

1. Incorporation of Loan and Security Agreement. The Loan and Security Agreement and the terms and provisions thereof are hereby incorporated herein in their entirety by this reference thereto. All terms capitalized but not otherwise defined herein shall have the same meanings herein as in the Loan and Security Agreement.

2. Grant and Reaffirmation of Grant of Security Interests. To secure the complete and timely payment and satisfaction of the Obligations, Grantor hereby grants to Grantee, and hereby reaffirms its prior grant pursuant to the Loan and Security Agreement of, a continuing security interest in Grantor’s entire right, title and interest in and to the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether now owned or existing or hereafter created or acquired:

(i) each Trademark listed on Schedule 1 annexed hereto, together with any renewals thereof, and all of the goodwill of the business connected with the use of, and symbolized by, each Trademark; and

(ii) all products and proceeds of the forgoing, including without limitation, any claim by Grantor against third parties for past, present or future (a) infringement or dilution of any Trademark, or (b) injury to the goodwill associated with any Trademark.

3. Warranties and Representations. Grantor warrants and represents to Grantee that:

(i) Grantor is the sole and exclusive owner of the entire right, title and interest in and to each Trademark purported to be owned by it as set forth on Schedule 1 hereto, free and clear of any liens, charges and encumbrances, including without limitation licenses and covenants by Grantor not to sue third persons, except for Permitted Liens;

(ii) Grantor has no notice of any suits or actions commenced or threatened with reference to any Trademark; and

(iii) Grantor has the unqualified right to execute and deliver this Agreement and perform its terms.

4. Restrictions on Future Agreements. Grantor agrees that until the Obligations shall have been satisfied in full and the Loan and Security Agreement have been terminated, Grantor shall not, without the prior written consent of Grantee, sell or assign its interest in, or grant any license under, any Trademark or enter into any other agreement with respect to any Trademark, except for Permitted Liens, and Grantor further agrees that it shall not take any action or permit any action to be taken by others subject to its control, including licensees, or fail to take any action which would affect the validity or enforcement of the rights transferred to Grantee under this Agreement.

5. Product Quality. Grantor agrees (i) to maintain the quality of any and all products in connection with which the Trademarks are used, and (ii) to provide Grantee, upon Grantee’s request from time to time, with a certificate of an officer of Grantor certifying Grantors’ compliance with the foregoing.

6. New Trademarks. If, before the Obligations shall have been satisfied in full or before the Loan and Security Agreement has been terminated, Grantor shall (i) become aware of any existing Trademarks of which Grantor has not previously informed Grantee, (ii) adopt any new Trademarks of which Grantor has not previously informed Grantee or (iii) file any “intent to use” application or statement of use or amendment to allege use with respect to any Trademark that is not in existence on the date hereof, the provisions of this Agreement shall automatically apply thereto and Grantor shall give to Grantee prompt written notice thereof. Grantor hereby authorizes Grantee to unilaterally modify this Agreement following the date hereof without further consent of or notice to Grantor by amending Schedule 1 to include any such Trademarks.

7. Litigation. If, before the Obligations shall have been satisfied in full or before the Credit Agreement and the Security Agreement have been terminated, Grantor shall become aware of any suits or actions commenced or threatened with reference to any Trademark, Grantor shall, if required by the Loan Agreement, give to Grantee prompt written notice thereof.

8. Duties of Grantors. Grantor shall, to the extent deemed reasonably necessary for the conduct of its business, (i) file and prosecute diligently any trademark applications pending as of the date hereof or hereafter, (ii) preserve and maintain all rights in the Trademarks, as reasonably deemed appropriate by Grantor and (iii) ensure that the Trademarks are and remain enforceable.

9. Grantee’s Right to Sue. After an Event of Default, Grantee shall have the right, but shall in no way be obligated, to bring suit in its own name to enforce the Trademarks and, if Grantee shall commence any such suit, Grantor shall, at the request of Grantee, do any and all lawful acts and execute any and all proper documents required by Grantee in aid of such enforcement and Grantor shall promptly, upon demand, reimburse and indemnify Grantee for all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Grantee in the exercise of its rights under this Section 9.

10. Cumulative Remedies; Power of Attorney. Grantee hereby acknowledges and affirms that the rights and remedies with respect to the Trademarks, whether established hereby or by the Loan and Security Agreement, or by any other agreements or by law shall be cumulative and may be exercised singularly or concurrently. Grantor hereby authorizes Grantee upon the occurrence of an Event of Default, to make, constitute and appoint any officer or agent of Grantee as Grantee may select, in its sole discretion, as Grantor’s true and lawful attorney-in-fact, with power to (i) endorse Grantor’s name on all applications, documents, papers and instruments necessary or desirable for Grantee in the use of the Trademarks, (ii) take any other actions with respect to the Trademarks as Grantee deems to be in the best interest of Grantee, (iii) grant or issue any exclusive or non-exclusive license under the Trademarks to anyone, or (iv) assign, pledge, convey or otherwise transfer title in or dispose of the Trademarks to anyone. Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney shall be irrevocable until the Obligations shall have been paid in full and the Loan and Security Agreement have been terminated. Grantor hereby further acknowledges and agrees that the use by Grantee of the Trademarks shall be worldwide, except as limited by their terms, and without any liability for royalties or related charges from Grantee to Grantor.

[Signature Page Follows]

IN WITNESS WHEREOF, Grantor has duly executed this Trademark Security Agreement as of the date first written above.

XISYNC LLC,
an Illinois limited liability company

By: The W Group, Inc., Sole Managing Member

By	/s/ Gary Winemaster
Name	Gary Winemaster
Title	President and Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED BY:

HARRIS N.A.,
as Agent

By	/s/ William Kennedy
Name	William Kennedy
Title	Vice President

Signature Page to Trademark Security Agreement (XISync)

SCHEDULE 1

TRADEMARKS

Trademark	Serial No.	U.S. Registration No.	Registration Date

MASTERTRACK	76412938	2854543	June 15, 2004

April 29, 2011

Power Solutions International, Inc.

The W Group, Inc.

Power Solutions, Inc.

Power Great Lakes, Inc.

Auto Manufacturing, Inc.

Torque Power Source Parts, Inc.

Power Properties, L.L.C.

Power Production, Inc.

Power Global Solutions, Inc.

PSI International, LLC

XISync LLC

655 Wheat Lane

Wood Dale, Illinois 60601

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement of even date herewith (the “Loan Agreement”) among Power Solutions International, Inc., a Nevada corporation, The W Group, Inc., a Delaware corporation, Power Solutions, Inc., an Illinois corporation, Power Great Lakes, Inc., an Illinois corporation, Auto Manufacturing, Inc., an Illinois corporation, Torque Power Source Parts, Inc., an Illinois corporation, Power Properties, L.L.C., an Illinois limited liability company, Power Production, Inc., an Illinois corporation, Power Global Solutions, Inc., an Illinois corporation, PSI International, LLC, an Illinois limited liability company, and XISync LLC, an Illinois limited liability company (each, a “Borrower” and collectively, the “Borrowers”), HARRIS N.A. (“Harris”), (Harris acting as such agent and any successor or successors to Harris acting in such capacity being hereinafter referred to as the “Agent”) and the lenders party thereto (“Lenders”). All capitalized terms used in this letter and not otherwise defined herein shall have the same meanings herein as in the Loan Agreement.

As an accommodation to the Borrowers, Agent and the Lenders have agreed to execute the Loan Agreement and to make Loans thereunder notwithstanding that certain conditions to closing have not been satisfied. In consideration of such accommodation, Borrowers and Agent hereby agree as follows:

1.

Borrowers agree to use commercially reasonable efforts to obtain bill and hold agreements that Agent is permitted to rely on in form and substance reasonably satisfactory to Agent (each, a “Bill and Hold Agreement”) from the date hereof through the date that is thirty (30) days following the date hereof (such period, the “Post-Closing Period”) from the following Account Debtors of Borrowers: Kohler Co., Cummins Power Generation, MTU Onsite Energy Corporation and Bandit Industries (each a “Bill and Hold Account Debtor” and collectively, the “Bill and Hold Account Debtors”). The failure of Borrowers to use commercially reasonable efforts to obtain such Bill and Hold Letters shall constitute an Event of Default; provided, however, that the failure to obtain a Bill and Hold Letter from any Bill and Hold Account Debtor shall not itself constitute an Event of Default. Borrowers, Agent and Lenders hereby agree that, solely during the Post-Closing Period, up to $2,000,000 of Accounts in the aggregate from the Bill and Hold Account Debtors shall be deemed to constitute Accounts included in the parenthetical set forth in clause (xi) of the definition of Eligible Accounts (such that such Accounts may constitute Eligible Accounts so long as they do not otherwise fail to constitute Eligible Accounts pursuant to the definition thereof) whether or not a bill and hold agreement has been obtained from the applicable Bill and Hold Account Debtor. Upon the expiration of the Post-Closing Period, any such Accounts that were determined to be Eligible Accounts based on the operation of this Section 1 with respect to which the applicable Bill and Hold Account Debtor has not delivered a Bill and Hold Agreement shall cease to be Eligible Accounts.

2.

Borrowers agree to use commercially reasonable efforts to obtain satisfactory landlord’s agreements or bailee letters, as applicable, in form and substance reasonably satisfactory to Agent (each a “Collateral Access Agreement”) during the Post-Closing Period with respect to (i) the following leased locations of the Borrowers: 176 Mittel Drive, Wood Dale, Illinois, 1455 Michael Drive, Wood Dale, Illinois, and 950 Arthur Ave., Elk Grove Village, Illinois, and (ii) the following bailee or warehouseman locations of the Borrowers: D&S Distribution, Vconverter Corporation, Intertek USA, Inc., Chick Packaging Midwest, American CNC Machine Co., Lloyd’s Machine Shop Inc. and E Controls, Inc. (each location described in clauses (i) and (ii) of this Section 2, a “Collateral Access Location”). The failure of Borrowers to use commercially reasonable efforts to obtain such Collateral Access Agreements shall constitute an Event of Default; provided, however, that the failure to obtain any such Collateral Access Agreement shall not itself constitute an Event of Default. Borrowers, Agent and Lenders hereby agree that, solely during the Post-Closing Period, Inventory located at a Collateral Access Location may constitute Eligible Inventory if it satisfies the other requirements of the definition of Eligible Inventory notwithstanding that a Collateral Access Agreement has not been obtained with respect to such Collateral Access Location as contemplated by clause (vii) of the definition of Eligible Inventory and notwithstanding that Agent has not established an applicable Rent and Charges Reserve with respect to such Collateral Access Location. Upon the expiration of the Post-Closing Period, any such Inventory that was determined to be Eligible Inventory based on the operation of this Section 2 that is located at a Collateral Access Location with respect to which a Collateral Access Agreement has not been delivered to Agent prior to the expiration of the Post-Closing Period shall be excluded from Eligible Inventory unless Agent has established an applicable Rent and Charges Reserve with respect to such Collateral Access Location.

3.

Borrowers agree to deliver, within forty-five (45) days of the date hereof (or such later date, if any, consented to by Agent in its sole discretion), to Agent, for the benefit of Agent and Lenders, a final, certified, originally signed and sealed survey (the “Survey”) for the parcel of owned real property commonly known as 655 Wheat Lane, Wood Dale, Illinois 60191 (the “Property”), in a form that is reasonably satisfactory to Agent. Additionally, within fifteen (15) days of receipt of such Survey (or such later date, if any, consented to by Agent in its sole discretion), Borrowers shall cause a title company satisfactory to Agent to issue a

Title Policy in favor of Agent, for the benefit of Agent and Lenders, which Title Policy shall (x) not contain any exceptions that do not affect the Property covered by such Title Policy, (y) contain any endorsements to the Title Policy as reasonably requested by Agent and as otherwise permitted by Illinois law, and (z) otherwise be in form reasonably satisfactory to Agent. As used herein, “Title Policy” shall mean a “2006 ALTA Lenders Policy of Title Insurance” reasonably acceptable to Agent, insuring that the lien of the Mortgage is a valid first lien on the Property covered by such Title Policy, subject only to exceptions to title approved by Agent, including any reinsurance and endorsements required by Agent (including, to the extent applicable, without limitation Revolving Credit/Future Advance; Zoning (ALTA 3.1 with parking); Survey; Tax Parcel; Variable Rate; Access; Last Dollar; First Loss; Contiguity; and Comprehensive, to the extent said endorsements are available under Illinois law). The failure of Borrowers to satisfy any requirement in this Section 3 on or prior to the required date set forth in this Section 3 for the satisfaction of such requirement shall constitute an Event of Default.

[signature pages follow]

Please acknowledge your agreement to be bound by the foregoing by signing this letter and delivering it to Agent.

HARRIS N.A., as Agent and as the sole existing Lender

By:	/s/ William Kennedy
Name:	William Kennedy
Title:	Vice President

Signature Page to Post Closing Letter

ACKNOWLEDGED AND AGREED TO

this 29th day of April, 2011

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

THE W GROUP, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GREAT LAKES, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

AUTO MANUFACTURING, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Signature Page to Post Closing Letter

TORQUE POWER SOURCE PARTS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER PROPERTIES, L.L.C.

By: The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER PRODUCTION, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GLOBAL SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

PSI INTERNATIONAL, LLC

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	Manager

XISYNC LLC

By: The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Signature Page to Post Closing Letter

HARRIS N.A.

111 West Monroe Street

Chicago, Illinois 60603

April 29, 2011

Power Solutions International, Inc.

The W Group, Inc.

Power Solutions, Inc.

Power Great Lakes, Inc.

Auto Manufacturing, Inc.

Torque Power Source Parts, Inc.

Power Properties, L.L.C.

Power Production, Inc.

Power Global Solutions, Inc.

PSI International, LLC

XISync LLC

Ladies and Gentlemen:

Reference is hereby made to that certain Loan and Security Agreement of even date herewith (the “Loan and Security Agreement”; capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Loan and Security Agreement) among Power Solutions International, Inc., The W Group, Inc., Power Solutions, Inc., Power Great Lakes, Inc., Auto Manufacturing, Inc., Torque Power Source Parts, Inc., Power Properties, L.L.C., Power Production, Inc., Power Global Solutions, Inc., PSI International, LLC, XISync LLC (collectively, the “Borrowers”), Harris N.A. (“Harris”), as a lender and as Agent (“Agent”), and the other lenders from time to time party thereto, and various other agreements providing for the making of Loans and advances and other financial accommodations to or for the benefit of Borrowers.

Each Borrower hereby agrees to pay to Agent, on a joint and several basis, in addition to, and not in lieu of, all other fees charged to Borrowers under the Loan Documents (i) on the Closing Date, a non-refundable closing fee, for Agent’s own account, equal to $175,000, which fee shall be fully earned and payable on the Closing Date, and (ii) on the Closing Date and on each year anniversary of the Closing Date until the end of the Term (as defined in the Loan and Security Agreement), in advance, a non-refundable collateral monitoring fee, for Agent’s own account, in consideration of Agent’s service as “Agent” under the Loan and Security Agreement, each in an amount equal to $15,000. Each installment of the collateral monitoring fee shall be fully earned and payable when due.

Power Solutions International, Inc. et al.

April 29, 2011

This letter is the fee letter referred to in Section 3.3 of the Loan and Security Agreement. Please indicate your agreement and acceptance of the terms of this letter by signing below where indicated.

[Signature Page Follows]

Very truly yours,

HARRIS N.A., as Administrative Agent

By	/s/ William Kennedy
Name:	William Kennedy
Title:	Vice President

Signature Page to Fee Letter

Agreed to and Accepted

this 29th day of April, 2011

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

THE W GROUP, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GREAT LAKES, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

AUTO MANUFACTURING, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Signature Page to Fee Letter

TORQUE POWER SOURCE PARTS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER PROPERTIES, L.L.C.

By: The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER PRODUCTION, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GLOBAL SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

PSI INTERNATIONAL, LLC

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	Manager

XISYNC LLC

By: The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Signature Page to Fee Letter

ASSIGNMENT OF BUSINESS INTERRUPTION INSURANCE

POLICY AS COLLATERAL SECURITY

(This form does not change the beneficiary of the policy)

Policy No.: 35872644	Insured: Power Solutions International, Inc.
(herein called “Policy”)	and each of its subsidiaries

issued or assumed by

Federal Insurance Company

(herein called “Insurer”)

For value received, all right, title and interest of the undersigned in this policy is hereby assigned to:

HARRIS N.A., as Agent,

with an address at

111 West Monroe

Chicago, Illinois 60603

(being referred to herein, together with their executors, administrators, successors or assigns, as an “Assignee”) with the right to exercise any and all rights and privileges thereunder, subject to all the terms and conditions of the Policy and to all superior liens, if any, which the Insurer may have against the Policy. Each of the undersigned agrees and Assignee by the acceptance of this assignment agrees to the conditions and provisions hereof.

(i) It is agreed that, without detracting from the generality of the foregoing, the following rights are included in this assignment:

(1)	The sole right to collect from the Insurer the net proceeds of the Policy; and

(2)	The sole right to exercise all rights permitted by the terms of the Policy or allowed by the Issuer, and to receive all benefits and advantages derived therefrom.

(ii) This assignment is made and the Policy is to be held as collateral security for any and all liabilities of any of the undersigned to Assignee, either now existing or that may hereafter arise between any of the undersigned and Assignee (all of which liabilities secured or to become secured are herein called “Liabilities”).

(iii) Assignee covenants and agrees with the undersigned that any balance of sums received hereunder from the Insurer remaining after payment of the then existing Liabilities shall be paid by the Assignee to the persons entitled thereto under the terms of the Policy had this assignment not been executed.

(iv) The Insurer is hereby authorized to recognize Assignee’s claim to rights hereunder without investigating the reasons for any action taken by Assignee, or the validity or the amount of the Liabilities or the existence of any default therein, or the application to be made by Assignee of any amounts to be paid to Assignee. The sole signature of Assignee shall be sufficient for the exercise of any rights under the Policy assigned hereby and the sole receipt of Assignee for any sums received shall be a full discharge and release therefor to the Insurer with respect to such payments.

(v) Assignee shall be under no obligation to pay any premium, or any other charges on the Policy, but any such amounts so paid by Assignee from its own funds shall become a part of the Liabilities hereby secured and shall be due immediately.

(vi) The exercise of any right or privilege given herein to Assignee shall be at the option of Assignee, but Assignee may exercise any such right or privilege without notice to, or assent by, or affecting the liability of, or releasing any interest hereby assigned to any of the undersigned.

(vii) Assignee may take or release other security, may release any party primarily or secondarily liable for any of the Liabilities, may grant extensions, renewals or indulgences with respect to the Liabilities, or may apply to the Liabilities proceeds of the Policy hereby assigned or any amount received on account of the Policy by the exercise of any right permitted under this assignment, without resorting or regard to other security.

(viii) This assignment shall apply to and be effective under any policy issued in exchange for the Policy or as a renewal or conversion thereof.

The validity of this assignment is hereby guaranteed by the undersigned.

Signed on April 29, 2011

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

THE W GROUP, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GREAT LAKES, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

AUTO MANUFACTURING, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Signature Page to Collateral Assignment of Business Interruption Insurance Policy

TORQUE POWER SOURCE PARTS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER PROPERTIES, L.L.C.

By: The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER PRODUCTION, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

POWER GLOBAL SOLUTIONS, INC.

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

PSI INTERNATIONAL, LLC

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	Manager

XISYNC LLC

By: The W Group, Inc., Sole Managing Member

By:	/s/ Gary Winemaster
Name:	Gary Winemaster
Title:	President and Chief Executive Officer

Signature Page to Collateral Assignment of Business Interruption Insurance Policy